Exhibit 10.6

Execution Version

CREDIT AGREEMENT

among

KONTOOR BRANDS, INC.,

LEE WRANGLER INTERNATIONAL SAGL,

Other Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders

from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of May 17, 2019

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, BOFA SECURITIES, INC.,

HSBC SECURITIES INC. and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

BNP PARIBAS, CITIBANK, N.A., ING BANK N.V., DUBLIN BRANCH, PNC BANK,

NATIONAL ASSOCIATION, SANTANDER BANK, N.A. and SUNTRUST BANK,

as Co-Documentation Agents,

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, HSBC BANK USA, NATIONAL

ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

i

3.5.	Reimbursement Obligation of the Borrowers	94
3.6.	Obligations Absolute	94
3.7.	Letter of Credit Payments	95
3.8.	Applications	96
3.9.	Provisions Related to Letters of Credit in Respect of Extended Revolving Commitments	96

SECTION 4.	REPRESENTATIONS AND WARRANTIES	96

4.1.	Financial Condition	96
4.2.	No Change	96
4.3.	Existence; Compliance with Law	96
4.4.	Power; Authorization; Enforceable Obligations	97
4.5.	No Legal Bar	97
4.6.	Litigation	97
4.7.	No Default	97
4.8.	Ownership of Property	97
4.9.	Intellectual Property	98
4.10.	Taxes	98
4.11.	Compliance with Swiss Non-Bank Rules	98
4.12.	Federal Regulations	98
4.13.	Labor Matters	98
4.14.	ERISA	98
4.15.	Investment Company Act; Other Regulations	99
4.16.	Subsidiaries	99
4.17.	Use of Proceeds	99
4.18.	Environmental Matters	99
4.19.	Accuracy of Information, etc.	100
4.20.	Security Documents	100
4.21.	Solvency	101
4.22.	Anti-Corruption Laws and Sanctions	101
4.23.	EEA Financial Institutions	101

SECTION 5.	CONDITIONS PRECEDENT	101

5.1.	Conditions to the Closing Date	101
5.2.	Conditions to Each Extension of Credit	103

SECTION 6.	AFFIRMATIVE COVENANTS	103

6.1.	Financial Statements	103
6.2.	Certificates; Other Information	104
6.3.	Payment of Taxes	105
6.4.	Maintenance of Existence; Compliance	105
6.5.	Maintenance of Property; Insurance	105
6.6.	Inspection of Property; Books and Records; Discussions	105
6.7.	Notices	105
6.8.	Environmental Laws	106
6.9.	Additional Collateral, etc.	106
6.10.	Designation of Subsidiaries	108
6.11.	Post-Closing Real Estate Deliverables	109
6.12.	Post-Closing Obligations	110
6.13.	Maintenance of Ratings	110

ii

SECTION 7.	NEGATIVE COVENANTS	110

7.1.	Financial Condition Covenants	110
7.2.	Indebtedness	111
7.3.	Liens	115
7.4.	Fundamental Changes	119
7.5.	Disposition of Property	120
7.6.	Restricted Payments	123
7.7.	[Reserved]	124
7.8.	Investments	124
7.9.	[Reserved]	129
7.10.	Transactions with Affiliates	129
7.11.	Sales and Leasebacks	130
7.12.	Changes in Fiscal Periods	130
7.13.	Negative Pledge Clauses	131
7.14.	Lines of Business	132
7.15.	Optional Payments and Modifications of Subordinated Indebtedness	132
7.16.	Use of Proceeds	133

SECTION 8.	EVENTS OF DEFAULT	133

SECTION 9.	THE AGENTS	136

9.1.	Appointment	136
9.2.	Delegation of Duties	137
9.3.	Exculpatory Provisions	137
9.4.	Reliance by Administrative Agent	137
9.5.	Notice of Default	137
9.6.	Non-Reliance on Agents and Other Lenders	138
9.7.	Indemnification	138
9.8.	Agent in Its Individual Capacity	138
9.9.	Successor Administrative Agent	138
9.10.	Certain ERISA Matters	139
9.11.	Agents	140
9.12.	Credit Bidding	140

SECTION 10.	MISCELLANEOUS	141

10.1.	Amendments and Waivers	141
10.2.	Notices	143
10.3.	No Waiver; Cumulative Remedies	143
10.4.	Survival of Representations and Warranties	143
10.5.	Payment of Expenses	144
10.6.	Successors and Assigns; Participations and Assignments	145
10.7.	Adjustments; Set-off	149
10.8.	Counterparts	150
10.9.	Severability	150
10.10.	Integration	150

iii

10.11.	GOVERNING LAW	150
10.12.	Submission To Jurisdiction; Waivers	151
10.13.	[Reserved]	152
10.14.	Releases of Guarantees and Liens	152
10.15.	Confidentiality	153
10.16.	WAIVERS OF JURY TRIAL	154
10.17.	Patriot Act	154
10.18.	No Fiduciary Duty	154
10.19.	Usury	155
10.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	155
10.21.	Conversion of Currencies	155
10.22.	Separate Obligations	156
10.23.	Several Obligations	156
10.24.	MIRE Events	156

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Letters of Credit
1.1D	Permitted Cash Pooling Agreements
1.1E	Loan Parties
1.1F	Excluded Subsidiary
4.1	Material Obligations
4.4	Consents, Authorizations, Filings and Notices
4.16	Subsidiaries
4.20(a)	Financing Statements/Filing Offices
4.20(b)	Mortgage Filing Jurisdictions
6.12	Post-Closing Obligations
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.3(m)	Existing Receivables Financing/ Existing Supply Chain Financing
7.5	Dispositions
7.8(h)	Existing Investments
7.10	Transactions with Affiliates
7.13	Negative Pledge

EXHIBITS:

A-1	Form of Guarantee Agreement
A-2	Form of Collateral Agreement
B	Form of Compliance Certificate
C	Form of Legal Opinions
D	Form of Joinder Agreement

iv

E	Form of Assignment and Assumption
F	Form of U.S. Tax Compliance Certificate
G	Form of Solvency Certificate
H	Form of Administrative Questionnaire

v

CREDIT AGREEMENT, dated as of May 17, 2019, among KONTOOR BRANDS, INC., a North Carolina corporation (the “Company”), LEE WRANGLER INTERNATIONAL SAGL, a Società a Garanzia Limitata organized under the laws of Switzerland and a Subsidiary of the Company (“Lee Wrangler”), any other Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

RECITALS

WHEREAS, the Board of Directors of V.F. Corporation (“VF”) has determined that it is in the best interest of VF and its stockholders to distribute to the holders of the issued and outstanding shares of common stock of VF, by means of a pro rata distribution, all of the issued and outstanding shares of common stock of the Company (the “Distribution”), a wholly owned subsidiary of VF. In anticipation of the foregoing, it is intended that, prior to the Distribution, the Company will directly or indirectly fund a cash transfer to members of VF’s group (the “Closing Date Cash Transfer”), in each case as more fully described in the Form 10 and Separation and Distribution Agreement;

WHEREAS, in connection therewith, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of senior secured credit facilities in an aggregate amount of $1,550,000,000 comprised of (i) a $750,000,000 term loan A facility, (ii) a $300,000,000 term loan B facility and (iii) a $500,000,000 revolving credit facility, the proceeds of which will be used, among other things, to finance the Closing Date Cash Transfer; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan denominated in U.S. Dollars with a one-month interest period commencing on such day plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.18 hereof, then ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Additional Lender”: as defined in Section 2.27(b).

“Additional Refinancing Lender”: as defined in Section 2.30(a).

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in the form of Exhibit H or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Foreign Currency”: as defined in Section 2.18(a)(iii).

“Affiliate”: as to any Person, any other Person that, at any time, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: as defined in Section 10.6(k).

“Agents”: the collective reference to the Co-Documentation Agents, the Co-Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners and the Administrative Agent.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency”: as defined in Section 10.21(b).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“All-in Yield”: with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case, payable generally to the applicable lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity; provided further that “All-in Yield” shall not include arrangement fees, structuring fees, consent fees or other fees in each case not paid to the applicable lenders generally.

“Allocation Date”: as defined in Section 2.10(d).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Corporate Rating Level”: as defined in the Pricing Grid.

“Applicable Creditor”: as defined in Section 10.21(b).

“Applicable Intercreditor Agreement”: a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable.

“Applicable Margin”: (a) for each Type of Revolving Loan, Swingline Loan and Tranche A Term Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans / Canadian Prime Rate Loans	Eurodollar Loans / Overnight LIBOR Loans / CDOR Loans
Revolving Loans, Swingline Loans and Tranche A Term Loans	0.75%	1.75%

provided that from and after the first Adjustment Date occurring after the completion of the first full fiscal quarter ending after the Closing Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Pricing Grid; and

(b) for each Type of Tranche B Term Loan, a rate per annum equal to (i) 4.25% for Tranche B Term Loans that are Eurodollar Loans and (ii) 3.25% for Tranche B Term Loans that are ABR Loans.

“Applicable Minimum Amount”: in the case of Revolving Loans, an amount equal to (i) if such Loans are denominated in Pounds Sterling, £5,000,000 or a whole multiple of £1,000,000 in excess thereof, (ii) if such Loans are denominated in Euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof, (iii) if such Loans are denominated in Canadian Dollars, CAD$5,000,000 or a whole multiple of CAD$1,000,000 in excess thereof, (iv) if such Loans are denominated in Swiss Francs, CHF5,000,000 or a whole multiple of CHF1,000,000 in excess thereof and (v) if such Loans are denominated in Yen, ¥500,000,000 or a whole multiple of ¥100,000,000 in excess thereof.

“Applicable Prepayment Percentage”: with respect to any prepayment of the Term Loans required pursuant to Section 2.13(b) in connection with any Asset Sale or Recovery Event (i) if the Senior Secured Leverage Ratio is less than 2.00 to 1.00 as of the last day of the most recently ended Test Period, 50% or (ii) otherwise, 100%.

“Application”: with respect to an Issuing Lender, an application, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to issue or amend a Letter of Credit.

“Arrangers”: JPMorgan Chase Bank, N.A., Barclays Bank PLC, BofA Securities, Inc., Wells Fargo Securities, LLC and HSBC Securities.

“Asset Sale”: any Disposition of property or series of related Dispositions of property permitted by clause (h) or clause (k) of Section 7.5 that yields Net Cash Proceeds to the Company or any of its Subsidiaries of greater than $10,000,000 (the “Asset Sale Threshold”).

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Assignor”: as defined in Section 10.6(c).

“Auto-Extension Letter of Credit”: as defined in Section 3.1(a).

“Available Amount”: at any time, an amount equal to, without duplication:

(a) the sum of:

(i) greater of (x) $60,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis; plus

(ii) the CNI Growth Amount; plus

(iii) the amount of any capital contributions to or other proceeds of any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary) received by the Company or any of its Subsidiaries, plus the fair market value (as determined by the Company in good faith) of Cash Equivalents, marketable securities or other property received by the Company or any Subsidiary as a capital contribution or in return for any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Company or any Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Company or any Subsidiary), which has been converted into or exchanged for Capital Stock of the Company or any Subsidiary that does not constitute Disqualified Capital Stock, together with the fair market value of any cash or Cash Equivalents (as determined by the Company in good faith) and the fair market value (as determined by the Company in good faith) of any property or assets received by the Company or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Company or any Subsidiary) of any Investment made pursuant to Section 7.8(l) in an amount, together with amounts added pursuant to clauses (vi) and (vii)(C), not to exceed the original Investment; plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made pursuant to Section 7.8(l) in an amount, together with amounts added pursuant to clauses (v) and (vii)(C), not to exceed the original Investment; plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.8(l) in any Unrestricted Subsidiary that has been re-designated as a Subsidiary, (B) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.8(l) in any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Subsidiary and (C) the fair market value (as determined by the Company in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that have been transferred, conveyed or otherwise distributed to the Company or any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time in an amount not to exceed, together with amounts added pursuant to clauses (v) and (vi), the Investments made in such Unrestricted Subsidiary or Joint Venture pursuant to Section 7.8(l); plus

(viii) the amount of any Declined Proceeds; plus

(ix) the amount of any Retained Asset Sale Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 7.6(g), plus (ii) Restricted Debt Payments made pursuant to Section 7.15(e), plus (iii) Investments made pursuant to Section 7.8(l), in each case, during the period from and including the day immediately following the Closing Date through and including such time.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.10(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification”: with respect to any Borrower that is a “legal entity customer” as such term is defined in the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: (a) with respect to the Tranche A Term Facility and the Tranche B Term Facility, the Company and (b) with respect to the Revolving Facility, the Company, Lee Wrangler and each other Subsidiary Borrower. The Company, Lee Wrangler and the other Subsidiary Borrowers are referred to herein collectively as the “Borrowers”.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.18(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans denominated in U.S. Dollars, such day is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank eurodollar market; provided further that (i) when used in connection with an Overnight LIBOR Loan or a Foreign Currency Revolving Loan denominated in a currency other than Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for general business for such Foreign Currency in the London interbank eurodollar market, (ii) when used in connection with Loans denominated in Euro bearing interest at the EURIBOR Rate, the term “Business Day” shall also exclude any day on which TARGET is not open for settlement of payment in Euro, (iii) when used in connection with any Loans denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits of Canadian Dollars in the Toronto interbank market and (iv) when used in connection with a Loan to any Borrower organized in a jurisdiction other than the United States of America or England, the term “Business Day” shall also exclude any day on which commercial banks in the jurisdiction of organization of such Borrower are authorized or required by law to remain closed.

“Calculation Date”: with respect to each Foreign Currency, the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the Administrative Agent shall designate as a “Calculation Date” during the continuation of a Default; provided that (i) the second Business Day preceding each Borrowing Date (or in the case of Eurodollar Loans denominated in Pounds Sterling and CDOR Loans, on the Borrowing Date) with respect to, and each date of any continuation of, any Foreign Currency Revolving Loan which is a Eurodollar Loan or CDOR Loan shall also be a “Calculation Date” with respect to such Foreign Currency and (ii) subject to Section 2.12, the Borrowing Date with respect to any other Foreign Currency Revolving Loan shall also be a Calculation Date with respect to such Foreign Currency.

“Canadian Dollars”: the lawful currency of Canada.

“Canadian Prime Rate”: on any day, the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDO Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDO Rate, respectively.

“Canadian Prime Rate Loan”: Loans the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding any change in GAAP on or after December 15, 2018 that would require obligations that would be classified and accounted for as an operating lease under GAAP as existing on the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Company and its Subsidiaries, such obligations shall continue to be treated as operating leases for all purposes under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank, in each case having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (together with any successor thereto, “S&P”), P-2 by Moody’s Investors Service, Inc. (together with any successor thereto, “Moody’s”) or F2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (i) in the case of any such state, commonwealth, territory, political subdivision or taxing authority, at least A by S&P, A by Moody’s or A by Fitch or (ii) in the case of a foreign government, at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA or Aaa, as applicable, by any two of S&P, Moody’s and Fitch and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P, P-1 by Moody’s or F1 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency; or (j) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, (i) equivalents of the investments described in clause (a) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates, (ii) equivalents of the investments described in clause (b) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the acquisition thereof combined capital and surplus of not less than $250,000,000 and (iii) without limiting the foregoing sub-clauses (i) and (ii) of this clause (j), investments equivalent to those referenced in clauses (a) through (f) above denominated in foreign currencies and used by the Company for cash management purposes in the ordinary course of business consistent with past practice to the extent guaranteed, issued, accepted or offered by (x) any country in which such Foreign Subsidiary operates or is organized or (y) any commercial bank organized under the laws of the jurisdiction in which such Foreign Subsidiary operates or is organized, as applicable, in each case without regard to any minimum rating or capital requirement specified in clauses (a) through (i) above.

“Cash Management Obligations”: any obligation of the Company or any of its Subsidiaries in respect of (i) cash netting, overdrafts and related liabilities that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions including in connection with deposit accounts and (ii) credit, debit, travel and expense, corporate purchasing and/or other purchasing cards issued to or for the benefit or account of the Company or any of its Subsidiaries or their respective employees. For the avoidance of doubt, the parties agree that any Cash Management Obligation that was permitted to be entered into or designated as a Cash Management Obligation under this Agreement at the time such obligation was entered into or so designated shall continue to be secured by the Collateral even though a limitation under this Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.

“Cash Pooling Agreement”: any agreement, substantially in the form of (a) the Cash Pool Agreement dated February 21, 2019, between LeeWrangler Belgium Services BVBA and Bank Mendes Gans, N.V. (the “Existing Pooling Agreement”), by and among Company and/or any of its Subsidiaries, on the one hand, and one or more banks or similar financing institutions, on the other hand, together with any documents evidencing or governing any obligations relating thereto (including any guarantee agreements and security documents contemplated by or customary in connection with the Existing Pooling Agreement) or (b) any other cash pooling arrangement or agreement listed in Schedule 1.1D, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part, obligations (or adding Subsidiaries as additional parties or other Subsidiaries as guarantors thereunder) under any such agreement or any successor or replacement agreement and whether by the same or any other bank or similar financing institution or group of banks or similar financing institutions; provided that any such amendment, restatement, supplement or modification, extension, refinancing, replacement or other agreement is limited to the provision of a cash management system or systems for the Foreign Subsidiaries of the Company and will not create any Indebtedness, or Lien on the property, of the Company or any of its Subsidiaries for any other purpose. The Cash Pooling Agreements provide a cash management system for Subsidiaries of the Company, and obligations of Subsidiaries thereunder may be guaranteed by the Company and its Subsidiaries.

“CDO Rate”: with respect to any CDOR Loan for any Interest Period, the average rate for bankers acceptances denominated in Canadian Dollars with a term equal to the relevant Interest Period as displayed on the on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on the appropriate page of such other information service that publishes such rate, as shall be selected by the Administrative Agent from time to time in its reasonable discretion, in consultation with the Company, in each case, the “CDOR Screen Rate”) (rounded if necessary to the nearest 1/100 of 1% (with 0.005% being rounded up)) as of 10:15 a.m. Toronto time on the first day of the relevant Interest Period; provided that if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the applicable CDOR Screen Rate shall not be available at such time for such Interest Period (a “CDOR Impacted Interest Period”), then the CDO Rate shall be the CDOR Interpolated Rate at such time. “CDOR Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable CDOR Screen Rate for the longest period (for which that CDOR Screen Rate is available) that is shorter than the CDOR Impacted Interest Period and (b) the applicable CDOR Screen Rate for the shortest period (for which that CDOR Screen Rate is available) that exceeds the CDOR Impacted Interest Period, in each case, at such time; provided that if any CDOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“CDOR Loans”: Loans denominated in Canadian Dollars the rate of interest applicable to which is determined by reference to the CDO Rate.

“CFC”: each Person that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holding Company”: a Person, substantially all of the assets of which consist of (i) cash or Cash Equivalents and/or (ii) Capital Stock or debt that is treated as equity for United States federal income tax purposes of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Change of Control”: as defined in Section 8(k).

“Class”: (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Extended Term Loans of a given Extension Series, Tranche A Term Commitments, Tranche B Term Commitments, Incremental Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a borrowing, refers to whether such Loans, or the Loans comprising such borrowing, are Revolving Loans, Incremental Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Revolving Loans under Other Revolving Commitments, Tranche A Term Loans, Tranche B Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Revolving Commitments, Extended Revolving Commitments, Incremental Commitments, Other Revolving Commitments, Tranche A Term Commitments, Tranche B Term Commitments, or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 are satisfied or waived in accordance with Section 10.1.

“Closing Date Cash Transfer”: as defined in the recitals.

“CNI Growth Amount”: at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the fiscal quarter of the Company during which the Closing Date occurs to and including the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 6.1 (treated as one accounting period).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: BNP Paribas, Citibank, N.A., ING Bank N.V., Dublin Branch, PNC Bank, National Association, Santander Bank, N.A. and Suntrust Bank.

“Co-Syndication Agents”: Bank of America, N.A., Barclays Bank PLC, HSBC Bank USA, National Association and Wells Fargo Bank, National Association.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document.

“Collateral Agent”: JPMorgan Chase Bank, N.A.

“Collateral Agreement”: the Collateral Agreement dated as of the Closing Date executed and delivered by each Domestic Borrower and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Commitment”: as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.30% per annum; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter ending after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble hereto.

“Company Stock”: Capital Stock of the Company that constitutes “margin stock” within the meaning of Regulation U.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period; plus, without duplication and, to the extent deducted (and not added back) (or, in the case of clauses (g), (l) and (n), to the extent not included) in calculating Consolidated Net Income for such period, the sum of:

(a) income tax expense,

(b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness (including with respect to the Loans and Indebtedness incurred in connection with the Transactions),

(c) depreciation and amortization expense and impairment charges,

(d) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness,

(e) any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period),

(f) restructuring charges and related charges,

(g) (i) pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies, in each case, related to any Specified Transaction consummated by the Company or any of its Subsidiaries and projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 18 months after the date any such Specified Transaction is consummated, and (ii) any pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies projected by the Company in good faith to result from actions either taken or expected to be taken (including in connection with any restructuring initiative, cost savings initiative, new initiative, business optimization activities, cost rationalization programs and/or similar initiatives or programs) within 18 months after the date of determination to take such action (any such pro forma adjustments, “run rate” cost savings, operating expense reductions or synergies set forth in clauses (i) and (ii), “Expected Cost Savings”) (in each case, calculated on a Pro Forma Basis as though the full recurring benefit of such Expected Cost Savings had been realized in full on the first day of such period); provided that (A) such Expected Cost Savings are reasonably identifiable and factually supportable, (B) no Expected Cost Savings shall be added pursuant to this clause (g) to the extent duplicative of any expenses or charges relating to such Expected Cost Savings that are included in clause (a) through (f) above or (h) through (s) below and (C) the aggregate amount of all adjustments pursuant to this clause (g) (other than to the extent permitted under Regulation S-X, which shall not be subject to the cap set forth in this proviso) shall not exceed 25% of Consolidated EBITDA (such percentage calculated before any amounts are added to Consolidated EBITDA pursuant to this clause (g)),

(h) cash expenses relating to customary earn outs and similar obligations to the extent constituting Indebtedness;

(i) fees and the amount of loss or discount on the sale of accounts receivables and related assets in connection with a Permitted Receivables Financing;

(j) any charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Company in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(k) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(l) the amount of any cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(m) the amount of any non-controlling interest or minority interest charge consisting of income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(n) any other adjustments, exclusions and add-backs reflected in the financial model delivered to the Arrangers on or about March 17, 2019 (the “Company Model”);

(o) charges, expenses and costs in anticipation of, or preparation for, standalone compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges, expenses and costs in anticipation of, or preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Exchange Act, as applicable to companies with equity or debt securities held by the public and the rules of national securities exchange for companies with listed equity or debt securities, including listing fees;

(p) any costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Company or any of its subsidiaries, together with any related provision for taxes;

(q) consulting fees, advisory fees, financing fees incurred and taxes incurred or accrued in connection with the Distribution;

(r) costs and expenses incurred in connection with the preparation, negotiation and delivery of the Loan Documents; and

(s) any net charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Company, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Company, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

minus, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income, (b) any non-cash income and (c) unrealized net gains in the fair market value of any arrangement under Hedge Agreements, all as determined on a consolidated basis.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio and the Senior Secured Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated EBITDA for any period that includes the fiscal quarters ended March 31, 2018, June 30, 2018, September 29, 2018 and December 29, 2018, aggregate Consolidated EBITDA for the four consecutive fiscal quarters ended December 29, 2018 shall be deemed to be $385,600,000.

“Consolidated First Lien Net Debt”: as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on the Collateral.

“Consolidated Interest Coverage Ratio”: with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Company and its Subsidiaries for such Test Period to (b) Consolidated Interest Expense of the Company and its Subsidiaries for such Test Period.

“Consolidated Interest Coverage Ratio Financial Covenant”: the covenant set forth in Section 7.1(b).

“Consolidated Interest Expense”: for any period, total cash interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness, (ii) any fees, including upfront fees, and any other fees and expenses associated or paid in connection with this Agreement or the consummation of the Transaction, (iii) annual agency fee, paid to the Administrative Agent, (iv) fees and expenses associated with any Investment permitted pursuant to Section 7.8 or any issuance of Capital Stock or Indebtedness permitted hereunder (whether or not consummated), (v) any interest component relating to the accretion or accrual of discounted liabilities and (vi) any writeoff of unamortized debt issuance costs upon any prepayment of any Indebtedness), net of cash interest income. Notwithstanding the foregoing, in the event that Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such operating lease made during such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries;

(b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions;

(c) the undistributed earnings of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary;

(d) any goodwill or other asset impairment charges, write-offs or write-downs or amortization of intangibles;

(e) any gain or charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);

(f) (i) any unrealized or realized net foreign currency transactional gains or charges impacting net income (including currency re-measurements of Indebtedness, any net gains or charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any transactional gains or charges relating to assets and liabilities denominated in a currency other than a functional currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement;

(g) any net income or charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any derivative transaction under a Hedge Agreement;

(h) non-cash expenses resulting from any employee benefit or management compensation plan or grant of stock and stock options or other equity and equity-based interests to employees of the Company or any Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity-based interests under variable plan accounting;

(i) any charge that is established, adjusted and/or incurred (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(j) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) amortization of intangible assets and (iii) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(k) fees, costs and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any issuance of debt or equity, any Disposition, any casualty event or any amendments or waivers of the Loan Documents, and refinancing, refunding, renewals or extensions permitted hereunder in connection therewith, in each case, whether or not consummated;

(l) non-cash compensation charges and/or any other non-cash charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest) or the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant);

(m) the effects of adjustments (including the effects of such adjustments pushed down to the Company and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development); and

(n) any extraordinary, exceptional or nonrecurring gains or losses.

“Consolidated Scheduled Funded Debt Payments”: as of any date for the applicable Excess Cash Flow Period with respect to the Company and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Indebtedness made in cash during such period (including the implied principal component of payments due on Capital Lease Obligations during such period).

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of debt of the Company and its Subsidiaries at such date in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any permitted Investment), consisting of Indebtedness for borrowed money, obligations evidenced by notes, bonds (excluding surety bonds), debentures or similar instruments (other than an operating lease, synthetic lease or similar arrangement), purchase money indebtedness and Capital Lease Obligations.

“Contingent Purchase Price Obligations”: any earnout obligations or similar deferred or contingent purchase price obligations of the Company or any of its Subsidiaries incurred or created in connection with any acquisition to the extent such obligations are a liability on the consolidated balance sheet of the Company in accordance with GAAP.

“Continuing Directors”: the directors of the Company on the Closing Date, the initial directors of the Company set forth in the Form 10, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended or approved by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Agreement”: as defined in Section 7.13(c).

“Credit Agreement Refinancing Indebtedness”: Indebtedness constituting (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that (i) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (ii) the other terms and conditions of such Indebtedness shall not be materially more restrictive (taken as a whole) on the Company and its Subsidiaries (as determined by the Company in good faith) than those applicable to the Refinanced Debt being refinanced or replaced (except for covenants or other provisions (I) that reflect market terms and conditions (taken as a whole) at the time of incurrence (as determined by the Company in good faith), (II) that are reasonably satisfactory to the Administrative Agent, (III) that are applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness or (IV) that are also added for the benefit of each Facility remaining outstanding (limited, in the case of any financial maintenance covenant for the benefit of any Credit Agreement Refinancing Indebtedness in respect of the Tranche A Term Facility or the Revolving Facility, to any then-existing Tranche A Term Facility and Revolving Facility), and (iii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Party”: the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender.

“Declined Proceeds”: as defined in Section 2.13(e).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect company that has, (i) become the subject of any bankruptcy or insolvency proceeding, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (but excluding any receiver, custodian, conservator, trustee, administrator or similar Person appointed by a regulatory authority under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender) upon delivery of written notice of such determination to the Company, each Issuing Lender, the Swingline Lender and each Lender.

“Disposition”: with respect to any property or right, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any transaction for purposes of collateral or security to the extent permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Designated Non-Cash Consideration”: the fair market value (as determined by the Company in good faith) of non-cash consideration received by the Company or any Subsidiary in connection with any Disposition pursuant to Section 7.5(h) that is designated as Designated Non-Cash Consideration by a Responsible Officer of the Company (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disqualified Capital Stock”: any Capital Stock of the Company which is not Qualified Capital Stock. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Borrowers or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender”: (i) competitors of the Company and its Subsidiaries identified from time to time to the Administrative Agent, (ii) persons identified to the Arrangers prior to April 30, 2019 and (iii) in each case of clauses (i) and (ii), any of such person’s Affiliates that are (x) clearly identifiable solely by similarity of name or (y) identified in writing by the Company from time to time to the Administrative Agent; provided that, notwithstanding anything herein to the contrary, (A) in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in any Loans or Commitments under the Facilities that is otherwise permitted hereunder and (B) no supplements shall become effective until three Business Days after delivery by the Company to the Administrative Agent of such supplement by electronic mail to JPMDQ_Contact@jpmorgan.com.

“Distribution”: as defined in the recitals.

“Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of U.S. Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollar Revolving Loans”: as defined in Section 2.6(a).

“Domestic Borrower”: the Company and any Domestic Subsidiary Borrower.

“Domestic Funding Office”: the Administrative Agent’s office located at 10 S. Dearborn Street, Chicago, IL 60623, or such other office as may be designated by the Administrative Agent by written notice to the Company and the Lenders.

“Domestic Loan Party”: each Domestic Borrower and each other Loan Party that is a Domestic Subsidiary.

“Domestic Obligations”: as defined in Section 10.22.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of the United States or any state thereof or the District of Columbia.

“Domestic Subsidiary Borrower”: any Subsidiary Borrower that is a Domestic Subsidiary.

“ECF Calculation Year”: as defined in “Excess Cash Flow”.

“ECF Percentage”: 50%; provided, that, with respect to any fiscal year of the Company ending after the Closing Date, the ECF Percentage shall be reduced to (a) 25% if the Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 2.25 to 1.00 but greater than 1.75 to 1.00 and (b) 0% if the Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 1.75 to 1.00.

“ECF Prepayment Amount”: as defined in Section 2.13(c).

“ECF Threshold”: as defined in Section 2.13(c).

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU”: Economic and Monetary Union as contemplated in the Treaty.

“Environmental Laws”: as to any Person, any and all Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (solely as it relates to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBOR Rate shall be less than zero, the EURIBOR Rate shall be deemed to be zero for purposes of this Agreement; provided, further, that, if the applicable EURIBOR Rate shall not be available at such time for such Interest Period (an “EURIBOR Impacted Interest Period”), then the EURIBOR Rate shall be the EURIBOR Interpolated Rate at such time. “EURIBOR Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable EURIBOR Rate for the longest period (for which that EURIBOR Rate is available) that is shorter than the EURIBOR Impacted Interest Period and (b) the applicable EURIBOR Rate for the shortest period (for which that EURIBOR Rate is available) that exceeds the EURIBOR Impacted Interest Period, in each case, at such time; provided that if any EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Euro”: the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.

“Eurocurrency liabilities”: as defined in Section 2.20(e).

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to any Eurodollar Loan (i) denominated in U.S. Dollars or any Foreign Currency other than Euros for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in consultation with the Company, in each case, the “Eurodollar Screen Rate”, and together with the CDOR Screen Rate and the EURIBOR Rate, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurodollar Loan denominated in Pounds Sterling, on the first day of such Interest Period); provided that if the applicable Eurodollar Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the applicable Eurodollar Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then applicable Eurodollar Rate shall be the Interpolated Rate at such time and (ii) denominated in Euros for any Interest Period, an interest rate per annum equal to the EURIBOR Rate in effect for such Interest Period. “Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Eurodollar Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Eurodollar Screen Rate for the longest period (for which that Eurodollar Screen Rate is available in the relevant currency) that is shorter than the Impacted Interest Period and (b) the applicable Eurodollar Screen Rate for the shortest period (for which that Eurodollar Screen Rate is available for the relevant currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Asset Sale or Recovery Events or the incurrence by the Company or any Subsidiary of any Indebtedness (other than any Indebtedness permitted to be incurred under Section 7.2);

(ii) depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense or any deferred tax expense, deducted in determining such consolidated net income or loss for such fiscal year;

(iii) the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries increased during such fiscal year;

(iv) income tax expense, including penalties and interest, to the extent deducted in determining Consolidated Net Income for such period; and

(v) cash inflows in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period; minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash gains included in arriving at such Consolidated Net Income for such fiscal year;

(ii) the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries decreased during such fiscal year;

(iii) without duplication of any amounts that would reduce any Excess Cash Flow payment pursuant to Section 2.13(c), the sum of, in each case except to the extent financed with Long-Term Indebtedness, (x) the aggregate amount of Restricted Payments by the Company made in cash for such fiscal year pursuant to Section 7.6(b), (c), (g) (solely to the extent attributable to clause (a)(i) of the definition of Available Amount), (h) and (o), (y) the aggregate amount of cash consideration paid during such fiscal year by the Company and its consolidated Subsidiaries to make acquisitions permitted by Section 7.8(j) and other Investments permitted pursuant to Section 7.8(d), (g), (j), (k), (l) (solely to the extent attributable to clause (a)(i) of the definition of Available Amount), (q), (u), (ee), (gg), (oo) and (rr) (including contracted acquisitions and other Investments permitted pursuant to such Sections so long as (1) such amounts are contractually committed by the last day of the Company’s fiscal year for which Excess Cash Flow is being calculated (the “ECF Calculation Year”), (2) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such ECF Calculation Year and (3) any amounts not utilized during the fiscal year immediately following such ECF Calculation Year shall be included in the calculation of Excess Cash Flow for the fiscal year immediately following such ECF Calculation Year) and (z) payments in cash made by the Company and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year;

(iv) Consolidated Scheduled Funded Debt Payments (except to the extent financed with Long-Term Indebtedness);

(v) (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such period;

(vi) the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases, in each case, made in cash of (A) any Indebtedness and (B) the principal component of payments in respect of Capital Lease Obligations (in each case, excluding (x)(i) the Consolidated Scheduled Funded Debt Payments, (ii) Revolving Loans (including Incremental Revolving Loans), (iii) Term Loans, (including Loans under Incremental Term Facilities) and (iv) Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Refinancing Term Loans, Other Revolving Loans, Ratio Debt, Incurred Acquisition Debt and any other Indebtedness permitted under Section 7.2, in each case under this clause (iv), to the extent such debt is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations and (y) any payments or repurchases of revolving loans to the extent not accompanied by a permanent reduction in the commitments in respect thereof);

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness (except to the extent financed with Long-Term Indebtedness) to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow;

(viii) cash payments made (to the extent not deducted in arriving at Consolidated Net Income) in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

(ix) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of any fee, loss, charge, expense, cost, accrual or reserve of any kind paid or payable in cash by the Company and its Subsidiaries during such period;

(x) amounts paid in cash (except to the extent financed with Long-Term Indebtedness) during such period on account of (A) items that were accounted for as non-cash reductions of Consolidated Net Income in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income;

(xi) the amount of any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset;

(xii) the amount of any tax obligation of the Company and/or any Subsidiary that is estimated in good faith by the Company as due and payable not later than the fiscal year immediately following such fiscal year (but is not currently due and payable) by the Company and/or any Subsidiary as a result of the repatriation (or deemed repatriation) of any dividend or similar distribution of net income of any Foreign Subsidiary to the Company and/or any Subsidiary; provided that the amount of any such tax obligation shall be included in the calculation Excess Cash Flow for any subsequent fiscal year during which (A) the Company determines such tax obligation is not payable or (B) such tax obligation is paid; and

(xiii) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period.

“Excess Cash Flow Application Date”: for any prepayment pursuant to Section 2.13(c), the date no later than five Business Days after the earlier of (A) the date on which financial statements of the Company referred to in Section 6.1(a) for the fiscal year with respect to which such prepayment is made are required to be delivered to the Administrative Agent and (B) the date the financial statements referred to in clause (A) above are actually delivered.

“Excess Cash Flow Period”: any fiscal year of the Company, commencing with the first full fiscal year ending after the Closing Date.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Act Report”: collectively, the Current Reports on Form 8-K of the Company filed with or furnished to the SEC subsequent to December 29, 2018 but prior to the Closing Date and the Form 10, in each case, as amended or supplemented prior to the Closing Date.

“Exchange Rate”: on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date as provided by ICE Data Services. In the event that such rate is not provided by ICE Data Services, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent in consultation with the Company, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Assets”: as defined in the Collateral Agreement.

“Excluded Subsidiary”: (i) any Foreign Subsidiary, (ii) any Subsidiary that is not a Wholly-Owned Subsidiary, (iii) any Immaterial Subsidiary, (iv) any Finance Subsidiary or any Special Purpose Finance Subsidiary, (v) any CFC Holding Company, (vi) any Domestic Subsidiary that is a Subsidiary of a CFC or a CFC Holding Company, (vii) any Unrestricted Subsidiary, (viii) any Subsidiary that is prohibited by applicable law existing on the Closing Date or by applicable law or contractual obligation existing on the Closing Date or at the time of the formation or acquisition by the Company (or any of its Subsidiaries) of such Subsidiary (including pursuant to Indebtedness permitted to be incurred hereunder as assumed Indebtedness if the terms of such Indebtedness prohibit such Subsidiary from guaranteeing the Obligations) (so long as such contractual obligation is not entered into in contemplation of such formation or acquisition) from providing a guarantee under the Guarantee Agreement or from having a Lien on its Capital Stock to secure the Obligations, as the context may require, for so long as such prohibition exists, or if such guarantee or such Lien, as the context may require, would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained, it being understood that the Company shall have no obligation to obtain any such consent, approval, license or authorization), (ix) any Subsidiary that is a not-for-profit organization, broker dealer, captive insurance subsidiaries and other special purpose subsidiaries, (x) any Subsidiary whose provision of a guarantee would result in materially adverse tax consequences to the Company and its Subsidiaries as reasonably determined by the Company, (xi) any Subsidiary listed in Schedule 1.1F hereto on the Closing Date and (xii) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the burden or cost (including any adverse tax consequence) of providing a guarantee under the Guarantee Agreement or a Lien on its Capital Stock to secure the Obligations, as the context may require, will outweigh the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding anything herein to the contrary, in no event shall any Domestic Subsidiary Borrower be an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Letters of Credit”: the letters of credit outstanding on the Closing Date immediately prior to the effectiveness of this Agreement. Schedule 1.1C contains a list of the Existing Letters of Credit.

“Existing Receivables Financing”: each receivables financing transaction existing on the Closing Date and set forth on Schedule 7.3(m) attached hereto.

“Existing Supply Chain Financing”: each supply chain financing transaction existing on the Closing Date and set forth on Schedule 7.3(m) attached hereto.

“Existing Revolver Tranche”: as defined in Section 2.26(b).

“Existing Term Loan Tranche”: as defined in Section 2.26(a).

“Expected Cost Savings”: as defined in the definition of “Consolidated EBITDA”.

“Extended Revolving Commitments”: as defined in Section 2.26(b).

“Extended Term Loans”: as defined in Section 2.26(a).

“Extending Revolving Lender”: as defined in Section 2.26(c).

“Extending Term Lender”: as defined in Section 2.26(c).

“Extension Amendment”: as defined in Section 2.26(d).

“Extension Election”: as defined in Section 2.26(c).

“Extension Request”: as defined in Section 2.26(b).

“Extension Series”: as defined in Section 2.26(b).

“Facility”: each of (a) the Tranche A Term Loans (the “Tranche A Term Facility”), (b) the Tranche B Term Loans (the “Tranche B Term Facility”), (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (d) each other credit facility that may be added to this Agreement after the date hereof.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing, or any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Subsidiary”: any Subsidiary of the Company formed for the sole purpose of engaging in a Permitted Receivables Financing or Supply Chain Financing.

“Financial Covenants”: the covenants set forth in Sections 7.1(a) and 7.1(b).

“First Lien Intercreditor Agreement”: an intercreditor agreement in a form reasonably acceptable to the Administrative Agent and the Company among the Company, the Subsidiary Guarantors from time to time party thereto, the Collateral Agent and the Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations.

“First Lien Leverage Ratio”: with respect to any date of determination, the ratio of (a) Consolidated First Lien Net Debt as of such date less Netted Cash as of such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Fixed Amount”: as defined in Section 1.4(e).

“Fitch”: Fitch Ratings Inc., together with any successor thereto.

“Flood Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currencies”: (i) Canadian Dollars, Euro, Pounds Sterling, Swiss Francs and Yen and (ii) such other currencies that the Company may from time to time request subject to the approval of the Administrative Agent and each Revolving Lender.

“Foreign Currency Revolving Loans”: as defined in Section 2.6(a).

“Foreign Loan Party”: each Foreign Subsidiary Borrower.

“Foreign Obligations”: as defined in Section 10.22.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”: any Subsidiary Borrower which is a Foreign Subsidiary.

“Form 10”: the registration statement on Form 10 filed by the Company with the SEC to effect the registration of the common stock of the Company pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time and including all exhibits and attachments thereto or filed by the Company with the SEC in connection therewith.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the definition of “Applicable Prepayment Percentage” or any Financial Covenant, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1; provided that, if the Company notifies the Administrative Agent following the effectiveness of any applicable Accounting Change (as defined below) that the Company requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision (or if the Required Lenders notify the Company following the effectiveness of any such Accounting Change that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to a change after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee Agreement”: the Guarantee Agreement dated as of the Closing Date executed and delivered by each Domestic Borrower and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors and any other Person that guarantees payment of all or a portion of the Obligations (including, for the avoidance of doubt, the Company).

“Hedge Agreements”: all interest rate swaps, caps, collar, forward, future or option agreements or similar arrangements dealing with interest rates, currency exchange rates, the exchange of nominal interest obligations or commodities, in each case either generally or under specific contingencies, or any other arrangement constituting a Swap Agreement (including, for the avoidance of doubt, any Lender Hedge Agreements).

“Immaterial Subsidiaries”: at any time, Subsidiaries of the Company (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 7.5% of Consolidated Total Assets of the Company and its Subsidiaries as of the last day of the immediately preceding Test Period and (ii) contributing in the aggregate less than 7.5% to Consolidated EBITDA for the most recently ended Test Period. In the event that total assets of all Immaterial Subsidiaries exceed 7.5% of Consolidated Total Assets as of the last day of the immediately preceding Test Period or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds 7.5% of Consolidated EBITDA for the relevant period, as the case may be, the Company will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 7.5% thresholds are met.

“Incremental Cap”:

(a) the Shared Incremental Amount, plus

(b) (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.12(a) and/or the amount of any permanent reduction of any undrawn Revolving Commitment (including any undrawn Incremental Revolving Commitment), (ii) the amount of any optional prepayment, redemption, repurchase or retirement of Incremental Equivalent Debt that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Refinancing Term Loans or Other Revolving Loans or any Credit Agreement Refinancing Indebtedness previously applied to the permanent prepayment of any Loan, Revolving Commitment or of any Incremental Equivalent Debt referred to in clauses (i) and (ii) above (with respect to any such Credit Agreement Refinancing Indebtedness, in an aggregate amount not to exceed the aggregate amount of Loans, Revolving Commitments or Incremental Equivalent Debt, as applicable, refinanced by such Credit Agreement Refinancing Indebtedness), and (iv) the aggregate amount of any Indebtedness referred to in clauses (i) through (iii) above that is (x) repaid or retired resulting from any assignment to or purchase by such Indebtedness (and/or assignment and/or purchase of such Indebtedness by) the Company and/or any Subsidiary or (y) terminated pursuant to Section 2.24, which shall be credited to the extent of the principal amount of the Indebtedness repaid, retired or terminated; provided that for each of clauses (i) through (iv), (x) the relevant prepayment, redemption, repurchase, retirement or assignment and/or purchase was not funded with the proceeds of any Long-Term Indebtedness and (y) in the case of any prepayment of Loans under any revolving facility, such prepayment shall be accompanied by a permanent reduction in the commitments in respect thereof, plus

(c) an unlimited amount so long as, in the case of this clause (c), on the date of incurrence thereof on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (without netting the cash proceeds thereof) and to any relevant Specified Transaction (and, in the case of any Incremental Revolving Facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, the First Lien Leverage Ratio does not exceed 2.75 to 1.00, (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Senior Secured Leverage Ratio does not exceed 3.25 to 1.00 and (iii) if such Indebtedness is unsecured, the Company is in compliance with the Financial Covenants;

provided that: (1) any Incremental Facility or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Company in its sole discretion (provided that, in the case of clause (c), an Incremental Facility may be incurred only under clause (i) thereof), and (2) upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or implementation of any Incremental Facility or Incremental Equivalent Debt, to the extent such Incremental Facility or Incremental Equivalent Debt or any portion thereof could, based on such financial statements, have been incurred or made in reliance on clause (c), unless otherwise elected by the Company, such Incremental Facility or Incremental Equivalent Debt or portion thereof shall automatically be reclassified (subject to clause (1) of this proviso and to any other applicable provision of clause (c)) as having been incurred under clause (c).

“Incremental Equivalent Debt”: Indebtedness in an amount not to exceed the Incremental Cap incurred by any Loan Party consisting of the incurrence or issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, a Junior Lien Intercreditor Agreement and (y) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement; provided that such Incremental Equivalent Debt shall be subject to the requirements set forth in Sections 2.27(a) mutatis mutandis, except that (a) Incremental Equivalent Debt shall not be subject to the requirement set forth in the provisos to Section 2.27(a)(v) (except with respect to any Incremental Equivalent Debt in the form of syndicated U.S. Dollar-denominated term loan consisting of a tranche B term facility (i.e., a term loan facility with a tenor of seven years or longer with nominal amortization) secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations incurred on or prior to the date that is 12 months after the Closing Date, which shall be subject to the requirement in the provisos to Section 2.27(a)(v) mutatis mutandis), (b) the requirements set forth in Section 2.27(a)(x)(A) and Section 2.27(a)(xiii) shall not apply to such Indebtedness and (c) the requirements set forth in Section 2.27(a)(vi) and (vii) shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of such clauses.

“Incremental Commitment”: as defined in Section 2.27(a)(i).

“Incremental Facility”: as defined in Section 2.27(a).

“Incremental Facility Amendment”: an amendment to this Agreement executed by each of (a) the applicable Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.27.

“Incremental Loans”: as defined in Section 2.27(a).

“Incremental Revolving Commitments”: as defined in Section 2.26(b).

“Incremental Revolving Facility”: as defined in Section 2.27(a)(ii).

“Incremental Revolving Loans”: as defined in Section 2.27(a).

“Incremental Term Facility”: as defined in Section 2.27(a)(i).

“Incremental Term Loans”: as defined in Section 2.27(a)(ii).

“Incremental Tranche A Term Facility”: as defined in Section 2.27(a)(vi)(b).

“Incremental Tranche B Term Facility”: as defined in Section 2.27(a)(v).

“Incurred Acquisition Debt”: as defined in Section 7.2(p)(i).

“Incurrence-Based Amount”: as defined in Section 1.4(e).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of such Person’s business maturing less than one year from the creation thereof), including Contingent Purchase Price Obligations solely to the extent satisfying the definition thereof, (c) all obligations of such Person evidenced by notes, bonds (excluding surety bonds), debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement), (d) for the purposes of Sections 7.2 and 8(e) only, all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) for the purposes of Sections 7.2 and 8(e) only, all Capital Lease Obligations of such Person; (f) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business), (g) all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and surety bonds and, for purposes of Sections 7.2 and 8(e) only, the face amount of all letters of credit issued for the account of such Person, (h) for the purposes of Sections 7.2 and 8(e) only, all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) without limitation of the foregoing, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements; provided that, for purposes of Sections 7.2 and 8(e), the amount of “Indebtedness” included with respect to any such Hedge Agreement shall be based on the net termination value thereof. Notwithstanding the foregoing, overdrafts by the Company and its Subsidiaries in the ordinary course of business in connection with cash management (and not working capital) and trade letter of credit with a maturity of less than 180 days issued in the ordinary course of business shall not constitute Indebtedness.

“Indemnitee”: as defined in Section 10.5.

“Ineligible Institution”: as defined in Section 10.6(b).

“Information”: as defined in Section 4.19(a)(i).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: all rights, priorities and privileges, whether arising under United States, multinational or foreign laws or otherwise, relating to copyrights, patents, trademarks, technology, know-how and processes and other intellectual property, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, Canadian Prime Rate Loan or Overnight LIBOR Loan that is not a Swingline Loan, the second Business Day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or CDOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or CDOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan, Canadian Prime Rate Loan or any Overnight LIBOR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan or CDOR Loan (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or CDOR Loan and ending one week, or one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, or any other period agreed upon between the applicable Borrower and the Lenders; (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one week or one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, in the case of Loans denominated in U.S. Dollars, 11:00 a.m., London time, in the case of Foreign Currency Revolving Loans (denominated in a currency other than Canadian Dollars), and 11:00 a.m., Toronto time, in the case of Foreign Currency Revolving Loans denominated in Canadian Dollars, in each case three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that in no event shall any Eurodollar Loans denominated in Euros have an Interest Period of two months; provided further that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date, in the case of the Revolving Facility, or beyond the Tranche A Final Maturity Date, in the case of the Tranche A Term Facility;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month unless such Interest Period has a duration of less than one month; and

(d) the applicable Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan or CDOR Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce under Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: (i) JPMCB, Barclays Bank PLC, Bank of America, N.A., Wells Fargo Bank, National Association and HSBC or (ii) any other Lender (which may act through its Affiliates) requested by the Company and reasonably acceptable to the Administrative Agent which agrees to act as an Issuing Lender hereunder, in each case its capacity as issuer of any Letter of Credit. Each reference herein to “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joinder Agreement”: as defined in Section 2.29(a)(i).

“Joint Venture”: any Person in which the Company and/or its Subsidiaries hold less than a majority of the Capital Stock, and which does not constitute a Subsidiary of the Company, whether direct or indirect.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Junior Lien Intercreditor Agreement”: an intercreditor agreement in a form reasonably acceptable to the Administrative Agent and the Company among the Company, the Subsidiary Guarantors from time to time party thereto, the Administrative Agent and an Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is junior to the Liens securing the Obligations.

“Judgment Currency”: as defined in Section 10.21(b).

“Knowledge” or to the “Knowledge”: of any Loan Party or any Subsidiaries of any Loan Party, the actual knowledge, after reasonable good faith investigation, of a Responsible Officer of such Loan Party or such Subsidiary.

“L/C Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, in each case, as the same may be changed from time to time pursuant to the terms hereof.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof) plus (b) the aggregate amount of all payments, made by an Issuing Lender pursuant to a Letter of Credit, that have not yet been reimbursed by or on behalf of the applicable Borrower at such time (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof). The L/C Exposure of any Revolving Lender at any time shall be, with respect to such Lender, such Lender’s applicable percentage of the total L/C Exposure at such time.

“L/C Fee Payment Date”: the second Business Day of each January, April, July or October and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof) and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5 (with respect to any Existing Letters of Credit in a Foreign Currency, based on the Dollar Equivalent thereof). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, or a Letter of Credit subject to UCP600 allows extension of the expiration date of such Letter of Credit for reasons of Force Majeure stated in Article 36 of UCP600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Revolving Lenders other than the Issuing Lender with respect to such Letter of Credit.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“Lender Affiliate”: (a) with respect to any Lender (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Cash Management Obligations”: Cash Management Obligations owed to any Person who is, or was, the Administrative Agent or a Lender (or any Affiliate of the Administrative Agent or any Lender) (x) at the time the agreement governing such Cash Management Obligations was entered into, with respect to any Cash Management Obligations arising from agreement entered into after the Closing Date or (y) as of the Closing Date, with respect to any Cash Management Obligations arising from agreement existing on the Closing Date, in each case of clauses (x) and (y), regardless of whether such Person subsequently ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender (each such Person, a “Lender Cash Management Counterparty”).

“Lender Hedge Agreements”: as defined in the Guarantee Agreement.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Letter of Credit Expiration Date”: the day that is five (5) Business Days prior to the scheduled maturity date then in effect for the applicable Class, series or tranche of Revolving Commitments (or, if day is not a Business Day, the next succeeding Business Day).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”: as defined in Section 1.4(d).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Security Documents and the Notes, as the same may be amended, modified or supplemented from time to time.

“Loan Parties”: each Borrower and each Subsidiary of the Company that is a party to a Loan Document. For the avoidance of doubt, the Loan Parties as of the Closing Date, after giving effect to the Closing Date Cash Transfer and the Distribution, are set forth on Schedule 1.1E hereto.

“Local Time”: (i) New York City time in the case of a Loan or borrowing disbursement denominated in U.S. Dollars, (ii) Toronto time in the case of a Loan or borrowing disbursement denominated in Canadian Dollars and (iii) London time in the case of a Loan or borrowing disbursement denominated in any other Foreign Currency (or any such other local time as otherwise notified to or communicated by the Administrative Agent).

“Long-Term Indebtedness”: any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability; provided that revolving indebtedness shall not constitute Long-Term Indebtedness.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) under the Revolving Facility, the aggregate unpaid principal amount of the Tranche A Term Loans or the aggregate unpaid principal amount of the Tranche B Term Loans, as the case may be, outstanding under such Facility or in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders).

“Material Acquisition”: any acquisition, or a series of related acquisitions by the Company or any Subsidiary, of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Company, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders, taken as a whole, under this Agreement or any other Loan Document.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, in each case that are defined or regulated as such in or under any Requirement of Law relating to the environment, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”: as defined in Section 10.19.

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: the real properties subject to the Mortgages designated in part (a) of Schedule 1.1B and any other real properties required to be mortgaged pursuant to Section 6.9; provided that Mortgaged Properties shall not include any leased real property.

“Mortgages”: each mortgage, deed of trust, deed to secure debt, trust deed or any other security document entered into by the owner of a Mortgaged Property in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders creating a lien on such Mortgaged Property in such form as reasonably agreed between the Company and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time; provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the fair market value of such Mortgaged Property.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event, as applicable (other than any Lien pursuant to a Security Document and other than (i) any Incremental Equivalent Debt, (ii) Credit Agreement Refinancing Indebtedness, (iii) Ratio Debt, (iv) Incurred Acquisition Debt or (v) any other Indebtedness outstanding at such time that, in each case, is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations) and other fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Net Working Capital”: at any date of determination, (a) the consolidated current assets of the Company and its consolidated Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Company and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Netted Cash”: at any date of determination, the sum of (a) the aggregate amount of all unrestricted cash and Cash Equivalents of the Company and its Domestic Subsidiaries as of such date and (b) 80% of the unrestricted cash and Cash Equivalents of the Foreign Subsidiaries as of such date.

“New York Process Agent”: as defined in Section 10.12(b).

“Non-Consenting Lender”: as defined in Section 2.24.

“Non-Excluded Taxes”: Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document, other than Taxes that are (i) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes (A) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement or any Loan Document), (ii) attributable to a Lender’s failure to comply with the requirements of paragraph (e) or (f) of Section 2.21, (iii) withholding taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement or changes its lending office, except to the extent that, pursuant to Section 2.21, amounts with respect to such Taxes were payable either to such Lender’s assignor (if any) immediately before such Lender acquired such interest or to such Lender immediately before it changed its lending office or (iv) any withholding Taxes imposed pursuant to FATCA.

“Non-Expiring Credit Commitment”: as defined in Section 2.9(e).

“Non-U.S. Lender”: as defined in Section 2.21(f)(ii).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Designation”: as defined in Section 2.29(a)(i).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Objecting Lender”: as defined in Section 2.29(b).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Lender Hedge Agreements or Lender Cash Management Obligations, any Affiliate of the Administrative Agent or any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any guarantee of Lender Cash Management Obligations and Lender Hedge Agreements in each case arising under the Guarantee Agreement), the Letters of Credit, Lender Cash Management Obligations, Lender Hedge Agreements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Other Applicable Asset Sale Indebtedness”: as defined in Section 2.13(b).

“Other Applicable ECF Indebtedness”: as defined in Section 2.13(c).

“Other Debt Representative”: with respect to any series of Indebtedness permitted to be incurred and secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with or junior to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans”: one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or any other similar Taxes imposed by the United States or any political subdivision thereof, that arise from any payment made under, from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight LIBOR Loans”: collectively, any Overnight LIBOR Swingline Loans and any Loans denominated in Euros the rate of interest applicable to which is based upon the Overnight LIBOR Rate.

“Overnight LIBOR Swingline Loans”: Swingline Loans denominated in Euros the rate of interest applicable to which is based upon the Overnight LIBOR Rate.

“Overnight LIBOR Rate”: a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for overnight deposits in Euros as displayed on the applicable Reuters screen page (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, in consultation with the Borrowers) at approximately 11:00 a.m., London time, on such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Participating Member State”: each state so described in any EMU legislation.

“Patriot Act”: the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted First Priority Refinancing Debt”: any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans”: any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Company and/or the Subsidiary Guarantors in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations and (ii) such Indebtedness meets the Permitted Other Debt Conditions.

“Permitted First Priority Refinancing Notes”: any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise) or loans not under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and, if required thereby, any other Applicable Intercreditor Agreement then in effect. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Lien Refinancing Debt”: Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement). Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions”: with respect to any Indebtedness, that such applicable Indebtedness (i) is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Loans (or Commitments in respect to Revolving Loans), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”), (ii) has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than the applicable Refinanced Debt, (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (iv) is not secured by any property or assets of the Company or any Subsidiaries other than the Collateral.

“Permitted Payee”: any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate, immediate family member or transferee of any of the foregoing) of the Company (or any Subsidiary).

“Permitted Receivables Financing”: (a) any sale by the Company or a Subsidiary of accounts receivable and related assets to a Finance Subsidiary intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectability of the receivables sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein) by the Finance Subsidiary, in each case without any guarantee of the collectability of such accounts receivable by the Company or any other Subsidiary thereof (other than by such Finance Subsidiary); (b) (i) any sale by the Company or a Subsidiary of accounts receivable and related assets under a factoring agreement that is intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon collectability of the receivables sold, without any guarantee by the Company and any other Subsidiary thereof of the collectability of such accounts receivable and (ii) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of accounts receivable and related assets in the ordinary course of business, in each case without any guarantee by the Company or any Domestic Subsidiary; and (c) any Existing Receivables Financing. The aggregate principal amount of the proceeds received from parties outside the Company’s consolidated group and which remain outstanding in all transactions described in the preceding clauses (a) and (b) shall not exceed $250,000,000. In addition to accounts receivables and their proceeds, the related assets transferred in a Permitted Receivables Financing may include (A) any collateral for transferred receivables (other than any interest in goods the sale of which gave rise to such receivables) and any agreements supporting or securing payment of transferred receivables, (B) any service contracts or other agreements associated with such receivables and records relating to such receivables, (C) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (D) proceeds of all of the foregoing.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension (collectively, a “Refinancing” and the Indebtedness being so Refinanced, the “Refinanced Indebtedness”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.2(e), such modification, refinancing, refunding, renewal, replacement or extension has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (d) such modification, refinancing, refunding, renewal, replacement or extension has no different obligors, or greater guarantees or security than the Refinanced Indebtedness (provided that (i) Indebtedness of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (ii) any Indebtedness of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Section 7.2) and (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Applicable Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to the Applicable Intercreditor Agreement(s).

“Permitted Reorganization”: any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with the requirements set forth in Section 6.9, (b) neither the guarantee of the Obligations provided to the Secured Parties pursuant to the Guarantee Agreement, taken as a whole, nor the security interest of the Secured Parties (as defined in the Collateral Agreement) in the Collateral, taken as a whole, is materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization and (c) the Company shall not change its jurisdiction of organization or formation in connection therewith to a jurisdiction outside of the United States.

“Permitted Sale/Leasebacks”: as defined in Section 7.11.

“Permitted Unsecured Refinancing Debt”: Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions (to the extent applicable thereto). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” (as defined by Section 3(3) of ERISA) that is subject to Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling”: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pricing Level”: as defined in the Pricing Grid.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” or “pro forma effect”: with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Consolidated Net Income (including component definitions thereof), that each Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Company or any Subsidiary or (B) any designation of a Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any permitted acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,

(b) any Expected Cost Savings shall be calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,

(c) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and

(d) any Indebtedness incurred by the Company or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any capital lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Company in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurodollar Loan interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Leverage Ratio and the Senior Secured Leverage Ratio for purposes of the definitions of “Applicable Margin”, “Commitment Fee Rate”, “Applicable Prepayment Percentage”, “ECF Percentage” and “Pricing Level” and for purposes of the Financial Covenants (other than for the purpose of determining pro forma compliance with the Financial Covenants as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Rata Ticking Fee”: as defined in Section 2.10(c).

“Proceeding”: as defined in Section 10.5.

“Projections”: the financial projections for the Company and its Subsidiaries through December 31, 2021 delivered to the Arrangers on March 17, 2019.

“Properties”: as defined in Section 4.18(a).

“Proposed Foreign Subsidiary Borrower”: as defined in Section 2.29(b).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock”: Capital Stock of the Company in respect of which no scheduled, mandatory or required payments are due (other than payments in kind) prior to the Latest Maturity Date.

“Ratio Debt”: as defined in Section 7.2(l)(i).

“Reclassifiable Item”: as defined in Section 1.4(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

“Refinanced Debt”: as defined in the definition of “Permitted Other Debt Conditions”.

“Refinanced Indebtedness”: as defined in the definition of “Permitted Refinancing”.

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Company, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans or Other Revolving Commitments in accordance with Section 2.30.

“Refinancing Series”: Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-in Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments”: one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans”: one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register”: as defined in Section 10.6(d).

“Registered Equivalent Notes”: with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties”: as defined in Section 10.5.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Repricing Event”: (i) any prepayment, repayment or replacement of the Tranche B Term Loans, in whole or in part, with the proceeds of any new or replacement tranche of long term syndicated term loans secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Lien securing the Obligations with an All-in Yield less than the All-in Yield applicable to such portion of the Tranche B Term Loans (as such comparative yields are determined in a manner consistent with generally accepted financial practices) and (ii) any amendment to the Loan Documents which reduces the All-in Yield applicable to the Tranche B Term Loans, in each case, the primary purpose of which (as determined in good faith by the Company) was to reduce the All-in-Yield of such Tranche B Term Loans, but excluding any prepayment, repayment, replacement or amendment occurring in connection with a Change of Control or a Transformative Acquisition.

“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) then outstanding and (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding.

“Required Revolving Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.25(a).

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Company or any other applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, Treasurer and Controller of the Company or such Loan Party, as the case may be.

“Restricted Debt Payments”: as defined in Section 7.15.

“Restricted Payments”: as defined in Section 7.6.

“Retained Asset Sale Proceeds”: at any date of determination, an amount determined on a cumulative basis, that is equal to all Net Cash Proceeds from any Asset Sale or Recover Event received by the Company or any of its Subsidiaries that, pursuant to application of the Applicable Prepayment Percentage, are or were not required to be applied to prepay Term Loans pursuant to Section 2.13(b).

“Revolver Extension Request”: as defined in Section 2.26(b).

“Revolver Extension Series”: as defined in Section 2.26(b).

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Total Revolving Commitments is $500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Exposure and (c) such Lender’s Swingline Exposure.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans, including each Lender that became a party hereto as of the Closing Date.

“Revolving Loans”: as defined in Section 2.6(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: the date which is the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) the date on which the Revolving Commitments are terminated.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United National Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any sanctions authority of Switzerland or any other jurisdiction in which any Foreign Subsidiary Borrower is organized, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any sanctions authority of Switzerland or any other jurisdiction in which any Foreign Subsidiary Borrower is organized.

“S&P”: as defined in the definition of “Cash Equivalents”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Collateral Agreement, any Applicable Intercreditor Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller”: as defined in the recitals hereto.

“Senior Secured Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt that is secured by a Lien on the Collateral as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Separation and Distribution Agreement”: that certain Separation and Distribution Agreement to be dated on or about May 22, 2019 by and among the Company and VF.

“Shared Incremental Amount”: as of any date of determination, (a) the greater of (x) $385,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities, Incremental Equivalent Debt, Ratio Debt and/or Incurred Acquisition Debt incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (c) of the definition of “Incremental Cap” hereunder or clauses (l)(i)(B) or (p)(i)(B) of Section 7.2, as applicable.

“Significant Subsidiary”: at any time any Subsidiary, which at such time would meet the definition of “significant subsidiary” in Regulation S-X promulgated by the SEC.

“Single Employer Plan”: any Plan that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business.

“Special Purpose Finance Subsidiary”: a special purpose entity organized under the laws of any state of the United States of America that is formed by the Company or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder.

“Specified Transaction”: with respect to any period, any merger, Investment, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Facilities), Restricted Payment or designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Subordinated Indebtedness”: of any Person, any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company and (ii) Unrestricted Subsidiaries shall be deemed not to be Subsidiaries of the Company for any and all purposes of this Agreement and the other Loan Documents. The term “Subsidiary” shall not include any Special Purpose Finance Subsidiary for purposes of Section 7.1 only for so long as the proceeds of the Indebtedness incurred by such Special Purpose Finance Subsidiary are held in escrow.

“Subsidiary Borrower”: (i) Lee Wrangler and (ii) any Subsidiary of the Company that becomes a party hereto pursuant to Section 2.29 until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 2.29.

“Subsidiary Guarantor”: each Subsidiary of the Company other than any Excluded Subsidiary.

“Subsidiary Holding Company”: as defined in Section 7.4(b).

“Supply Chain Financing”: any agreement under which any bank, financial institution or other person may from time to time provide any financial accommodation to any of the Borrowers or any Subsidiary in connection with trade payables of the Borrower or any Subsidiary, in each case issued for the benefit of any such bank, financial institution or such other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Borrower or any Subsidiaries.

“Suspension Period”: the period commencing with the occurrence of a Suspension Period Event and ending on the first date on which the requirements of a Suspension Period Event are no longer satisfied.

“Suspension Period Event”: collectively, (a) no Indebtedness guaranteed by any of the Subsidiary Guarantors and secured by a Lien on the Collateral is then outstanding (other than the Tranche A Term Facility or the Revolving Facility) and (b) the corporate credit and/or corporate family ratings of the Company are higher than or equal to BBB- from S&P and Baa3 from Moody’s (in each case, with a stable or positive outlook).

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be equal to its applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: as the context may require, either (i) JPMCB, in its capacity as the lender of Swingline Loans denominated in U.S. Dollars, or (ii) JPMorgan Chase Bank, N.A., London Branch, an Affiliate of JPMCB, in its capacity as the lender of Swingline Loans denominated in Euros.

“Swingline Loans”: as defined in Section 2.8(a).

“Swingline Participation Amount”: as defined in Section 2.9(b).

“Swiss Borrower”: a Borrower which is incorporated in Switzerland or, if different, is otherwise deemed to be resident in Switzerland for purpose of Swiss Withholding Tax.

“Swiss Francs”: the lawful currency of Switzerland.

“Swiss Guidelines”: all relevant guidelines or explanatory notes issued by the Swiss Federal Tax Administration as amended, replaced or newly issued from time to time, including the established practice of the Swiss Federal Tax Administration and any court decision relating thereto.

“Swiss Loan Parties”: each Foreign Loan Party which is incorporated in Switzerland (each a “Swiss Loan Party”).

“Swiss Non-Bank Rules”: the Swiss Ten Non-Qualifying Bank Rule and the Swiss Twenty Non-Qualifying Bank Rule

“Swiss Permitted Non-Qualifying Bank”: in aggregate up to 10 (ten) Lenders which are not, in each case, Swiss Qualifying Banks in accordance and as defined in the Swiss Guidelines but have been accepted by the Borrower as such.

“Swiss Qualifying Bank”: a person or entity (including any commercial bank or financial institution (irrespective of its jurisdiction of organization)) acting on its own account which has a banking licence in force and effect issued in accordance with the banking laws in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, and which, in both cases, effectively exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making all in accordance and as defined in the Swiss Guidelines.

“Swiss Ten Non-Qualifying Bank Rule”: the rule that the aggregate number of creditors (or deemed creditors) (including the Lenders), other than Swiss Qualifying Banks , of a Swiss Borrower under the Agreement must not at any time exceed 10 (ten), all in accordance with the meaning of the Swiss Guidelines.

“Swiss Twenty Non-Qualifying Bank Rule”: the rule that the aggregate number of creditors (or deemed creditors) (including the Lender), other than Swiss Qualifying Banks, of a Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Guidelines), such as loans, facilities and/or private placements (including under this Agreement) made or deemed to be made by a Swiss Borrower must not at any time exceed 20 (twenty), all in accordance with the meaning of the Swiss Guidelines.

“Swiss Withholding Tax”: any taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.

“TARGET”: the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Operating Day”: any day on which both (a) banks in London are open for general business and (b) the TARGET is open for the settlement of payments in Euros.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Ticking Fee” : as defined in Section 2.10(d).

“Term Lenders”: the Tranche A Term Lenders, the Tranche B Term Lenders and any other Lender which holds a Term Loan.

“Term Loans”: the Tranche A Term Loans, Tranche B Term Loans and any term loans made under an Incremental Facility.

“Term Loan Extension Request”: as defined in Section 2.26(a).

“Term Loan Extension Series”: as defined in Section 2.26(a).

“Test Period”: for any date of determination, the most recent period of four consecutive fiscal quarters of the Company ended prior to such date of determination in respect of which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(or, prior to the delivery of any financial statements pursuant to Section 6.1, the period of four consecutive fiscal quarters ended December 29, 2018).

“Title Company”: as defined in Section 6.11(b)(a).

“Title Policy”: as defined in Section 6.11(b)(a).

“Total Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments may be increased or reduced from time to time pursuant to Sections 2.27 and 2.11, respectively.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche A Final Maturity Date”: the date which is the fifth anniversary of the Closing Date; provided, however, if such date is not a Business Day, the Tranche A Final Maturity Date shall be the next preceding Business Day.

“Tranche A Term Commitment”: as to any Tranche A Term Lender, the obligation of such Tranche A Term Lender to make a Tranche A Term Loan to the Company pursuant to Section 2.3.

“Tranche A Term Lender”: each Lender that holds a Tranche A Term Loan or a Tranche A Term Commitment.

“Tranche A Term Loan”: as defined in Section 2.3. The initial aggregate amount of the Tranche A Term Loans is $750,000,000, and on the Closing Date, each Tranche A Term Lender will hold a Tranche A Term Loan in an amount equal to the amount set forth opposite its name on Schedule 1.1A, or as may subsequently be set forth in the Register from time to time, as the same may be adjusted from time to time pursuant to this Agreement.

“Tranche A Term Percentage”: as to any Tranche A Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loan then outstanding constitutes of the aggregate principal amount of all of the Tranche A Term Loans then outstanding.

“Tranche B Final Maturity Date”: the date which is the seventh anniversary of the Closing Date; provided, however, if such date is not a Business Day, the Tranche B Final Maturity Date shall be the next preceding Business Day.

“Tranche B Term Commitment”: as to any Tranche B Term Lender, the obligation of such Tranche B Term Lender to make a Tranche B Term Loan to the Company pursuant to Section 2.1.

“Tranche B Term Lender”: each Lender that holds a Tranche B Term Loan or a Tranche B Term Commitment.

“Tranche B Term Loan”: as defined in Section 2.1. The initial aggregate amount of the Tranche B Term Loans is $300,000,000, and on the Closing Date, each Tranche B Term Lender will hold a Tranche B Term Loan in an amount equal to the amount set forth opposite its name on Schedule 1.1 A, or as may subsequently be set forth in the Register from time to time, as the same may be adjusted from time to time pursuant to this Agreement.

“Tranche B Ticking Fee Rate”: as defined in Section 2.10(d).

“Transactions”: collectively, (i) the entering into, and creating security interests in Collateral under, the Loan Documents and the use of the proceeds of the Loans pursuant thereto, (ii) the Closing Date Cash Transfer and (iii) the payment of fees and expenses incurred in connection with the foregoing clauses (i) through (ii).

“Transferee”: any Assignee or Participant.

“Transformative Acquisition”: any material acquisition or investment by the Company or any of its Subsidiaries in or with a third party that is either (a) not permitted by the terms of the Loan Documents immediately prior to the signing or consummation of such acquisition or investment or (b) if permitted by the terms of the Loan Documents immediately prior to the signing or consummation of such acquisition or investment, would not provide the Company and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.

“Type”: as to any Loan, its nature as an ABR Loan, a Canadian Prime Rate Loan, a Eurodollar Loan, CDOR Loan or an Overnight LIBOR Loan.

“U.S. Dollars” or “$”: dollars in lawful currency of the United States.

“U.S. Person”: as defined in Section 2.21(f)(i).

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.10 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: the Company and the Administrative Agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen”: the lawful currency of Japan.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards

Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Company and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

(f) Notwithstanding anything to the contrary herein, no Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein) being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the related transaction was entered into or designated as a Cash Management Obligation provided that, for purposes of determining whether a new transaction or designation complies with any such limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein), the then current currency exchange rates shall be applied to all previous transactions or designations made in reliance on such limitation.

(g) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

1.3. Currency Conversion. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate in its reasonable discretion.

(b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders and the Loan Parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.

1.4. Terms Generally; Pro Forma Calculations. (a) For purposes of determining compliance at any time with Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.10 and 7.15, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transactions or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.2 (other than Section 7.2(a)), 7.3 (other than Section 7.3(j)), 7.4, 7.5, 7.6 and 7.15 (each of the foregoing, a “Reclassifiable Item”), the Company, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness,

Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.10 and 7.15, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

(b) Notwithstanding anything to the contrary herein, but subject to Sections 1.4(c), (d) and (e) and the last paragraph of the definition of “Pro Forma Basis”, all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Net Income and Consolidated EBITDA contained in this Agreement that are calculated with respect to any applicable Test Period during which any Specified Transaction occurs) shall be calculated with respect to such applicable Test Period and such Specified Transaction on a Pro Forma Basis. Further, if since the beginning of any such applicable Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such applicable Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such applicable Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.

(c) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including any First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Consolidated Interest Coverage Ratio test) and/or the amount of Consolidated EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to clause (d) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including any First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Consolidated Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Net Income or Consolidated EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default), in each case other than for purposes of the making of any Revolving Extension of Credit (other than under an Incremental Revolving Facility and to the extent not prohibited by the terms of the applicable Incremental Facility Amendment) or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any acquisition, consolidation, business combination or similar Investment, the consummation of which by the Company is not conditioned on the availability of, or obtaining, third party financing, and/or (B) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment (clauses (A) and (B), collectively, a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Company, (A) in the case of any such acquisition, consolidation, business combination or similar Investment, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1) either (x) the execution of a letter of intent or the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, consolidation, business combination or Investment and (B) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1 at the time of) (x) delivery of irrevocable notice with respect to such redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or (y) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of such Indebtedness, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition, consolidation, business combination or similar Investment and/or Restricted Debt Payment, incurrence of Indebtedness or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and any other acquisition, consolidation, business combination or similar Investment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, incurrence of Indebtedness or other transaction that has not been consummated but with respect to which the Company has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.4(d), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Company or any Subsidiary). For the avoidance of doubt, if the Company shall have elected the option set forth in clause (x) of any of the preceding clauses (1) or (2) in respect of any transaction, then (i) the Company shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Company’s election of such option and (ii) any further determination with respect to incurrence tests prior to the earlier of the consummation of such Limited Condition Transaction and the termination of such Limited Condition Transaction will require the Company to comply with such tests on a Pro Forma Basis assuming the applicable Limited Condition Transaction has been consummated and the applicable acquisition debt has been incurred. The provisions of this paragraph (d) shall also apply in respect of the incurrence of any Incremental Facility.

(e) Notwithstanding anything to the contrary herein, unless the Company otherwise notifies the Administrative Agent, with respect to any amount incurred (including under Section 2.27 (including the definition of Incremental Cap used therein)) or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Consolidated Interest Coverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility, any or any other permitted revolving facility and any cap expressed as a percentage of Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Senior Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Consolidated Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Company prior to utilization of any amount under a Fixed Amount then available to the Company.

(f) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

(g) The increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 7.2 and will be deemed not to be the granting of a Lien for purposes of Section 7.3.

(h) For purposes of determining compliance with Section 7.2 or Section 7.3, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred).

(i) For the avoidance of doubt, for purposes of determining compliance with Section 7.2(h), (j), (l), (n) and (p) and any other comparable provision of Section 7.2, a Permitted Refinancing in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated or Consolidated EBITDA-governed basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated or EBITDA-governed basket, and such U.S. Dollar-denominated or EBITDA-governed basket shall be deemed to continue to be utilized by the amount of the original Indebtedness incurred unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding.

(j) Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(k) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired (or, if such subsequent Person ceases to be a Subsidiary of the original Person, disposed of) on the first date of its existence by the holders of its Capital Stock at such time.

1.5. Swiss terms. In this Agreement, where it relates to a Swiss entity, such as a Swiss Borrower, a reference to a winding-up or dissolution includes:

(a) a filing for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the Swiss Federal Debt Enforcement and Bankruptcy Act;

(b) the filing for a request for a moratorium (Gesuch um Nachlasstundung) or a grant of a moratorium (Nachlassstundung) within the meaning of the Swiss Federal Debt Enforcement and Bankruptcy Act;

(c) a moratorium on any of its indebtedness, its dissolution or liquidation; and

(d) a postponement of a bankruptcy (Konkursaufschub) within the meaning of Art. 725a of the Swiss Code of Obligations.

SECTION 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2.1. Tranche B Term Commitments. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan denominated in U.S. Dollars (a “Tranche B Term Loan”) to the Company on the Closing Date in the amount set forth under the heading “Tranche B Term Loan” opposite such Tranche B Term Lender’s name on Schedule 1.1A. The Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.14.

2.2. Procedure for Tranche B Term Loan Borrowing. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the anticipated Closing Date in the case of ABR Loans or one Business Day prior to the anticipated Closing Date in the case of Eurodollar Loans) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date and specifying (i) the amount and the Type of Loans to be borrowed, (ii) the anticipated Closing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Each such borrowing shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice of borrowing the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Each Tranche B Term Lender will make the amount of its Tranche B Term Loan available to the Administrative Agent for the account of the Company at the Funding Office prior to 1:00 p.m., New York City time, on the Closing Date. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders and in like funds as received by the Administrative Agent.

2.3. Tranche A Term Commitments. Subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make a term loan denominated in U.S. Dollars (a “Tranche A Term Loan”) to the Company on the Closing Date in an amount not to exceed the amount set forth under the heading “Tranche A Term Loan” opposite such Tranche A Term Lender’s name on Schedule 1.1A. The Tranche A Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.4 and 2.14.

2.4. Procedure for Tranche A Term Loan Borrowing. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the anticipated Closing Date in the case of ABR Loans or one Business Day prior to the anticipated Closing Date in the case of Eurodollar Loans) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the Closing Date and specifying (i) the amount and the Type of Loans to be borrowed, (ii) the anticipated Closing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Each such borrowing shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice of borrowing the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Each Tranche A Term Lender will make the amount of its Tranche A Term Loan available to the Administrative Agent for the account of the Company at the Funding Office prior to 2:00 p.m., New York City time, on the Closing Date. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders and in like funds as received by the Administrative Agent.

2.5. Repayment of Term Loans. (a) The Tranche A Term Loan of each Tranche A Term Lender shall be repaid (i) in 19 consecutive quarterly installments, commencing with the first full fiscal quarter ending after the Closing Date, each of which shall be in an amount equal to such Lender’s Tranche A Term Percentage multiplied by the amount set forth below opposite each installment (as such payments may be adjusted from time to time as a result of the application of prepayments in accordance with Section 2.12 or 2.13, an extension pursuant to Section 2.26 or an increase pursuant to Section 2.27, in each case subject solely to the applicable conditions set forth therein (and without, for the avoidance of doubt, the consent of any Lenders or other parties)) and (ii) on the Tranche A Final Maturity Date, the remainder of the principal amount of the Tranche A Term Loans outstanding on such date, together in each case with accrued but unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Installment	Amount
First full fiscal quarter after Closing Date	$4,687,500
Second fiscal quarter after Closing Date	$4,687,500
Third fiscal quarter after Closing Date	$4,687,500
Fourth fiscal quarter after Closing Date	$4,687,500
Fifth fiscal quarter after Closing Date	$9,375,000
Sixth fiscal quarter after Closing Date	$9,375,000
Seventh fiscal quarter after Closing Date	$9,375,000
Eighth fiscal quarter after Closing Date	$9,375,000
Ninth fiscal quarter after Closing Date	$9,375,000
Tenth fiscal quarter after Closing Date	$9,375,000
Eleventh fiscal quarter after Closing Date	$9,375,000
Twelfth fiscal quarter after Closing Date	$9,375,000
Thirteenth fiscal quarter after Closing Date	$9,375,000
Fourteenth fiscal quarter after Closing Date	$9,375,000
Fifteenth fiscal quarter after Closing Date	$9,375,000
Sixteenth fiscal quarter after Closing Date	$9,375,000
Seventeenth fiscal quarter after Closing Date	$9,375,000
Eighteenth fiscal quarter after Closing Date	$9,375,000
Nineteenth fiscal quarter after Closing Date	$9,375,000

(b) The principal amount of the Tranche B Term Loans of the Tranche B Term Lenders shall be repaid (i) on the last Business Day of each March, June, September and December prior to the Tranche B Final Maturity Date, commencing with the first full fiscal quarter ending after the Closing Date, in an amount equal to (A) for each of the first four fiscal quarters ending after the Closing Date, 0.625% of the original principal amount of the Tranche B Term Loans and (B) for the fifth full fiscal quarter ending after the Closing Date and each fiscal quarter ending thereafter and prior to the Tranche B Final Maturity Date, 1.25% of the original principal amount of the Tranche B Term Loans (in each case, as such payments may be adjusted from time to time as a result of the application of prepayments in accordance with Section 2.12 or 2.13, an extension pursuant to Section 2.26 or an increase pursuant to Section 2.27, in each case subject solely to the applicable conditions set forth therein (and without, for the avoidance of doubt, the consent of any Lenders or other parties)) and (ii) on the Tranche B Final Maturity Date, the remainder of the principal amount of the Tranche B Term Loans outstanding on such date, together in each case with accrued but unpaid interest on the principal amount to be paid to but excluding the date of such payment.

2.6. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees (i) to make revolving credit loans denominated in U.S. Dollars (“Dollar Revolving Loans”) to the Borrowers and (ii) to make revolving credit loans denominated in one or more Foreign Currencies (“Foreign Currency Revolving Loans”; together with the Dollar Revolving Loans, the “Revolving Loans”) to the Borrowers, in each case from time to time at such Borrower’s request during the Revolving Commitment Period in an aggregate principal amount (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) at any one time outstanding which, when added to the sum of (i) such Lender’s Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Revolving Loans then outstanding and (ii) such Lender’s Swingline Exposure then outstanding (which, in the case of the Swingline Lender, shall be the aggregate principal amount of all Swingline Loans outstanding at such time less the participation amounts otherwise funded by the Revolving Lenders other than a Swingline Lender) does not exceed the amount of such Lender’s Revolving Commitment, after giving effect to the use of proceeds of any Revolving Loans to repay any Swingline Loans. During the Revolving Commitment Period each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.7 and/or 2.14. The Foreign Currency Revolving Loans denominated in any Foreign Currency other than Canadian Dollars shall be Eurodollar Loans. The Foreign Currency Revolving Loans denominated in Canadian Dollars shall be CDOR Loans or Canadian Prime Rate Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.7 and/or 2.14.

(b) Each Borrower shall repay all outstanding Revolving Loans made to such Borrower on the Revolving Termination Date; provided, for the avoidance of doubt, that nothing in this Section 2.6(b) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

(c) The Borrower may, subject to the conditions to borrowing set forth herein, request that any such repayment of a Swingline Loan be financed with the proceeds of a borrowing under the Revolving Facility, upon which the Borrower’s obligation to make such repayment of such Swingline Loan shall be satisfied by the resulting borrowing under the Revolving Facility.

2.7. Procedure for Revolving Loan Borrowing. (a) Each Borrower may borrow Dollar Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) prior to 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and the Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the initial Interest Period therefor. Each such borrowing of Dollar Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof, respectively; provided further that not greater than $100,000,000 (exclusive of any usage of the Revolving Facility to backstop or rollover Existing Letters of Credit or for working capital) of the Revolving Facility shall be available on the Closing Date to fund the Transactions (including payment of related fees and expenses). Upon receipt of any such notice of borrowing under the Revolving Facility from a Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. In the case of a borrowing under the Revolving Facility, each Revolving Lender will make the amount of its Revolving Percentage of such borrowing of Dollar Revolving Loans available to the Administrative Agent for the account of such Borrower at the Domestic Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b) Each Borrower may borrow Foreign Currency Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 11:00 a.m., London time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in a Foreign Currency other than Yen, (ii) 11:00 a.m., London time, four Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Yen, (iii) 11:00 a.m., Toronto time, three Business Days prior to the requested Borrowing Date, in the case of CDOR Loans or (iv) 12:00 Noon, Toronto time, one Business Day prior to the Borrowing Date, in the case of Canadian Prime Rate Loans) specifying (i) the amount and the Type of Foreign Currency Revolving Loans to be borrowed and the Foreign Currency with respect thereto, (ii) the requested Borrowing Date and (iii) the initial Interest Periods with respect thereto. Upon receipt of any such notice of borrowing under the Revolving Facility from a Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. Each borrowing of Foreign Currency Revolving Loans shall be in a minimum amount equal to the Applicable Minimum Amount for the relevant Foreign Currency; provided that a Foreign Currency Revolving Loan denominated in Euros may be in an aggregate amount that is required to finance the repayment of a Swingline Loan as contemplated by Section 2.6(c). Each Lender shall make the amount of its Revolving Percentage of such borrowing of Foreign Currency Revolving Loans available to the Administrative Agent for the account of the relevant Borrower by wire transfer of immediately available funds in the relevant Foreign Currency by 12:00 Noon, London time (or 12:00 Noon, Toronto time in the case of loans denominated in Canadian Dollars), on the Borrowing Date requested by such Borrower to the account of the Administrative Agent most recently designated by it for such purposes by notice to the Lenders. The Administrative Agent will make such Foreign Currency Revolving Loans available to the relevant Borrower promptly crediting the amounts so received, in like funds, to the account of the relevant Borrower specified in such notice of borrowing from such Borrower.

(c) Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

2.8. Swingline Commitments. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to a Borrower under the Revolving Commitments by making swing line loans to such Borrower denominated in U.S. Dollars or Euros (the “Swingline Loans”) in the United States or in the United Kingdom; provided that no Borrower shall request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan (i) the aggregate amount of the Available Revolving Commitments would be less than zero, (ii) the aggregate amount of all Swingline Loans would exceed the Swingline Commitment or (iii) the sum of (x) the Swingline Exposure of such Swingline Lender (which shall be the aggregate principal amount of all Swingline Loans outstanding at such time less the participation amounts otherwise funded by the Revolving Lenders other than a Swingline Lender), (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect. During the Revolving Commitment Period, each Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans denominated in U.S. Dollars shall be ABR Loans only and Swingline Loans denominated in Euros shall be Overnight LIBOR Swingline Loans only.

(b) The applicable Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan no later than the earlier of (a) the tenth Business Day after the making of such Swingline Loan and (b) the Revolving Termination Date; provided, for the avoidance of doubt, that nothing in this Section 2.8(b) creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.9. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans, it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 p.m. New York City time (in the case of a Swingline Loan denominated in U.S. Dollars) or 2:00 p.m. London time (in the case of a Swingline Loan denominated in Euros) on the proposed Borrowing Date), specifying (i) the amount to be borrowed and the currency and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment denominated in U.S. Dollars shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof, and each borrowing under the Swingline Commitment denominated in Euros shall be in an amount equal to €100,000 or a whole multiple of €100,000 in excess thereof. Not later than 3:00 p.m. New York City time (in the case of a Swingline Loan denominated in U.S. Dollars) or 3:00 p.m. London time, (in the case of a Swingline Loan denominated in Euros), on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, require each Revolving Lender to purchase for cash an undivided participating interest in the then outstanding Swingline Loans made by the Swingline Lender by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans made by the Swingline Lender then outstanding.

(c) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the applicable Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans made by the Swingline Lender then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(d) Each Revolving Lender’s obligation to purchase participating interests pursuant to Section 2.9(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) If the maturity date shall have occurred in respect of any tranche of Revolving Commitments at a time when another Class(es), tranche(s) or series of Revolving Commitments is or are in effect with a longer maturity date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender, on the earliest occurring maturity date, such Swingline Loan shall be deemed reallocated to the Class(es), tranche(s) or series of the Non-Expiring Credit Commitments on a pro rata basis; provided that to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid. Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Swingline Loans may be reduced as agreed between the Swingline Lender and the Company, without the consent of any other Person.

2.10. Commitment Fees, etc. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the second Business Day of each January, April, July and October and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent.

(c) The Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender with a Tranche A Term Commitment or Revolving Commitment, a fee which shall accrue at the rate of 0.30% per annum of the total outstanding amount of the Revolving Commitments and Tranche A Term Commitments (the foregoing fee, the “Pro Rata Ticking Fee”). The Pro Rata Ticking Fee shall accrue during the period commencing on the date that is 46 days following the date of allocation of the Tranche A Term Commitments and Revolving Commitments, as applicable, to the earlier of (x) the Closing Date and (y) the date of the termination or expiration of the Tranche A Term Commitments or Revolving Commitments, respectively, and be payable in full on such earlier date.

(d) The Company agrees to pay to the Administrative Agent for the ratable account of each Lender with a Tranche B Term Commitment, a fee which shall accrue at Tranche B Ticking Fee Rate on the total outstanding amount of the Tranche B Term Commitments (the foregoing fee, the “Term B Ticking Fee”). The Term B Ticking Fee shall accrue during the period commencing on the date that is 46 days following the date of allocation of the Tranche B Term Commitments (the “Allocation Date”) to the earlier of (x) the Closing Date and (y) the date of termination or expiration of the Tranche B Term Commitments, and be payable in full on such earlier date. The “Tranche B Ticking Fee Rate” means (1) for the period from (and including) the date that is 46 days following Allocation Date through (and including) the date that is 75 days following the Allocation Date, 2.125% per annum and (2) for the period from (and including) the date that is 76 days following the Allocation Date until the earlier of the Closing Date and the date of termination or expiration of the Tranche B Term Commitments, the sum of (A) 4.25% per annum and (B) the Eurodollar Rate for Loans denominated in U.S. Dollars (including any floor applicable thereto) based on a one month Interest Period.

2.11. Termination or Reduction of Revolving Commitments. The Company shall have the right, upon not less than three Business Days’ notice (or shorter notice period approved by the Administrative Agent) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Notwithstanding the foregoing, the Company may rescind or postpone any notice of termination of the Revolving Commitments if such termination would have resulted from a refinancing of all or any portion of any Facility or Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

2.12. Optional Prepayments. (a) The Borrowers may at any time and from time to time prepay the Loans (other than Foreign Currency Revolving Loans), in whole or in part, without premium or penalty (except as set forth below), upon notice delivered to the Administrative Agent (a) at least three Business Days (or shorter notice period approved by the Administrative Agent) prior thereto in the case of Eurodollar Loans and (b) on the same Business Day in the case of ABR Loans or Overnight LIBOR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or Overnight LIBOR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.22. The Borrowers may at any time and from time to time prepay Foreign Currency Revolving Loans of one or more Classes, series or tranches, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent, (a) not later than 11:00 a.m., London time (or in the case of Foreign Currency Revolving Loans denominated in Canadian Dollars, 11:00 a.m. Toronto time), three Business Days (or shorter notice period approved by the Administrative Agent) prior to the date of prepayment in the case of Eurodollar Loans or CDOR Loans or (b) not later than 11:00 a.m. Toronto time on the same Business Day in the case of Canadian Prime Rate Loans, which notice shall specify the date, amount, Type, Class or tranche and Foreign Currency of such Loan to be prepaid; provided, that if a Eurodollar Loan or CDOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.22. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans or Canadian Prime Rate Loans and Swingline Loans that are ABR Loans) accrued interest to such date on the amount prepaid; provided that notwithstanding anything to the contrary contained in this Agreement, the Company may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 2.12(a), if such prepayment would have resulted from a refinancing of all or any portion of any Facility or Facilities which refinancing shall not be consummated or shall otherwise be delayed. Partial prepayments of Tranche A Term Loans and Dollar Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Revolving Loans shall be in a minimum principal amount equal to the Applicable Minimum Amount for the relevant Foreign Currency. Any optional prepayments of the Term Loans shall be applied to the remaining installments thereof as selected by the Company (or absent any such selection in the direct order of maturity).

(b) If a Repricing Event occurs on or prior to the date that is six months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount of the Tranche B Term Loans prepaid, repaid or subject to an amendment (including to any Lenders that do not consent to such amendment and are required to assign their loans in connection with such amendment) in each case in connection with such Repricing Event.

2.13. Mandatory Prepayments. (a) If any Indebtedness shall be incurred by the Company or any of its Subsidiaries after the Closing Date (other than any permitted Indebtedness incurred in accordance with Section 7.2 (except for Credit Agreement Refinancing Indebtedness which shall be applied in accordance with clause (iii) of the definition thereof)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.13(d).

(b) If on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, the Applicable Prepayment Percentage of such Net Cash Proceeds shall be applied on the fifth Business Day following the receipt thereof toward the prepayment of the Term Loans as set forth in Section 2.13(d); provided, that, notwithstanding the foregoing, at the option of the Company, the Company may reinvest the Net Cash Proceeds in the business of the Company or any of its Subsidiaries within (x) 12 months following the receipt of such Net Cash Proceeds or (y) 18 months following the receipt of such Net Cash Proceeds, in the event that the Company or any of its Subsidiaries shall have entered into a binding commitment within 12 months following the receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds in the business of the Company or any of its Subsidiaries (it being understood that if any portion of such Net Cash Proceeds are no longer intended to be reinvested or are not reinvested within such 18-month period, the Applicable Prepayment Percentage of such Net Cash Proceeds shall be applied on the fifth Business Day after the Company reasonably determines that such Net Cash Proceeds are no longer intended to be or are not reinvested within such 18-month period toward prepayment of the Term Loans as set forth in Section 2.13(d)); provided that if at the time that any such prepayment would be required, the Company or any of its Subsidiaries is required to prepay or offer to repurchase with the Net Cash Proceeds of such Asset Sale or Recovery Event any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Ratio Debt, Incurred Acquisition Debt or any other Indebtedness outstanding at such time, in each case that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be offered to be so repurchased, “Other Applicable Asset Sale Indebtedness”), then the Company may apply the Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Asset Sale Indebtedness at such time) to the prepayment of such Other Applicable Asset Sale Indebtedness; it being understood that the portion of the Net Cash Proceeds allocated to the Other Applicable Asset Sale Indebtedness shall not exceed the amount of the Net Cash Proceeds required to be allocated to the Other Applicable Asset Sale Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.13(b) shall be reduced accordingly.

(c) In the event that for any fiscal year of the Company (commencing with the first full fiscal year ending after the Closing Date), there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date, prepay Tranche B Term Loans in an aggregate amount (the “ECF Prepayment Amount”) equal to the ECF Percentage of such Excess Cash Flow less (i) the aggregate amount of voluntary prepayments, redemptions and repurchases of (including in connection with any termination of Commitments pursuant to Section 2.24 or any purchases described in Section 10.6(k), which shall be credited to the extent of the principal amount of the Indebtedness purchased or terminated) (A) Term Loans (including Loans under Incremental Term Facilities), Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Refinancing Term Loans, Other Revolving Loans, Ratio Debt, Incurred Acquisition Debt and any other Indebtedness permitted under Section 7.2, in each case under this sub-clause (A), to the extent such debt is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations and (B) the Loans under the Revolving Facility (including Loans under any Incremental Revolving Facility) (to the extent accompanied by a permanent reduction of the corresponding Revolving Commitment), in the case of each of clause (A) and clause (B), made during such fiscal year (without duplication in the next fiscal year) or, at the Company’s election, after the end of such fiscal year and prior to the time such Excess Cash Flow prepayment is due, and other than to the extent that any such prepayment, redemption or repurchase is funded with the proceeds of Long-Term Indebtedness and (ii) the aggregate amount of any Capital Expenditures (including contracted but not yet consummated and planned Capital Expenditures) made during such fiscal year (without duplication in the next fiscal year) or, at the Company’s election, after the end of such fiscal year and prior to the time such Excess Cash Flow prepayment is due, and other than to the extent that any such Capital Expenditure is funded with the proceeds of Long-Term Indebtedness; provided that, with respect to each fiscal year, a prepayment shall only be required under this Section 2.13(c) if the applicable prepayment under this Section 2.13(c) for such fiscal year is greater than $17,500,000 (the “ECF Threshold”); provided further that only amounts in excess of the ECF Threshold shall be required to be applied to prepay Tranche B Term Loans under this Section 2.13(c); provided further that if at the time that any such prepayment would be required, the Company or any of its Subsidiaries is required to prepay or offer to repurchase with Excess Cash Flow any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Refinancing Term Loans, Other Revolving Loans, Ratio Debt, Incurred Acquisition Debt or any other Indebtedness outstanding at such time that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be offered to be so repurchased, “Other Applicable ECF Indebtedness”), then the Company may apply the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable ECF Indebtedness at such time) to the prepayment of such Other Applicable ECF Indebtedness; it being understood that the portion of such ECF Prepayment Amount allocated to the Other Applicable ECF Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other Applicable ECF Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Tranche B Term Loans in accordance with the terms hereof.

(d) The application of any prepayment pursuant to Section 2.13(a) or (b) shall be made ratably to the Term Loans based on the outstanding respective principal amounts thereof. The application of any prepayment pursuant to Section 2.13(c) shall be applied solely to the Tranche B Term Loans. Partial prepayments of the Term Loans pursuant to this Section 2.13 shall be applied to the remaining installments thereof in the direct order of maturity. The application of any prepayment of Term Loans pursuant to this Section 2.13 shall be made, first, to ABR Loans and second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.13 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by a Borrower pursuant to Section 2.13(b) or (c), to decline all (but not a portion) of its prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the Company and used for any purpose permitted (or not prohibited) hereunder, including to increase the Available Amount; provided that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.13(a) above to the extent that such prepayment is made with the proceeds of any Credit Agreement Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its ratable percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s ratable percentage of the total amount of such mandatory prepayment of the Term Loans.

(f) If the Distribution has not occurred on or prior to the seventh Business Day after the Closing Date, then (i) the Company shall immediately repay the Tranche A Term Loans, Tranche B Term Loans, the Revolving Loans and the Swingline Loans in an amount equal to the aggregate principal amount thereof and shall immediately pay any accrued interest and fees thereon and shall cash collateralize L/C Obligations in respect of any Letters of Credit (in an amount equal to 101% of the face amount thereof) and (ii) the Revolving Commitments shall immediately terminate. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, to the extent the Tranche A Term Loans and/or the Tranche B Term Loans are funded net of any original issue discount or upfront fees, the repayment of the Tranche A Term Loans and/or the Tranche B Term Loans plus any accrued and unpaid interest and fees with respect to the Tranche A Term Loans and/or the Tranche B Term Loans net of such original issue discount or upfront fees shall constitute payment in full of such Tranche A Term Loans and/or such Tranche B Term Loans.

(g) If at any time the Total Revolving Extensions of Credit exceed 105% of the Total Revolving Commitments (including as a result of a change in the Exchange Rate for the purchase of U.S. Dollars with a Foreign Currency), the Borrowers shall, within one Business Day of notice thereof from the Administrative Agent, prepay the Revolving Loans in an amount equal to the amount of such excess or, to the extent the principal amount of Revolving Loans outstanding is less than the amount of such excess, cash collateralize L/C Obligations in respect of any Letters of Credit (in an amount equal to 101% of the face amount thereof) (or backstop or provide credit support reasonably acceptable to the applicable Issuing Lender), in each case to the extent necessary to eliminate any such excess.

(h) Notwithstanding any other provisions of Section 2.13, to the extent any or all of the Net Cash Proceeds from any Asset Sale or Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Company or any applicable Domestic Subsidiary (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation as long as such repatriation does not create a material adverse tax consequence) or if the Company has determined in good faith that repatriation of any such amount to the Company or any applicable Domestic Subsidiary would have material adverse tax consequences with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary for so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Company or the applicable Domestic Subsidiary, or the Company believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Company determines in good faith that such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the applicable Term Loans as otherwise required pursuant to this Section 2.13; provided that, notwithstanding the foregoing, the Company and the applicable Foreign Subsidiary shall have no obligation to repatriate any Net Cash Proceeds (or take any further action with respect thereto) from and after the date that is twelve months after the receipt of such Net Cash Proceeds or the date such Excess Cash Flow is required to be repaid by the Company pursuant to Section 2.13(c).

2.14. Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert Eurodollar Loans denominated in U.S. Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans denominated in U.S. Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan denominated in U.S. Dollars when any Event of Default has occurred and is continuing and the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Borrower may elect from time to time to convert CDOR Loans to Canadian Prime Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of CDOR Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert Canadian Prime Rate Loans to CDOR Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no Canadian Prime Rate Loan under a particular Facility may be converted into a CDOR Loan when any Event of Default has occurred and is continuing and the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Any Eurodollar Loan or CDOR Loan shall be continued as such upon the expiration of the then current Interest Period with respect thereto unless the applicable Borrower gives notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of a different length of the next Interest Period to be applicable to such Loans or elects to convert such Loan to an ABR Loan or Canadian Prime Rate Loan, as applicable; provided that no Eurodollar Loan under a particular Facility or CDOR Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans denominated in U.S. Dollars or Canadian Dollars, respectively, shall be automatically converted to ABR Loans or Canadian Prime Rate Loans, respectively, on the last day of such then expiring Interest Period and any Eurodollar Loans denominated in any other currency shall be continued as such, with an Interest Period of one month’s duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(d) It is understood and agreed that (i) only a Borrowing denominated in U.S. Dollars may be made as, or converted to, an ABR Loan, (ii) only a Borrowing denominated in Canadian Dollars may be made as, or converted to, a Canadian Prime Rate Loan or a CDOR Loan (iii) only a Borrowing denominated in U.S. Dollars or a Foreign Currency other than Canadian Dollars may be made as, or converted to, or continued as, a Loan bearing interest at the Eurodollar Rate, and (iv) only a Borrowing denominated in Euros may be converted to a Loan bearing interest at the Overnight LIBOR Loan in the circumstances described in Section 2.18 or Section 2.20.

2.15. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans (based on, in the case of Foreign Currency Revolving Loans, the Dollar Equivalent of such Foreign Currency Revolving Loans) comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.16. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Eurodollar Rate determined for such day for the applicable currency plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Each Canadian Prime Rate Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(d) Each Overnight LIBOR Loan shall bear interest at a rate per annum equal to the Overnight LIBOR Rate plus the Applicable Margin.

(e) Each CDOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the CDO Rate determined for such day plus the Applicable Margin.

(f) (i) If all or a portion of the principal amount of or interest on any Loan or Reimbursement Obligation shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace or cure periods applicable thereto), such overdue amounts shall bear interest at a rate per annum equal to (x) in the case of overdue amounts in respect of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of overdue amounts in respect of any Reimbursement Obligation, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest, commitment fee or other amount payable hereunder shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace or cure periods applicable thereto), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) (unless such overdue amount is denominated in a Foreign Currency, in which case such overdue amount shall bear interest of a rate per annum equal to the highest rate then applicable under this Agreement to Foreign Currency Revolving Loans in such currency plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(g) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

(h) By entering into this Agreement, the parties hereto have assumed that the interest payable at the rates specified in this Agreement is not and will not be subject to any deduction of Swiss Withholding Tax. Nevertheless, if a deduction of Swiss Withholding Tax is required by law to be made by a Swiss Borrower in respect of any interest payable under this Agreement and should it be unlawful for a Swiss Borrower to comply with Section 2.21(a) for any reason (where this would otherwise be required by the terms of Section 2.21 and taking into account the exclusions in Section 2.21), and if the gross-up in accordance with Section 2.21 is effectively not paid,

(i) the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment as provided for otherwise in this Section 2.16 in the absence of this Section 2.16(h)), divided by (B) 1 minus the rate at which the relevant deduction of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of 1);

(ii) (A) the Swiss Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.16(h), and (B) the Swiss Borrower shall make the deduction of Swiss Withholding Tax (within the time allowed and in the minimum amount required by law) on the interest so recalculated; and

(iii) all references to a rate of interest under this Agreement shall be construed accordingly.

To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to a deduction of Swiss Withholding Tax, the Lenders and such Swiss Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for such Swiss Borrower to obtain authorization to make interest payments without them being subject to such deduction of Swiss Withholding Tax or to reduce the applicable withholding tax rate. If a Swiss Borrower pays the interest recalculated under this Section 2.16(h), that Swiss Borrower shall cooperate with each relevant Lender to enable that Lender to receive a full or partial refund of the Swiss Withholding Tax under an applicable double taxation treaty. If and to the extent a Lender receives a refund of Swiss Withholding Tax, it shall forward such amount, after deduction of costs, to the corresponding Swiss Borrower.

This Section 2.16(h) shall not apply and no interest shall be recalculated pursuant to this Section 2.16(h) if a deduction of Swiss Withholding Tax is due as a result of any non-compliance by a Lender with the provisions of clause (iv) of Section 10.6(c)) or the Lender (i) making a misrepresentation as to its status according to Section 2.21(k) as a Swiss Qualifying Bank or as (only) one Swiss Permitted Non-Qualifying Bank or (ii) ceasing to be a Swiss Qualifying Bank Creditor or as (only) one Swiss Permitted Non-Qualifying Bank after the time it acceded to this Agreement.

2.17. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans or Canadian Prime Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate or the Canadian Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and that interest on any Foreign Currency Revolving Loan denominated in Pounds Sterling or Canadian Dollars shall be calculated on the basis of a 365-day year for actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate, CDO Rate or Overnight LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Canadian Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders absent manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.17(a).

2.18. Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period for any Eurodollar Loan or CDOR Loan or the date of any Borrowing of any Overnight LIBOR Loan:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate, Overnight LIBOR Rate or CDO Rate, as applicable (including because the applicable Screen Rate is not available or published on a current basis) for Loans in the applicable currency during such Interest Period or for such Borrowing, or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the applicable Eurodollar Rate, Overnight LIBOR Rate or CDO Rate determined or to be determined for such Interest Period or for such Borrowing will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans in the applicable currency during such Interest Period or for such Borrowing, or

(iii) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that deposits in the applicable currency are not generally available, or cannot be obtained by the Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in Section 2.18(a)(i), (ii) or (iii) is referred to as an “Affected Foreign Currency”), in each case that the circumstances in clause (b) do not apply, the Administrative Agent shall give prompt written or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) pursuant to clause (a) or (b) of this Section 2.18 in respect of Eurodollar Loans denominated in U.S. Dollars, (1) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans with an Interest Period having the duration of such Interest Period shall be continued as ABR Loans and (2) any Eurodollar Loans requested to be made under the relevant Facility with an Interest Period having the duration of such Interest Period shall be made as Eurodollar Loans having an Interest Period with the shortest available duration described in the definition of “Interest Period” or, in the absence of any such available duration, as ABR Loans and (y) in respect of any Foreign Currency Revolving Loans which are Eurodollar Loans, Overnight LIBOR Rate Loans or CDOR Loans, then with respect to any Affected Foreign Currency, (1) any Canadian Prime Rate Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to CDOR Loans with an Interest Period having the duration of such Interest Period shall be continued as Canadian Prime Rate Loans and (2) any CDOR Loans or Eurodollar Loans requested to be made under the relevant Facility with an Interest Period having the duration of such Interest Period shall be made as CDOR Loans or Eurodollar Loans having an Interest Period with the shortest available duration described in the definition of “Interest Period” or, in the absence of any such available duration and in the case of Overnight LIBOR Rate Loans, (A) for CDOR Loans, as Canadian Prime Rate Loans, (B) for Eurodollar Loans denominated in Euro, as Overnight LIBOR Loans (so long as the circumstances set forth in clauses (i), (ii) or (iii) above do not apply to Overnight LIBOR Loans), (C) for Eurodollar Loans denominated in Pounds Sterling, Yen, Swiss Francs or any additional Foreign Currency (or, if the circumstances set forth in clause (i), (ii) or (iii) above apply to Overnight LIBOR Loans, Euro), the Company, Administrative Agent and Revolving Lenders shall establish a mutually acceptable alternative rate (which in no event shall be less than zero), or at the Company’s option, convert such Loans into U.S. Dollars and then be made as ABR Loans on the last day of the then-current Interest Period with respect thereto; provided that, in the case of this clause (C), if a mutually acceptable alternative rate is not established and such Loans are not converted into U.S. Dollars prior to the first day of the applicable Interest Period, such Loans shall be converted to U.S. Dollars and be made as ABR Loans on the first day of the applicable Interest Period. Until such notice has been withdrawn by the Administrative Agent (and the Administrative Agent agrees to promptly withdraw such notice after it becomes aware (by receipt of notice or otherwise) that the circumstances described in clause (i), (ii) or (iii) above cease to exist), no further Eurodollar Loans denominated in U.S. Dollars or Foreign Currency Revolving Loans which are Eurodollar Loans, Overnight LIBOR Rate Loans or CDOR Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the relevant Borrower have the right to convert ABR Loans or Canadian Prime Rate Loans to Eurodollar Loans denominated in U.S. Dollars or CDOR Loans, as applicable.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of this Section 2.18 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) of this Section 2.18 have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of the applicable Screen Rate is insolvent (and there is no successor administrator that will continue publication of the applicable Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the applicable Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate may no longer be used for determining interest rates for loans denominated in the applicable currency, then the Administrative Agent and the Company shall endeavor in good faith to establish an alternate rate of interest to the applicable Screen Rate for such currency that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the applicable currency in the United States at such time (including any mathematical or other adjustments to such alternate rate of interest (if any) incorporated therein), and the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, any such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five

Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.18(b), only to the extent the applicable Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), clauses (x) and (y) of the last paragraph of Section 2.18(a), as relevant, shall be applicable (it being understood that Eurodollar Loans denominated in Euro shall bear interest as Overnight LIBOR Loans only so long as the circumstances set forth in clauses (i) and (ii) above do not apply to Overnight LIBOR Loans) and (1) if the applicable affected currency is U.S. Dollars, no further Eurodollar Loans denominated in U.S. Dollars shall be made nor shall the applicable Borrower have the right to convert ABR Loans to Eurodollar Loans, (2) if the applicable affected currency is Canadian Dollars, no further CDOR shall be made nor shall the applicable Borrower have the right to convert Canadian Prime Rate Loans to CDOR Loans and (3) if the applicable affected currency is any currency other than U.S. Dollars and Canadian Dollars, no further Loans in such currency shall be made.

2.19. Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Revolving Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as otherwise provided in Section 2.28.

(c) Each payment (including each prepayment) by the Company on account of principal of and interest and premium, if any, on the Tranche A Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Term Loans then held by the Tranche A Term Lenders. The amount of each principal prepayment of the Tranche A Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans in the direct order of maturity. Amounts prepaid on account of the Tranche A Term Loans may not be reborrowed.

(d) Each payment (including each prepayment) by the Company on account of principal of and interest and premium, if any, on the Tranche B Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Tranche B Term Lenders. The amount of each principal prepayment of the Tranche B Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans in the direct order of maturity. Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

(e) All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Domestic Funding Office, in U.S. Dollars and in immediately available funds (or, in the case of principal or interest relating to Foreign Currency Revolving Loans, prior to 2:00 p.m. Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Funding Office, in the relevant Foreign Currency and in immediately available funds). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans or CDOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan or CDOR Loans becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, (i) in the case of amounts denominated in U.S. Dollars, such amount with interest thereon at a rate equal to the daily average NYFRB Rate or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive absent manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in U.S. Dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate, on demand, from the applicable Borrower or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the applicable Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment being made hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, (i) in the case of amounts denominated in U.S. Dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate and (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate per annum determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(h) Nothing in this Section 2.19 creates any obligation for (i) any Foreign Subsidiary Borrower to repay any Obligation of any Domestic Borrower or (ii) any Domestic Borrower to repay any Obligation of any Foreign Subsidiary Borrower.

2.20. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Credit Party to any Tax (except for Non-Excluded Taxes and Taxes described in clauses (i) through (iv) of the definition of Non-Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (including any insurance charge or other assessment, but other than any reserve requirement contemplated by Section 2.20(e)) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Credit Party or any Letter of Credit or participation therein; or

(iii) shall impose on such Credit Party or the London interbank or other relevant market any other condition, cost or expense affecting this Agreement or the Loans made by such Credit Party or any Letter of Credit or participation therein (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall pay such Credit Party, following thirty (30) days’ prior written demand and delivery of the calculation of such amount, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled together with a calculation of such amount claimed; provided that failure or delay on the part of any Credit Party to demand compensation pursuant to this Section 2.20(a) shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided further that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; provided further that in respect of clause (a)(i), the Company shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.

(b) If any Credit Party shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Credit Party, or any corporation controlling such Credit Party with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Credit Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Credit Party’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Credit Party to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; and provided further that the Company shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.

(c) Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Credit Party to the Company (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Eurocurrency Liabilities. Each Borrower shall pay to each Lender, without duplication, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financing regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Loans of such Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least 30 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender; provided further that the Company shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.

(f) Notwithstanding any other provision of this Agreement, if, after the date hereof, (i)(A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Lender to make or maintain any Foreign Currency Revolving Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Revolving Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.20) or currency exchange rates which would make it impracticable for the Lenders to make or maintain Foreign Currency Revolving Loans denominated in the relevant currency to, or for the account of, any Borrower, then, by written notice to the Company and to the Administrative Agent:

(i) such Lender or Lenders may declare that Foreign Currency Revolving Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impracticality) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Revolving Loan (in the affected currency or currencies) or to continue a Foreign Currency Revolving Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Foreign Currency Revolving Loans (in the affected currency or currencies) whose interest is determined by reference to the applicable Eurodollar Rate or CDO Rate made by it be converted to, in the case of CDOR Loans, as Canadian Prime Rate Loans, in the case of Eurodollar Loans denominated in Euros, as Overnight LIBOR Loans, or in the case of Eurodollar Loans denominated in Pounds Sterling, Yen, Swiss Francs or any additional Foreign Currency, either another mutually acceptable alternative rate (which in no event shall be less than zero) or at the Company’s option converted to ABR Loans denominated in U.S. Dollars, as the case may be (unless repaid by the relevant Borrower as described below), in which event all such Foreign Currency Revolving Loans (in the affected currency or currencies) shall be so converted as of the effective date of such notice as provided in this Section 2.20(f) and at the Exchange Rate on the date of such conversion or, at the option of the relevant Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Foreign Currency Revolving Loans of such Lender shall instead be applied to repay the Loans made by such Lender resulting from such conversion. For purposes of this Section 2.20(f), a notice to the Company by any Lender shall be effective as to each Foreign Currency Revolving Loan made by such Lender, if lawful, on the last day of the Interest Period, if any, currently applicable to such Foreign Currency Revolving Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company.

2.21. Taxes. (a) Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax or Other Taxes, then the amount payable by the Company to the Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Credit Party receives an amount that would have received had no such deduction or withholding been made. Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company to a Governmental Authority pursuant to this Section 2.21, as soon as practicable thereafter the Company shall send to the Administrative Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(b) In addition, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) The Company shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Company shall not be obligated to indemnify such Credit Party pursuant to this Section 2.21 in respect of penalties, interest and other liabilities are attributable to the bad faith, gross negligence or willful misconduct of such Credit Party. After a Credit Party learns of the imposition of Non-Excluded Taxes or Other Taxes, such Credit Party will act in good faith to promptly notify the Company of its obligations thereunder. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (i) attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of such Borrower to do so) or (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Administrative Agent or Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.21(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Without limiting the generality of the foregoing,

(i) Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Person”) shall deliver to the Company and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Each Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent.):

(A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two properly completed and duly signed copies of IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) in case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, two properly completed and duly signed copies of IRS Form W-8ECI;

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F on behalf of each such direct and indirect partner.

(iii) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), two completed and duly signed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made;

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; and

(v) The Administrative Agent shall deliver to the Company two executed copies of whichever of the following is applicable:

(A) if the Administrative Agent is a U.S. Person, IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding; or

(B) if the Administrative Agent is not a U.S. Person, (x) IRS Form W-8ECI with respect to payments received for its own account; and (y) IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the accounts of others, clarifying that it is a U.S. branch of a foreign bank or insurance company described in Regulations section 1.1441-1(b)(2)(iv)(A) that is a “participating foreign financial institution” or PFFI (including a reporting Model 2 FFI), registered deemed-compliant FFI (including a reporting Model 1 FFI), or “non-financial foreign entity” that is using this form as evidence of its agreement with the withholding agent to be treated as a U.S. Person with respect to any payments associated with this withholding certificate.

(g) The Administrative Agent and each Lender agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.21(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.21(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.21(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.21(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) For purposes of this Section 2.21, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(j) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment or rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k) Each Lender confirms on the date of this Agreement or on the date it accedes to this Agreement that it is a Swiss Qualifying Bank or counts as (only) one Swiss Permitted Non-Qualifying Bank, respectively.

2.22. Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or CDOR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans or CDOR Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Eurodollar Loans or CDOR Loans (including pursuant to Sections 2.24 or 10.1(c)) on a day that is not the last day of an Interest Period with respect thereto. Such indemnification, which shall be payable within 30 days of written demand therefor, may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or returned, or not so borrowed, converted or continued, for the period from the date of such prepayment or return or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market or other applicable interbank market. A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender shall be conclusive absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.20 or 2.21 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the good faith judgment of such Lender, (i) would eliminate or reduce the amounts payable pursuant to Section 2.20 or Section 2.21, as the case may be, in the future, (ii) would not subject such Lender to (A) any unreimbursed cost or expense or (B) significant investment of time or effort and (iii) would not otherwise be materially disadvantageous to such Lender, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

2.24. Replacement of Lenders. The Company shall be permitted, at its sole expense and effort, with respect to any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.20 or Section 2.21, (b) has become a Defaulting Lender or an Objecting Lender hereunder or, pursuant to Section 2.20(f), is unable to make any particular type of Loans or (c) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders or Required Revolving Lenders) with respect to which Required Lender or Required Revolving Lender consent, as applicable (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”) (1) to replace such Lender, with a replacement financial institution; provided that (i) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the applicable Borrower shall be liable to such replaced Lender under Section 2.22 for any losses suffered or expenses incurred by such Lender if any Eurodollar Loan or CDOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent such consent is required pursuant to Section 10.6, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this Section 2.24, (v) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21, as the case may be, and (vi) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or (2) terminate the Commitment of such Lender and (a) in the case of a Lender (other than an Issuing Lender), repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans, Commitments and participations held by such Lender as of such termination date, and (b) in the case of an Issuing Lender, repay all Obligations of the Borrowers owing to such Issuing Lender relating to the applicable Loans and participations held by the Issuing Lender as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it. No action by or consent of any Lender referred to in this Section 2.24, including any Objecting Lender, Defaulting Lender or Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in the immediately preceding sentence.

2.25. Foreign Currency Exchange Rate. (a) No later than 12:00 Noon, London time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency; provided that, upon receipt of a borrowing request for Foreign Currency Revolving Loans, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate solely for the purposes of determining compliance with Section 2.6 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 2.20(f), 10.21 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between U.S. Dollars and Foreign Currencies.

(b) No later than 5:00 p.m., London time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the relevant Foreign Currency Revolving Loans then outstanding (after giving effect to any Foreign Currency Revolving Loans to be made or repaid on such date).

(c) The Administrative Agent shall promptly notify the Company and the Lenders of each determination of an Exchange Rate hereunder.

2.26. Extension of the Facilities. (a) The Company may at any time and from time to time, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms applicable thereto consistent with this Section 2.26. In order to establish any Extended Term Loans, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-in Yield with respect to the Extended Term Loans may be different than the All-in Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and (iv) the Extended Term Loans may have prepayment premiums or call protection as may be agreed by the Company and the Lenders thereof; provided that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the applicable Existing Term Loan Tranche, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Class of Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.26 shall be in an aggregate principal amount that is not less than $20,000,000 (or such lesser amount as to which the Administrative Agent may agree).

(b) The Company may at any time and from time to time, in its sole discretion, request that all or a portion of the Revolving Commitments or commitments in respect of an Incremental Revolving Facility (“Incremental Revolving Commitments”) of a given Class (or series or tranche thereof) (each, an “Existing Revolver Tranche”) be amended to extend the maturity date with respect to all or a portion of any principal amount of such Revolving Commitments or Incremental Revolving Commitments (any such Revolving Commitments or Incremental Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.26. In order to establish any Extended Revolving Commitments, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request” and together with a Term

Loan Extension Request, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-in Yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, OID or otherwise) may be different than the All-in Yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (II) repayments required upon the maturity date of the non-extending Revolving Commitments); provided, further, that all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series” (and together with a Term Loan Extension Series, any “Extension Series”)) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.26 shall be in an aggregate principal amount that is not less than $10,000,000 (or such lesser amount as to which the Administrative Agent may agree).

(c) The Company shall provide the applicable Extension Request at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments,

as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive absent manifest error) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d) Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Company, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.26(a) or (b)above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Company may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Company’s sole discretion and as may be waived by the Company) of Term Loans, Revolving Commitments or Incremental Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.5 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension Election (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.5), (iii) modify the prepayments set forth in Section 2.5 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.1 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.26, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No extension of Loans pursuant to any Extension Election in accordance with this Section 2.26 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) This Section 2.26 shall supersede any provisions in Section 2.19 or 10.1 to the contrary.

2.27. Incremental Loan Extensions. (a) The Company may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of any Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i) no commitments in respect of Incremental Loans (“Incremental Commitment”) in respect of any Incremental Term Facility may be in an amount that is less than $10,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii) except as separately agreed from time to time between the Company and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Company shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan,

(iv) [reserved];

(v) the All-in-Yield applicable to any Incremental Facility shall be determined by the Company and the lender or lenders providing such Incremental Facility; provided that, in the case of any syndicated U.S. Dollar-denominated Incremental Tranche B Term Facility consisting of a tranche B term facility (i.e., a term loan facility with a tenor of seven years or longer with nominal amortization) (an “Incremental Tranche B Term Facility”), the All-In-Yield applicable thereto may not be more than 0.50% higher than the All-in Yield applicable to the Tranche B Term Loans unless the Applicable Margin (and/or, as provided in the proviso below, the ABR floor or Eurodollar Rate floor) with respect to the Tranche B Term Facility, is adjusted such that the All-in Yield on the Tranche B Term Facility is not more than 0.50% per annum less than the All-in-Yield with respect to such Incremental Tranche B Term Facility; provided further that any increase in All-in-Yield applicable to any Tranche B Term Loan due to the application or imposition of an ABR floor or Eurodollar Rate floor on any Incremental Tranche B Term Facility may, at the election of the Company, be effected through an increase in (or implementation of, as applicable) any ABR floor or Eurodollar Rate floor applicable to such Tranche B Term Loans or an increase in the interest rate margin applicable to such Tranche B Term Loan,

(vi) (a) the final maturity date of any Incremental Tranche B Term Facility shall be no earlier than the Latest Maturity Date in respect of the Tranche B Term Facility and any other Incremental Tranche B Facility then outstanding) and (b) the final maturity date of any Incremental Term Facility consisting of a tranche A term facility (i.e., a term loan facility having amortization, tenor and other terms customary for the term loan A market) (an “Incremental Tranche A Term Facility”) shall be no earlier than the Latest Maturity Date in respect of the Tranche A Term Facility and any other Incremental Tranche A Facility then outstanding; provided, that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (vi),

(vii) (a) the Weighted Average Life to Maturity of any Incremental Tranche B Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Tranche B Term Facility and (b) the Weighted Average Life to Maturity of any Incremental Tranche A Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Tranche A Term Facility; provided, that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (vii); provided, further, that the foregoing shall not apply to the extent the Weighted Average Life to Maturity of any Incremental Tranche B Term Facility or Incremental Tranche A Term Facility is shorter than the Weighted Average Life to Maturity of the Tranche B Term Facility or Tranche A Facility, as applicable, solely to the extent necessary to make such Incremental Tranche B Term Facility or Incremental Tranche A Term Facility, as applicable, fungible with the Tranche B Term Facility or the Tranche A Term Facility, as applicable,

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Company and the lenders providing such Incremental Term Facility,

(ix) subject to clause (v) above, to the extent applicable, the fees payable in connection with any Incremental Facility shall be determined by the Company and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) each Incremental Facility shall rank pari passu (but without regard to the control of remedies) with the initial Term Loans (in the case of any Incremental Term Facility) and pari passu (but without regard to the control of remedies) with the initial Revolving Loans (in the case of Incremental Revolving Loans), in each case in right of payment and security and (B) no Incremental Facility may be (x) guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors or (y) secured by Liens on any assets other than the Collateral,

(xi) any Incremental Term Facility may provide for the ability to participate (A) a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans, in each case, made pursuant to Section 2.12(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.13(b) or, in the case of any Incremental Tranche B Term Facility, in any mandatory prepayment of Tranche B Term Loans required pursuant to Section 2.13(c),

(xii) no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility (except in connection with any Limited Condition Transaction, where solely to the extent required by the Lenders providing such Incremental Facility, no such Event of Default shall exist at the time as elected by the Company pursuant to Section 1.4(d)),

(xiii) after giving effect to such Incremental Facility, the condition set forth in Section 5.2(a) shall be satisfied (except in connection with any Limited Condition Transaction, where solely to the extent required by the Lenders providing such Incremental Facility, the condition set forth in Section 5.2(a) shall be satisfied at the time as elected by the Company pursuant to Section 1.4(d)),

(xiv) except as otherwise required or permitted in clauses (i) through (xi) above, all other terms of any Incremental Facility shall be as agreed between the Company and the Lenders providing such Incremental Facility; provided to the extent such terms are not consistent with the terms in respect of the applicable Facility, they shall be not materially more restrictive (as determined by the Company in good faith), when taken as a whole, than those under such applicable Facility (except for covenants or other provisions (x) applicable only to periods after the maturity date of such applicable Facility, (y) that are also added for the benefit of each applicable Facility (limited, in the case of any financial maintenance covenant added for the benefit of any Incremental Facility in respect of the Tranche A Term Facility or the Revolving Facility, to any then-existing Tranche A Term Facility and Revolving Facility that benefits from a financial maintenance covenant) or (z) that are reasonably satisfactory to the Administrative Agent),

(xv) the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the applicable Borrowers and their subsidiaries (including permitted Restricted Payments, Investments, permitted acquisitions, Restricted Debt Payments) and any other purpose not prohibited by the terms of the Loan Documents, and

(xvi) on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.16, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Company, have the same Interest Period as) each borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Eurodollar Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender or by any other Assignee (any such other Assignee being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Lender) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 10.6(c) for an assignment of Loans to such Additional Lender.

(c) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Company all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender and (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans.

(e) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.27:

(i) if such Incremental Revolving Facility establishes Revolving Commitments of the same Class as any then-existing Class of Revolving Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Lender under such Incremental Revolving Facility, and each relevant Lender under such Incremental Revolving Facility will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Lender’s under such Incremental Revolving Facility) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.27) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments of such Class (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.27); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Revolving Facility establishes Revolving Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the maturity date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with any then-existing Revolving Facility, (2) all Swingline Loans and/or Letters of Credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Commitments under, any Revolving Facility after the effective date of any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrowers shall be permitted to permanently repay Revolving Loans and terminate Revolving Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later maturity date than such Revolving Facility or (II) with the proceeds of Indebtedness refinancing such Revolving Facility.

(f) On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of L/C Exposure and/or Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Company and the relevant Issuing Lender and/or the Swingline Lender, as applicable.

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with the Company and/or the applicable Borrowers as may be necessary in order to establish new or any increase in any Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.27 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company in connection with the establishment or increase, as applicable, of such Classes or sub-Classes, in each case on terms consistent with this Section 2.27 (including with respect to the appointment of a Subsidiary Guarantor as a Borrower in respect of such Incremental Facility).

(h) Notwithstanding anything to the contrary in this Section 2.27 (including Section 2.27(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).

(i) This Section 2.27 shall supersede any provision in Section 2.19 or 10.1 to the contrary.

2.28. Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the Available Revolving Commitment (if any) of such Defaulting Lender pursuant to Section 2.10(a);

(b) if there are any Swingline Loans outstanding or Letters of Credit outstanding at the time such Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such outstanding Swingline Loans or outstanding Letters of Credit shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all outstanding Revolving Extensions of Credit of the Revolving Lenders that are not Defaulting Lenders does not exceed the total of all Revolving Commitments of the Revolving Lenders that are not Defaulting Lenders (for the avoidance of doubt, no Lender shall be required to make Revolving Extensions of Credit in excess of its Revolving Commitment);

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Revolving Percentage of the outstanding Swingline Loans (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, (1) if a drawing is made under any Letter of Credit, such Borrower shall reimburse the applicable Issuing Lender in accordance with Section 3.5 and (2) if a Letter of Credit is requested by such Borrower in accordance with Section 3.2 during any period where there is a Defaulting Lender that is a Revolving Lender, such Borrower shall enter into an arrangement reasonably satisfactory to the applicable Issuing Lender to cover in whole or in part (which such arrangement may include cash collateralization) the exposure of the applicable Issuing Lender related to the participating interests of such Defaulting Lender in such newly issued Letter of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Lender is a Defaulting Lender or until such Lender is replaced pursuant to Section 2.24;

(iii) if and so long as a Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit pursuant to clause (ii) above, then such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect thereto;

(iv) upon any reallocation described in clause (i) above, the fees payable to the Revolving Lenders pursuant to Sections 2.10(a) and 3.3 shall be adjusted accordingly to re-allocate such fees among the Revolving Lenders which are not Defaulting Lenders; and

(v) if any such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit is neither cash collateralized nor reallocated pursuant to clause (i) above, then, without prejudice to any rights or remedies of the applicable Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s Revolving Percentage of outstanding Letters of Credit shall be payable to the relevant Issuing Lender until such cash collateralization and/or reallocation occurs;

(c) no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be covered in whole or in part by the Revolving Commitments of the Revolving Lenders that are not Defaulting Lenders and/or cash collateral or other arrangements will be provided by each applicable Borrower in accordance with clause (b)(ii) above, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be (i) allocated among the Revolving Lenders that are not Defaulting Lenders and/or (ii) covered by arrangements made by each applicable Borrower pursuant to clause (b)(ii) above in a manner consistent with clauses (b)(i) and (ii) (and any such Defaulting Lenders shall not participate therein);

(d) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders under the Revolving Facility have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (d) shall not apply in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby; and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 2.24) shall, in lieu of being distributed to such Defaulting Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the applicable Borrower(s) and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or the Swingline Lender, held in such account as cash collateral for existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future funding obligations of such Defaulting Lender in respect of any existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future participation in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the applicable Borrower(s), unless such Defaulting Lender has no remaining unutilized Revolving Commitment, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to any Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by such Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the applicable Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by such Borrower(s) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (A) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations as to which a Defaulting Lender has funded its participation and (B) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all Revolving Lenders that are not Defaulting Lenders under the Revolving Facility pro rata prior to being applied to the prepayment of any Revolving Loans of, or Reimbursement Obligations owed to, any Defaulting Lender. On the Revolving Termination Date, any remaining amounts not previously applied (except for amounts in connection with clause (vii) above) shall be returned to the applicable Defaulting Lender.

In the event that the Administrative Agent, the applicable Borrower(s), each Issuing Lender and the Swingline Lender each reasonably determines that any such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the outstanding Swingline Loans and outstanding Letters of Credit of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage and (ii) any arrangements made by the applicable Borrower(s) pursuant to clause (b)(ii) above shall be terminated and any cash collateral or arrangement provided by such Borrower(s) in accordance thereto will be terminated or promptly returned to such Borrower(s), as applicable.

The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, with the consent of the Borrowers (such consent not to be unreasonably withheld), to the extent necessary to give effect to the provisions of this Section 2.28. The provisions of this Section 2.28 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Swingline Lenders, the Issuing Lenders, the Borrowers and any Defaulting Lenders.

Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender becoming a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation

2.29. Designation of Subsidiary Borrowers. (a) The Company shall be permitted, so long as no Event of Default shall have occurred and be continuing:

(i) to designate any Subsidiary (including any Foreign Subsidiary) of the Company as a Subsidiary Borrower under the Revolving Facility upon (A) 10 Business Days prior written notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary) (a “Notice of Designation”), (B) the execution and delivery by the Company, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit D (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (C) compliance by the Company and such Subsidiary Borrower with Section 6.9(c), (D) delivery by the Company or such Subsidiary of all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated effective date of such designation required by U.S. regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation with respect to such Subsidiary, and (E) upon its reasonable request, the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, incorporation or other applicable constituent documents, officer’s certificates and legal opinions in respect of such Subsidiary in each case reasonably necessary and equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request; and

(ii) to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Company to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).

(b) Notwithstanding anything to the contrary in this Agreement, a Lender shall not be required to make a Loan as part of any borrowing by or to issue or acquire a participation in any Letter of Credit issued for the account of, a Foreign Subsidiary with respect to which the Company has delivered a Notice of Designation (a “Proposed Foreign Subsidiary Borrower”) if the making of such Loan or the issuance by such Lender or the acquisition by such Lender (or, if such Lender is the Issuing Lender, the acquisition by any other Lender) of a participation in, such Letter of Credit would violate any law or regulation (including any violation of any law or regulation due to an absence of licensing) or a pre-existing generally applicable internal policy to which such Lender is subject; provided that the Revolving Lenders as of the Closing Date hereby acknowledge that as of the Closing Date, they are permitted to make Loans to, and issue or acquire a participation in Letters of Credit issued to, any Subsidiary Borrower located in England and Wales, Luxembourg, the Netherlands and the United States that complies with the requirements set forth in Section 2.29(a)(i)(D). As soon as practicable after receiving a Notice of Designation from the Company in respect of a Proposed Foreign Subsidiary Borrower, and in any event no later than seven Business Days after the date of such Notice of Designation, any Lender that is restricted by any law or regulation (including due to an absence of licensing) to which such Lender is subject from extending credit (including, for the avoidance of doubt, making Loans, issuing Letters of Credit or acquiring participations in Letters of Credit) under this Agreement to such Proposed Foreign Subsidiary Borrower directly or through a Lender Affiliate as set forth in Section 2.29(c) (an “Objecting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Objecting Lender that has not withdrawn such notice, the Company shall, effective on or before the date that such Proposed Foreign Subsidiary Borrower shall have the right to borrow hereunder, either (A) exercise its rights with respect to such Objecting Lender pursuant to Section 2.24 or (B) cancel its request to designate such Proposed Foreign Subsidiary Borrower as a Subsidiary Borrower hereunder.

(c) In addition to the foregoing requirements, if the Company shall deliver a Notice of Designation with respect to a Proposed Foreign Subsidiary Borrower, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing a Lender Affiliate to act as the Lender in respect of such Proposed Foreign Subsidiary Borrower. Additionally, (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of those obligations, and (z) the Company, any other Borrower, the Administrative Agent, the Lenders, the Issuing Lenders and the Swingline Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

2.30. Refinancing Facilities. (a) On one or more occasions after the Closing Date, the applicable Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor (other than an Ineligible Institution) that agrees to provide any portion of Refinancing Term Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.30 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent, the Swingline Lender and each Issuing Lender, if applicable, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Loans or Other Revolving Commitments to the extent such consent, if any, would be required under Section 10.6(c) for an assignment of Revolving Commitments or Loans to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the applicable Borrower in its sole discretion, of Term Loans or Revolving Loans (or unused Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments, or Other Revolving Loans; provided that notwithstanding anything to the contrary in this Section 2.30 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Section 2.9(e) and Section 3.9 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments in respect of Revolving Loans (and except as provided in Section 2.9(e) and Section 3.9, without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments in respect of Revolving Loans, except that the Company shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.30(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.1 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.30, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.30 shall supersede any provisions in Section 2.19 or 10.1 to the contrary.

SECTION 3. LETTERS OF CREDIT

3.1. L/C Commitments. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 3, agrees to issue letters of credit (provided that Barclays Bank PLC shall only be required to issue standby letters of credit) (“Letters of Credit”) for the account of any Borrower (or for the joint and several account of any Borrower and any Subsidiary) on any Business Day in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the then outstanding L/C Obligations of such Issuing Lender would exceed such Issuing Lender’s L/C Commitment then in effect; provided further that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the Available Revolving Commitments would be less than zero or (ii) the aggregate undrawn amount of outstanding Letters of Credit and unpaid Reimbursement Obligations under the Revolving Facility would exceed $75,000,000. Each Letter of Credit shall (i) be denominated in U.S. Dollars or any Foreign Currency and (ii) expire (or be subject to termination by notice from the relevant Issuing Lender to the beneficiary thereof) no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Expiration Date; provided that any Letter of Credit with a one-year term may provide for the automatic extension thereof for additional one-year periods (each, an “Auto-Extension Letter of Credit”) (which shall in no event extend beyond the Letter of Credit Expiration Date except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender and the applicable Borrower); provided that any such Auto-Extension Letter of Credit must, if requested by the Issuing Lender, permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or any pre-existing generally applicable internal policies of such Issuing Lender applicable to Letters of Credit issued by such Issuing Lender.

(c) On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder on the Closing Date for the account of the Company for all purposes of this Agreement and the other Loan Documents.

3.2. Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the relevant Issuing Lender shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of

Credit to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the applicable Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3. Fees and Other Charges. (a) Each applicable Borrower will pay a fee on all outstanding Letters of Credit (with respect to any Letters of Credit denominated in a Foreign Currency, based on the Dollar Equivalent thereof) issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary) at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans or CDOR Loans, as the case may be, at such time under the Revolving Facility, shared ratably among the Revolving Lenders. Such fees shall be payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, each applicable Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee equal to 0.125% per annum (or such lesser amount separately agreed in writing between the relevant Issuing Lender and the Company) of the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary), payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, each applicable Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary).

3.4. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued for such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount in U.S. Dollars equal to such L/C Participant’s Revolving Percentage (determined, in the case of any Letter of Credit denominated in a Foreign Currency, on the date such draft is drawn) of the amount of such draft, or any part thereof, that is not so reimbursed (whether or not the conditions to borrowing set forth in Section 5.2 are satisfied) (based on, in the case of any Letter of Credit denominated in a Foreign Currency, the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed). Each L/C Participant’s obligation to purchase participating interests pursuant to this Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant or any Borrower may have against any Issuing Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive absent manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5. Reimbursement Obligation of the Borrowers. Each applicable Borrower agrees to reimburse the relevant Issuing Lender in U.S. Dollars (in the case of any Letter of Credit denominated in a Foreign Currency, in an amount equal to the Dollar Equivalent of such draft) no later than the first Business Day following each date on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower (or for the joint and several account of such Borrower and any Subsidiary) and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.16(b) and (ii) thereafter, Section 2.16(f).

3.6. Obligations Absolute. Each applicable Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of any setoff, counterclaim or defense to payment that any Borrower may have or may have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person, (v) any waiver by the Issuing Lender of any requirement that exists for the Issuing Lender’s protection and not the protection of any Borrower or any waiver by the Issuing Lender which does not in fact materially prejudice the applicable Borrower, (vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, or (vii) any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable. Each applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the Issuing Lender. Each Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, unless taken or omitted with bad faith, gross negligence or willful misconduct as found by a final and nonappealable decision of a court of competent jurisdiction, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower. The foregoing shall not be construed to excuse any Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential, special, indirect or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Lender’s failure to exercise the agreed standard of care as found by a final and nonappealable decision of a court of competent jurisdiction in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that each Issuing Lender shall have exercised the agreed standard of care in the absence of bad faith, gross negligence or willful misconduct on the part of such Issuing Lender as found by a final and nonappealable decision of a court of competent jurisdiction.

3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall, within a period stipulated by the terms and conditions of such Letter of Credit following its receipt of such draft, examine such draft. The Issuing Lender shall, promptly after such examination, notify the applicable Borrower of the date and amount of such draft. The responsibility of the relevant Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in substantial compliance with the terms of such Letter of Credit. The relevant Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9. Provisions Related to Letters of Credit in Respect of Extended Revolving Commitments. If the Letter of Credit Expiration Date in respect of any Class, tranche or series of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuing Lender which issued such Letter of Credit, if one or more other Classes, tranches or series of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 3.4 and 3.5 under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Company shall cash collateralize any such Letter of Credit. Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Issuing Lender and the Company, without the consent of any other Person.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company and, as to itself, each other Borrower, hereby represent and warrant to the Administrative Agent and each Lender that:

4.1. Financial Condition. The audited combined balance sheets of the Kontoor Brands business of VF as at December 30, 2017 and December 29, 2018, and the related combined statements of income, comprehensive income, equity and cash flows for the fiscal years ended on such dates in each case as set forth in the Form 10 present fairly in all material respects the financial condition of the Company as at such dates, and the combined results of its operations and its combined cash flows for the applicable annual periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2. No Change. Except as set forth in any Exchange Act Reports of the Company or any public filings of VF (with respect to the business and financial condition of the Company only) made with the SEC on or prior to the Closing Date, since December 29, 2018, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.3. Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is (except in the case of any Immaterial Subsidiary) duly organized, validly existing and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (a) (except with respect to the Company), (b), (c) and (d), to the extent that the failure to be qualified or comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedules 4.4, 4.20(a) and 4.20(b), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or will have been obtained or made and be in full force and effect on the Closing Date or (ii) where the failure to obtain such consent or authorization, or failure to file or provide notice would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Certificate of Incorporation and By-Laws or other organizational or governing documents of the Company or any of its Subsidiaries and (b) any other Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except to the extent, in this clause (b), such violation would not reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. Except as disclosed in any Exchange Act Report of the Company or any public filings of VF (with respect to the business and financial condition of the Company only) made with the SEC on or prior to the Closing Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of any Borrower, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7. No Default. (a) Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

4.8. Ownership of Property. Each of the Company and its Subsidiaries (other than Foreign Subsidiaries, as to which no representation is made) has title in fee simple to, or a valid leasehold interest in, all its material real property, including the Mortgaged Properties, and good title to, or a valid leasehold interest in, all its other property and rights, except where such failure would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9. Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property, other than patents, necessary for the conduct of its business as currently conducted, and to the Knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed to use, all material patents necessary for the conduct of its business as currently conducted, and no claim has been asserted and is pending by any Person challenging or questioning the use of any such material Intellectual Property (including such patents) or the validity of any such material Intellectual Property (including such patents), nor does any Borrower know of any valid basis for any such claim, except, in each of the foregoing cases, as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No use of Intellectual Property by the Company and its Subsidiaries infringes on the rights of any Person, except where such use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.10. Taxes. Except as would not be expected to result in a Material Adverse Effect, each of the Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other tax returns that are required to be filed and has paid all Taxes (whether or not shown to be due and payable on said returns) or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or such Subsidiary, as the case may be).

4.11. Compliance with Swiss Non-Bank Rules. Each Swiss Borrower is at all times in compliance with the Swiss Non-Bank Rules. For the purpose of its compliance with the Swiss Non-Bank Rules under this Section 4.11, the aggregate number of Lenders under this Agreement which are not Swiss Qualifying Banks shall be deemed to be five (irrespective of whether or not there is, at any time, such a Lender). This representation shall not be deemed to be breached in case the Swiss Non-Bank Rules are violated solely as a result of any non-compliance by a Lender with the provisions of Section 10.6(j) or a Lender making a misrepresentation as (i) to its status according to Section 2.21(k) as a Swiss Qualifying Bank or as (only) one Permitted Non-Qualifying Bank or (ii) ceasing to be a Swiss Qualifying Bank Creditor or as (only) one Permitted Non-Qualifying Bank after the time it acceded to this Agreement.

4.12. Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.13. Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

4.14. ERISA. During the five-year period prior to the date on which this representation is made, except as would not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” or “failure to meet the minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, and (b) each Single Employer Plan has complied with the applicable provisions of ERISA and the Code. To the Knowledge of the Company, no termination of a Single

Employer Plan under Section 4041(c) of ERISA has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect under ERISA. Except as would not reasonably be expected to result in material liability to the Loan Parties, no such Multiemployer Plan is Insolvent.

4.15. Investment Company Act; Other Regulations. No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.16. Subsidiaries. Schedule 4.16 sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, in each case, on the Closing Date, after giving effect to the Distribution and the Closing Date Cash Transfer.

4.17. Use of Proceeds. (a) The proceeds of the Term Loans made on the Closing Date will be used to pay fees and expenses relating to the Transactions, to fund the Closing Date Cash Transfer and for general corporate purposes.

(b) The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Company and its Subsidiaries or for any other purpose not prohibited under this Agreement.

(c) The proceeds of the Swingline Loans and the Letters of Credit shall be used for general corporate purposes or for any other purpose not prohibited under this Agreement.

4.18. Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern under circumstances that constitute a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(b) neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Laws with regard to any of the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”) nor does any Borrower have Knowledge of any such threatened notice;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would be reasonably expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the Knowledge of any Borrower, threatened, under any Environmental Law to which the Company or any Subsidiary is or, to the knowledge of any Borrower, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders or administrative orders or other orders in effect under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threatened release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f) the Company and the Subsidiaries are, and have in the last five years been in compliance, with all applicable Environmental Laws.

4.19. Accuracy of Information, etc. (a) (i) Written factual information, other than the Projections, forward-looking statements, estimates and information of a general economic or industry specific nature (the “Information”), that has been made available to the Administrative Agent or the Arrangers in connection with the transactions contemplated by this Agreement, concerning the Borrower, its Subsidiaries, the Transactions and the other transactions contemplated by this Agreement, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto and to any information contained in any public filing made by the Company with the SEC) and (ii) the Projections have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time furnished (it being recognized by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

(b) As of the Closing Date, to the best Knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

4.20. Security Documents. (a) Other than during a Suspension Period, the Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Collateral Agreement, when the Administrative Agent (or its designee or agent) obtains control of stock certificates representing such Pledged Stock (as defined in the Collateral Agreement), in the case of the other Collateral described in the Collateral Agreement (other than any Intellectual Property constituting Collateral), when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are or have been filed in the offices specified on Schedule 4.20(a), and, in the case of Intellectual Property constituting Collateral, when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are or have been filed in the appropriate offices and appropriate filings have been filed with the United States Patent and Trademark Office or United States Copyright Office, as applicable, the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person (except, Liens permitted by Section 7.3).

(b) Other than during a Suspension Period, each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are or have been filed or recorded in the offices specified on Schedule 4.20(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject only to permitted Liens described in Section 7.3 hereof. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Company or any of its Subsidiaries having a value, in the reasonable opinion of the Company, in excess of $30,000,000.

4.21. Solvency. As of the Closing Date, each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

4.22. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the Knowledge of the Company, its directors, officers, employees and agents, acting in their capacity as such, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the Knowledge of the Company, any of the Company’s directors, officers or employees, or (b) to the Knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan or Letter of Credit, direct or, to any Borrower’s Knowledge, indirect use of proceeds, or other transaction by any Borrower contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.23. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions to the Closing Date. The agreement of each Lender to make extensions of credit hereunder is subject to the prior or concurrent satisfaction of the following conditions precedent (except as set forth in Section 6.9, Section 6.11 and Section 6.12):

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Borrower and the Lenders, (ii) the Guarantee Agreement, executed and delivered by each Loan Party and the Administrative Agent and (iii) the Collateral Agreement, executed and delivered by each Loan Party, the Administrative Agent and the Collateral Agent.

(b) Fees. The Administrative Agent shall have received (including by deducting such amounts from the proceeds of the initial fundings under the Facilities) all fees required to be paid on the Closing Date and reasonable out-of-pocket expenses required to be reimbursed on the Closing Date, to the extent, in the case of expenses, invoiced at least three business days prior to the Closing Date.

(c) Closing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of a Responsible Officer of the Company certifying satisfaction of the conditions set forth in clauses (a) and (b) of Section 5.2 and (ii) a certificate of each Loan Party, dated as of the Closing Date executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the entry into the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (in case of Lee Wrangler a certified copy of its articles of association (Statuten) and a certified excerpt from the commercial register of the canton of Ticino (Handelsregisterauszug)) and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date).

(d) Legal Opinion. The Administrative Agent shall have received the executed legal opinions in the form of Exhibit C hereto of (i) Davis Polk & Wardwell LLP, special New York counsel to the Borrowers and the other Loan Parties, (ii) Womble Bond Dickinson LLP, special North Carolina legal counsel to the Company and the other Loan Parties, (iii) Morris, Nichols, Arsht & Tunnell LLP, special Delaware legal counsel to the Company and the other Loan Parties and (iv) Homburger AG, special Swiss counsel to the Administrative Agent and the Lenders.

(e) Collateral. With respect to the Facilities, all documents and instruments necessary to create and perfect a first priority security interest (subject to liens permitted under the Loan Documents) in the Collateral under the Facilities shall have been delivered by the Loan Parties.

(f) Historical Financial Statements. The Administrative Agent shall have received the audited combined balance sheet of the Kontoor Brands business of VF and the related combined statements of income, comprehensive income, equity and cash flows for the fiscal years ended December 31, 2016, December 30, 2017 and December 29, 2018.

(g) Projections. The Arrangers shall have received the Projections.

(h) Material Adverse Effect. Except as set forth in any Exchange Act Reports of the Company or any public filings of VF (with respect to the business and financial condition of the Company only) made with the SEC on or prior to the Closing Date, since December 29, 2018, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(i) KYC. The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten business days prior to the Closing Date by the Administrative Agent or the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate dated as of the Closing Date in substantially the form of Exhibit G from a Responsible Officer of the Company.

(k) No Indebtedness. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries shall have any material Indebtedness for borrowed money other than the Facilities or other Indebtedness set forth on Schedule 7.2(d).

5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date).

(b) No Default. No Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:

6.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within (i) with respect to the fiscal year of the Company during which the Distribution is consummated, 120 days after the end of such fiscal year of the Company, and (ii) with respect to each other fiscal year of the Company, 90 days after the end of such fiscal year of the Company ending after the Closing Date, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows (or such other similar or additional statement then required by the SEC for annual reports filed pursuant to the Exchange Act) for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under Indebtedness permitted to be incurred under Section 7.2 that is scheduled to occur within one year from the time such audit report is delivered, (ii) any actual or potential inability to satisfy any Financial Covenant or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than (i) with respect to the fiscal quarter of the Company ending March 31, 2019, June 21, 2019, and (ii) with respect to each other fiscal quarter of the Company ending after the Closing Date, 45 days after the end of such fiscal quarter, the unaudited consolidated or combined, as applicable, balance sheet of the Company and its consolidated or combined, as applicable, Subsidiaries as at the end of such quarter and the related unaudited consolidated or combined, as applicable, statements of income and of cash flows (or such other or similar or additional statement then required by the SEC for quarterly reports filed pursuant to the Exchange Act) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its subsidiaries (subject to normal year-end audit adjustments).

All such financial statements shall be prepared in reasonable detail and in accordance in all material respects with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Financial statements and reports required to be delivered pursuant to this Section 6.1 and Section 6.2(d) shall be deemed to have been delivered on the date on which (a) such financial statements or reports have been included in the Company’s annual report on Form 10-K or Form 10-Q, as the case may be, as filed with the SEC, and such report has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or on the Company’s website or (b) the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such financial statement or report has been posted at another relevant website identified in such notice and accessible by the Lenders without charge.

6.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and Section 6.1(b) above, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(b) within 10 Business Days after the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be (in the case of each Compliance Certificate delivered in connection with annual financial statements, including, from and after the first full fiscal year ending after the Closing Date, a reasonably detailed calculation of Excess Cash Flow);

(c) within 90 days after the end of each fiscal year of the Company ending after the Closing Date, commencing with the fiscal year of the Company ending in 2020, an operating budget for the next fiscal year of the Borrower in a form as customarily prepared by management of the Borrower for its internal use or such other form as the Borrower and Administrative Agent may reasonably agree;

(d) promptly upon the mailing thereof, copies of all financial statements and reports (except to the extent previously delivered pursuant to Section 6.1) that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(e) promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” regulations and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(f) promptly, such additional financial information as any Lender (through the Administrative Agent) may from time to time reasonably request.

6.3. Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Tax obligations, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of each of clause (i) (other than with respect to the existence of the Borrowers) and (ii) above, to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and apply policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against in the same general area by companies engaged in the same or a similar business.

6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in conformity in all material respects with GAAP and (b) permit representatives of the Administrative Agent (which, following the occurrence and during the continuance of an Event of Default, may be accompanied by representatives of any Lender), upon reasonable prior written notice, to make reasonable visits to and inspections of any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Company and its Subsidiaries with officers of the Company and its Subsidiaries; provided that with respect to clause (b), prior to the occurrence and continuation of an Event of Default, no more than one such visit shall be made per year.

6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default upon obtaining Knowledge thereof;

(b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries that, would reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding affecting the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Company has Knowledge: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; provided, that in each case of clauses (i) and (ii), except as would not reasonably be expected to have a Material Adverse Effect; and

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

6.8. Environmental Laws. Comply with, and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case with respect to this Section 6.8, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.9. Additional Collateral, etc. Other than during any Suspension Period,

(a) With respect to any property or rights acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, promptly (and, in any event within 60 days following such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in such property and (ii) take all actions as the Administrative Agent or Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(b) With respect to (i) any fee interest in any real property having a value (together with improvements thereof) of at least $30,000,000 acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) and (ii) any real property listed in part (b) of Schedule 1.1B that becomes a Mortgaged Property pursuant to the definition thereof, promptly (and in any event within 90 days following such acquisition or such real property becoming a Mortgaged Property) deliver the documents required for Mortgaged Properties pursuant to Section 6.11. Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance.

(c) With respect to any new Subsidiary (other than any Excluded Subsidiary) (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary and any Domestic Subsidiary that becomes a Subsidiary Borrower (to the extent not a Loan Party)), promptly (and, in any event (x) within 60 days after the acquisition or formation thereof or the cessation to be an Excluded Subsidiary or (y) upon effectiveness of such Domestic Subsidiary becoming a Subsidiary Borrower (to the extent not a Loan Party), as the case may be) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take such other action as may be required or the Administrative Agent reasonably requests to perfect the Collateral Agent’s security interest therein, (iii) cause such new Subsidiary to become a party to the Guarantee Agreement and the Collateral Agreement and (iv) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d) With respect to any new first-tier Foreign Subsidiary or CFC Holding Company (other than any Excluded Foreign Subsidiary (as defined in the Collateral Agreement)) of a Loan Party created or acquired after the Closing Date by the Company or any other Loan Party, promptly (and, in any event within 60 days after the creation or acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary that is a CFC or a CFC Holding Company be required to be so pledged); provided, further, that no Loan Party shall be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein and (iii) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(e) In addition, within 60 days of the Closing Date, the Company shall deliver to the Administrative Agent and the Collateral Agent insurance certificates and endorsements naming the Collateral Agent as additional insured or mortgagee and loss payee under the insurance policies of the Company and its Subsidiaries in accordance with the Collateral Agreement.

(f) For the avoidance of doubt, references in this Section 6.9 to any asset, property, right or Capital Stock of any Subsidiary created or acquired after the Closing Date do not include Excluded Assets (as defined in the Collateral Agreement).

(g) The Administrative Agent shall have the right to extend any of the time periods set forth in this Section 6.9 in its reasonable discretion.

(h) Notwithstanding anything to the contrary in any Loan Document, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (A) to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) and any filing in any applicable real estate records in the United States with respect to any mortgaged property or any fixture relating to any mortgaged property, (y) any filing in the United States Copyright Office or the United States Patent and Trademark Office with respect to Intellectual Property or (z) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Company and its wholly-owned pledged subsidiaries and certain instruments with a fair market value in excess of $5,000,000, (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any deposit account, securities account or commodities account or (C) to take any action in or required by a jurisdiction other than the United States or with respect to any asset located or titled outside of the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction).

6.10. Designation of Subsidiaries. The Company may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 6.10 are satisfied; provided that:

(a) both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) the Company shall be in Pro Forma Compliance with the Financial Covenants, recomputed as of the last day of the applicable Test Period;

(c) in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.10; and

(d) in no event shall any Subsidiary be designated an Unrestricted Subsidiary if such Subsidiary or any subsidiary of such Subsidiary owns material Intellectual Property.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the fair market value of the Company’s or its Subsidiary’s (as applicable) Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Company). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

6.11. Post-Closing Real Estate Deliverables. No later than 120 days after the Closing Date (or such later date selected by the Administrative Agent in its reasonable discretion) the Company shall cause to be delivered to the Administrative Agent and the Collateral Agent:

(a) Mortgages. A Mortgage encumbering each Mortgaged Property listed on Schedule 1.1B in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(b) Title Insurance Policies. With respect to each Mortgage, (a) a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) issued by a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property in an amount not less than the value of such Mortgaged Property determined in the reasonable opinion of the Company, which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (x) to the extent necessary, include such co-insurance and reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, and (z) contain no exceptions to title other than Liens permitted pursuant to Section 7.3; (b) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and (c) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements;

(c) Surveys. A survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Collateral Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (c) for Mortgaged Property situated in the United States, certified to the Collateral Agent, and the Title Company, which certification shall be reasonably acceptable to the Collateral Agent and (d) in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the Title Policies and endorsements provided, however, that a survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” is delivered to the Collateral Agent and the Title Company and (y) the Title Policy for such Mortgaged Property does not contain the standard survey exception and includes customary survey related endorsements and other coverages in the applicable Title Policy (including, but not limited to public road access, survey, contiguity and so-called comprehensive coverage);

(d) Opinions. Favorable written opinions, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authority, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Collateral Agent;

(e) Flood Insurance. (a) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company, (y) evidence of flood insurance with a financially sounds and reputable insurer, naming the Collateral Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Collateral Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Collateral Agent (provided that, notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any Mortgaged Property listed on Schedule 1.1B until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, one hundred twenty (120 days, after the Collateral Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance); and

6.12. Post-Closing Obligations. The Company and each applicable Loan Party shall comply with each requirement set forth on Schedule 6.12 on or before the date specified for such requirement (or such later date as the Administrative Agent may agree in its reasonable discretion).

6.13. Maintenance of Ratings. The Company will use commercially reasonable efforts to maintain in effect a corporate rating (but not any specific rating) from S&P and a corporate family rating from Moody’s, in each case in respect of the Company, and a rating of the credit facilities hereunder by each of S&P and Moody’s.

SECTION 7. NEGATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1. Financial Condition Covenants.

(a) Total Leverage Ratio. Permit the Total Leverage Ratio as at the last day of any Test Period to exceed 4.00 to 1.00, commencing with the Test Period for which the last fiscal quarter is the first full fiscal quarter ending after the Closing Date. Notwithstanding the foregoing, at the written election of the Company not later than the date on which financial statements are required to be delivered pursuant to Section 6.1 in respect of the fiscal period in which a Material Acquisition is consummated, for each of the four succeeding four-fiscal quarter periods ending immediately following the consummation of such Material Acquisition (including the first Test Period ending after the consummation of such Material Acquisition) (the “Increased Test Periods”), the applicable Total Leverage Ratio level for purposes of this Section 7.1(a) shall not exceed 4.50 to 1.00; provided, however, that, (1) the Total Leverage Ratio as at the last day of each of the two four-fiscal quarter periods immediately succeeding the last Increased Test Period shall be equal to or less than 4.00 to 1.00 (irrespective of whether any other Material Acquisition has been consummated during such period) and (2) the Company may make only two such elections during the term of this Agreement.

(b) Consolidated Interest Coverage Ratio. Solely with respect to the Revolving Facility and the Tranche A Term Facility, permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period to be less than 3.00 to 1.00, commencing with the Test Period for which the last fiscal quarter is the first full fiscal quarter ending after the Closing Date.

7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Company to any of its Subsidiaries and of any Subsidiary to the Company or any other Subsidiary of the Company; provided that any Indebtedness of any Subsidiary that is not a Domestic Loan Party to the Company or to any of its Subsidiaries that are Domestic Loan Parties is permitted pursuant to Section 7.8 (other than Sections 7.8(c)(i) and 7.8(ff));

(c) [reserved];

(d) Indebtedness existing on the Closing Date (or which may have been incurred pursuant to commitments existing on the Closing Date) listed, to the extent in excess of $2,500,000 on Schedule 7.2(d) and any Permitted Refinancing in respect thereof;

(e) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(i) in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 12.5% of Consolidated EBITDA for the most recently ended Test Period;

(f) (i) Indebtedness of any Subsidiary located in China in an aggregate principal amount not to exceed $50,000,000 and (ii) Indebtedness of any Subsidiary located in India in an aggregate principal amount not to exceed $25,000,000;

(g) Hedge Agreements as long as such agreements are not entered into for speculative purposes;

(h) Incremental Equivalent Debt and any Permitted Refinancing in respect thereof;

(i) [reserved];

(j) (i) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for all incurrences by the Company and all Subsidiaries pursuant to this clause (j)) which when incurred does not exceed the greater of (x) $150,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;

(k) Capital Lease Obligations arising from Permitted Sale/Leasebacks;

(l) (i) Indebtedness of the Company or any Subsidiary (“Ratio Debt”) in an aggregate principal amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount so long as, in the case of this clause (i)(B), on the date of incurrence thereof on a Pro Forma Basis after giving effect to the incurrence of such Ratio Debt and the application of the proceeds thereof (without netting the cash proceeds thereof) and to any relevant Specified Transaction, (i) if such Indebtedness is secured by a

Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, the First Lien Leverage Ratio does not exceed 2.75 to 1.00, (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Senior Secured Leverage Ratio does not exceed 3.25 to 1.00 and (iii) if such Indebtedness is unsecured or, in the case of Ratio Debt incurred by any Foreign Subsidiary, is secured by a Lien on assets or property of Foreign Subsidiaries, the Company is in compliance with the Financial Covenants; provided that (i) the requirement set forth in the provisos to Section 2.27(a)(v) (solely with respect to any Ratio Debt in the form of syndicated U.S. Dollar-denominated term loans consisting of a tranche B term facility (i.e., a term loan facility with a tenor of seven years or longer with nominal amortization) secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations incurred on or prior to the date that is 12 months after the Closing Date) and Sections 2.27(a)(vi) and (vii) (except with respect to any Ratio Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.27(a)(vi) and (vii)), as applicable, shall apply mutatis mutandis as if such Ratio Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred by Subsidiaries that are not Domestic Loan Parties under this clause (l), together with the aggregate amount of Incurred Acquisition Debt incurred by Subsidiaries that are not Domestic Loan Parties, shall not exceed the greater of (x) $100,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(m) Indebtedness in respect of Cash Management Obligations, including Cash Pooling Agreements, or guarantees thereof, including the guarantee set forth in the Guarantee Agreement;

(n) (i) additional Indebtedness of Subsidiaries that are not Domestic Loan Parties in an aggregate principal amount not to exceed the greater of (x) $100,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(o) Guarantee Obligations by the Company of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any other Subsidiary; provided that any guarantee by any Domestic Loan Party of any Indebtedness of any Subsidiary that is not a Domestic Loan Party is permitted pursuant to Section 7.8 (other than Sections 7.8(c)(i) and 7.8(ff));

(p) (i) Indebtedness incurred in connection with any acquisition or other Investment permitted hereunder (“Incurred Acquisition Debt”) in an amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount so long as, in the case of this clause (i)(B), on the date of incurrence thereof on a Pro Forma Basis after giving effect to the incurrence of such Incurred Acquisition Debt and the application of the proceeds thereof (without netting the cash proceeds thereof) and to any relevant Specified Transaction, (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, the First Lien Leverage Ratio does not exceed the greater of (x) 2.75 to 1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Senior Secured Leverage Ratio does not exceed the greater of (x) 3.25 to 1.00 and (y) the Senior Secured Leverage Ratio as of the last day of the most recently ended Test Period and (iii) if such Indebtedness is unsecured or, in the case of Incurred Acquisition Debt incurred by any Foreign Subsidiary, is secured by a Lien on assets or property of Foreign Subsidiaries, either (x) the Company is in compliance with the Financial Covenants or (y) the Total Leverage Ratio does not exceed the Total Leverage Ratio as of the last day of the most recently ended Test Period and the Consolidated Interest Coverage Ratio is no less than the Consolidated Interest Coverage Ratio as of the last day of the most recently ended Test Period; provided that (i) the requirement set forth in the provisos to Section 2.27(a)(v) (solely with respect to any Incurred

Acquisition Debt in the form of syndicated U.S. Dollar-denominated term loans consisting of a tranche B term facility (i.e., a term loan facility with a tenor of seven years or longer with nominal amortization) secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations incurred on or prior to the date that is 12 months after the Closing Date) and Sections 2.27(a)(vi) and (vii) (except with respect to any Incurred Acquisition Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.27(a)(vi) and (vii)), as applicable shall apply mutatis mutandis as if such Incurred Acquisition Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred by Subsidiaries that are not Domestic Loan Parties under this clause (p), together with the aggregate amount of Ratio Debt incurred by Subsidiaries that are not Domestic Loan Parties, shall not exceed the greater of (x) $100,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(q) Indebtedness under a Permitted Receivables Financing or Supply Chain Financing;

(r) to the extent constituting Indebtedness, obligations (including reimbursement obligations with respect to guaranties, letters of credit or other similar obligations) in respect of tenders, statutory obligations, leases, governmental contracts, stay, performance bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature issued for the account of, or provided by, the Company and its Subsidiaries in the ordinary course of business;

(s) Indebtedness incurred by a Special Purpose Finance Subsidiary;

(t) Credit Agreement Refinancing Indebtedness (including successive Permitted Refinancings thereof) and Guarantee Obligations by the Guarantors in respect thereof;

(u) Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations incurred by the Company or its Subsidiaries in connection with any acquisition or Disposition in each case permitted by this Agreement;

(v) Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation (e.g., earn-outs, indemnifications, incentive non-competes and other contingent or deferred obligations) or other similar arrangements incurred by such Person in connection with the Transactions, or any acquisition or other Investment in each case permitted under Section 7.8 (other than Section 7.8(ff));

(w) Indebtedness of a Person which becomes a Subsidiary or is merged into any Subsidiary after the Closing Date in each case to the extent such acquisition or merger is permitted under this Agreement; provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Subsidiary, (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary, (iii) such Indebtedness is not guaranteed in any respect by or secured by the assets of the Company or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (iv) immediately after giving effect to the acquisition of or merger with such Person by such Subsidiary, no Event of Default shall have occurred and be continuing;

(x) Indebtedness incurred by the Company or its Subsidiaries in respect of banker’s acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, in each case in the ordinary course of business or consistent with past practice;

(y) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements or (iv) obligations owing under supply, customer, distribution, license, lease or similar agreements, in each case with respect to clauses (i) through (iv), entered into in the ordinary course of business;

(z) Indebtedness supported by a letter of credit issued by any Person (other than the Company or any of its Affiliates) for the account of the Company or any of its Subsidiaries pursuant to another clause of this Section 7.2, the availability of which is subject to a stated quantum in a principal amount not in excess of the stated amount of such letter of credit;

(aa) Indebtedness related to any letter of credit issued in the ordinary course of business or created by or for the account of the Company or any of its Subsidiaries other than pursuant to this Agreement, in an aggregate principal amount not in excess of $35,000,000 at any time;

(bb) Indebtedness incurred in the ordinary course of business or consistent with past practice under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Company and its Subsidiaries with respect to any such Indebtedness;

(cc) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(dd) Indebtedness (other than debt for borrowed money) of any Borrower and/or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business or consistent with past practice;

(ee) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business or consistent with past practice;

(ff) [reserved];

(gg) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by any Borrower and/or any Subsidiary in the ordinary course of business or consistent with past practice to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8(g);

(hh) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business;

(ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of any Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(jj) all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.2.

7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Loan Party or any Excluded Subsidiary, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside of the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;

(b) statutory liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, governmental contracts, customs, stay, surety and appeal bonds, performance and/or return of money bonds and completion guarantees or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances that are or would be reflected on a survey or by inspection of any real property or that, in the aggregate, are not substantial in amount and that do not in the aggregate materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries taken as a whole;

(f) (i) Liens in existence on the Closing Date, to the extent the obligations secured by such Liens are in excess of $2,500,000, listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(d) or other obligations not prohibited hereunder and (ii) Liens replacing the Liens set forth on Schedule 7.3(f) securing a refinancing, refunding, renewal or extension of Indebtedness that is permitted pursuant to Section 7.2(d) or such other obligations; provided that no such Lien is spread to cover any additional property after the Closing Date unless otherwise permitted by another provision of this Section 7.3 (in which case, for the avoidance of doubt, such Lien covering any additional property shall be incurred in reliance on such other provision of this Section 7.3) and that the amount of Indebtedness or such other obligation secured thereby is not increased;

(g) Liens on the Collateral to secure Indebtedness permitted under Sections 7.2(l) or 7.2(p); provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(h) Liens arising solely by virtue of any contractual, statutory or common law provisions related to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts;

(i) Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2(e)) and (ii) the amount of Indebtedness secured thereby is not increased;

(j) Liens created pursuant to the Security Documents;

(k) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings, settlements or judgments; provided that (i) such Liens would not result in the occurrence of an Event of Default hereunder and (ii) such Liens are being contested in good faith by appropriate proceedings;

(l) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license or similar arrangement of real estate or other property (including intellectual property) permitted hereunder, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by any Borrower or any Subsidiary in the ordinary course of business or consistent with past practice to secure the performance of obligations under the terms of the lease for such premises;

(m) Liens on assets subject to a Permitted Receivables Financing securing such Permitted Receivables Financing;

(n) additional Liens so long as the aggregate outstanding principal amount of the obligations secured thereby at the time such Lien is incurred does not exceed the greater of (x) $150,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period;

(o) Liens on the Collateral securing Incremental Equivalent Debt; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness by secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(p) Liens on cash, Cash Equivalents, deposit accounts and similar items of (i) Foreign Subsidiaries securing Cash Management Obligations of Foreign Subsidiaries, including obligations of Foreign Subsidiaries in respect of any Cash Pooling Agreement, and guarantees by any Foreign Subsidiary of such Cash Management Obligations of other Foreign Subsidiaries or such similar obligations of other Foreign Subsidiaries or (ii) Subsidiaries securing obligations in respect of the Existing Pooling Agreement;

(q) Liens on assets and Capital Stock of Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Subsidiaries that are not Loan Parties permitted pursuant to Section 7.2 (or not prohibited under this Agreement);

(r) Liens on Company Stock;

(s) Liens on assets of a Special Purpose Finance Subsidiary to secure Indebtedness incurred by such Special Purpose Finance Subsidiary;

(t) matters expressly listed as exceptions to title or subordinate matters in the Administrative Agent’s title insurance policies for such Mortgaged Properties;

(u) Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness and any Permitted Refinancing in respect thereof, and any Guarantee Obligations by the Guarantors in respect thereof; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(v) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(w) Liens (i) on cash or Cash Equivalents advanced in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5 (or, to dispose of any property in a transaction not constituting a Disposition hereunder to the extent such transaction is otherwise permitted under this Agreement);

(x) Liens on property or assets acquired by a Loan Party or on property or assets of any Person which becomes a Subsidiary of a Loan Party, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation) and not incurred in contemplation of such acquisition;

(y) Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(z) (i) Liens on the Capital Stock of a Joint Venture securing obligations of such Joint Venture that are otherwise permitted under this Agreement and (ii) customary options, put and call arrangements, rights of first refusal and similar rights relating to such Joint Venture under its joint venture agreement;

(aa) (i) deposits made or other security provided to secure liabilities to insurance brokers, insurance carriers under insurance or self- insurance arrangements in the ordinary course of business or consistent with past practice and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto to the extent permitted hereunder;

(bb) [reserved];

(cc) (i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of any Borrower and/or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of any Borrower and/or any Subsidiary, (C) purchase orders and other agreements entered into with customers of any Borrower and/or any Subsidiary in the ordinary course of business or consistent with past practice and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(dd) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(ee) Liens in connection with a Permitted Sale/Leaseback; provided that any such Lien shall encumber only the property interest subject to such Permitted Sale/Leaseback; and

(ff) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of any Borrower and/or their Subsidiaries;

(gg) Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 7.8 arising out of such repurchase transaction;

(hh) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 7.2(r) and (x);

(ii) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(jj) Liens (i) in favor of any Domestic Loan Party and/or (ii) granted by any Subsidiary that is not a Domestic Loan Party in favor of any Subsidiary that is not a Domestic Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.2 or Section 7.8 or securing other intercompany obligations not prohibited hereunder;

(kk) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ll) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(mm) [reserved];

(nn) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(oo) receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds;

(pp) Liens on property or assets of Subsidiaries that are not Domestic Loan Parties securing Indebtedness of Subsidiaries that are not Domestic Loan Parties incurred pursuant to Section 7.2(n);

(qq) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with any Borrower or any Subsidiary in the ordinary course of business; and

(rr) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any acquisition or other similar Investment permitted hereunder.

7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Guarantor or any Subsidiary Borrower (provided that (x) if any such transaction is between a Guarantor and a Subsidiary that is not a Guarantor or, such Guarantor shall be the continuing or surviving entity and (y) if any such transaction is between a Subsidiary Borrower and any Subsidiary that is not a Subsidiary Borrower, such Subsidiary Borrower shall be the continuing or surviving entity) and (ii) any Subsidiary that is not a Guarantor may be merged with or into any other Subsidiary (provided that, (w) if any such transaction is between a Domestic Subsidiary and a Foreign Subsidiary that is not a Foreign Subsidiary Borrower, such Domestic Subsidiary shall be the continuing or surviving entity except to the extent permitted under Section 7.8, (x) if any such transaction is between a Foreign Subsidiary Borrower and a Foreign Subsidiary that is not a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall be the continuing or surviving entity and (y) if such transaction is between a Foreign Subsidiary Borrower and a Domestic Subsidiary Borrower, such Domestic Subsidiary Borrower shall be the continuing or surviving entity;

(b) (i) any Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or any Guarantor, (ii) any Foreign Subsidiary (other than any Foreign Subsidiary Borrower) may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to any other Subsidiary and (iii) any Subsidiary of the Company may Dispose of all or substantially all of its assets pursuant to a Disposition permitted by Section 7.5 (other than pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, any Subsidiary of the Company that only holds Capital Stock of other Subsidiaries of the Company (a “Subsidiary Holding Company”) may consummate any sale of all or substantially all of its assets that would be permitted under this Section 7.4(b) with respect each such Subsidiary or Subsidiaries held by such Subsidiary Holding Company; and

(c) any Subsidiary (other than a Subsidiary Borrower) may be liquidated as long as the proceeds of such liquidation (after satisfying all Contractual Obligations of such Subsidiary) are distributed to the holders of the Capital Stock of such Subsidiary on an approximately ratable basis (based on their respective equity ownership interests in such Subsidiary).

7.5. Disposition of Property. Dispose of any of its property or rights, whether now owned or hereafter acquired, except:

(a) the Disposition of unnecessary, obsolete or worn out property ;

(b) the sale of inventory or goods held for sale in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b), and Dispositions to effect Restricted Payments and Investments permitted pursuant to Section 7.6 (other than Section 7.6(k)) or 7.8 (other than Section 7.8(z) and (ff)), respectively; provided that no Subsidiary may make a Disposition of any material Intellectual Property to any Unrestricted Subsidiary pursuant to this Section 7.5(c) unless such Disposition is to effect an Investment permitted pursuant to Section 7.8(ee);

(d) non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business;

(e) any Permitted Receivables Financing or Supply Chain Financing;

(f) Dispositions listed and described, to the extent in excess of $2,500,000, on Schedule 7.5 as in effect on the Closing Date;

(g) any Disposition of assets (i) from one Domestic Loan Party to another Domestic Loan Party, (ii) from a Subsidiary to a Domestic Loan Party or (iii) from one Subsidiary that is not a Domestic Loan Party to another Subsidiary that is not a Domestic Loan Party;

(h) the Disposition of other property not described in clauses (a)-(g) above or (i)-(hh) below for not less than fair market value as long as at least 75% of the consideration consists of cash and cash equivalents (provided that such minimum cash/cash equivalent requirement shall not apply to any Disposition or series of related Dispositions of property having a fair market value of $10,000,000 or less) (provided that for purposes of such minimum cash/cash equivalent requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Company or any Subsidiary) of the Company or any Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Company) that are (i) assumed by the transferee of any such assets and for which the Company and/or its applicable Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (x) any securities or other obligations or assets received by the Company or any Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (h) that is at that time outstanding, not in excess of the greater of $50,000,000 and 12.50% of Consolidated EBITDA as of the last day of the most recently ended Test Period);

(i) the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary or Joint Venture or the assets of any Foreign Subsidiary or Joint Venture to the Company or a Subsidiary of the Company;

(j) Dispositions of cash and/or Cash Equivalents or other assets that were cash and/or Cash Equivalents when the relevant original Investment was made;

(k) the Company and its Subsidiaries may sell property pursuant to Permitted Sale/Leasebacks;

(l) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangement between joint venture or similar parties set forth in the relevant joint venture arrangements or similar binding agreements;

(m) the Disposition of the Capital Stock or assets of any Immaterial Subsidiary;

(n) the sale by the Company and its Subsidiaries of bills of exchange of the Company and its Subsidiaries;

(o) Dispositions pursuant to the Separation and Distribution Agreement;

(p) Dispositions of non-core assets, in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition or other Investment permitted hereunder or (y) which are being held for sale and not for the continued operation of any Borrower or any of their Subsidiaries or any of their respective businesses;

(q) any other Disposition; provided that the aggregate fair market value of all Dispositions pursuant to this Section 7.8(q) does not exceed $50,000,000;

(r) the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Foreign Subsidiary formed or organized under the laws of (a) any European country or (b) any state, province, district or other subdivision of any such country, in each case to a Foreign Subsidiary that is a European holding company;

(s) Dispositions of Company Stock;

(t) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Company in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Borrowers and their Subsidiaries as a whole, as determined in good faith by the Company; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(u) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (which, for the avoidance of doubt, shall exclude receivable financing);

(v) Transfers of property subject to a casualty event and Dispositions constituting expropriations or takings by a Governmental Authority;

(w) the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(x) Dispositions of assets that do not constitute Collateral having a fair market value of not more than, in any fiscal year, the greater of $50,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period, which amounts if not used in any fiscal year may be carried forward to subsequent fiscal years (until so applied);

(y) Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing of such operations;

(z) Dispositions, abandonments, cancellations or lapses of intellectual property or other intellectual property rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or consistent with past practice or which, in the good faith determination of the Company, are not necessary to the conduct of the business of any Borrower or their Subsidiaries or are obsolete or no longer economical to maintain in light of their use;

(aa) the expiration of any Intellectual Property in accordance with any statutory term that is not subject to renewal;

(bb) Dispositions of Capital Stock of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries;

(cc) Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law;

(dd) [reserved];

(ee) Dispositions constituting any part of a Permitted Reorganization;

(ff) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(gg) any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law; and

(hh) any netting arrangement of accounts receivable between or among the any Borrower and their Subsidiaries or among Subsidiaries of any Borrower made in the ordinary course of business.

Simultaneously with any transfer described in Section 7.5 (to the extent such transfer is to a Person that is not a Loan Party) of this Agreement, the Lien on and security interest created by the Loan Documents in the Capital Stock of the Subsidiaries so transferred or contributed will be automatically released and the Administrative Agent and the Collateral Agent shall take any action reasonably requested in writing by the Company to evidence such release.

7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other applicable common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock (but excluding any of the foregoing with respect to any debt security that is convertible into, or exchangeable for, Capital Stock) of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Company, any Subsidiary or to any other Person (ratably based on such other Person’s equity ownership in such Subsidiary) which owns Capital Stock of such Subsidiary;

(b) so long as no Event of Default shall have occurred and be continuing, the Company may purchase the Company’s common stock held by any Permitted Payee upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of Restricted Payments under this paragraph (b) shall not exceed in the aggregate $5,000,000 in any fiscal year; provided, further, that any amount not so made as a Restricted Payment in the fiscal year for which it is permitted may be carried over to be made as a Restricted Payment in subsequent fiscal years;

(c) the Company may make Restricted Payments if, after giving effect thereto, the Total Leverage Ratio calculated on the date of incurrence thereof on a Pro Forma Basis would be less than 3.00 to 1.00 (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (c) for such Restricted Payment may no longer be satisfied thereafter); provided that no Event of Default shall have occurred and be continuing or would result therefrom);

(d) [reserved];

(e) the Company may withhold shares of Capital Stock of the Company from, and pay personal payroll taxes of employees in respect of vested restricted shares of, options to purchase and other equity incentive awards in respect of, the Capital Stock of the Company;

(f) the Company and its Subsidiaries may make Restricted Payments to the extent necessary to consummate the Closing Date Cash Transfer and other transactions in connection with the Separation and Distribution Agreement;

(g) the Company may make additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (g); provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(h) the Company may make additional Restricted Payments in an aggregate amount not to exceed $350,000,000;

(i) the Company may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with) (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(j) [reserved];

(k) to the extent constituting a Restricted Payment, the Company may consummate any transaction permitted by Section 7.5 (other than Sections 7.5(c)) and Section 7.8 (other than Section 7.8(z) and 7.8(ff));

(l) the Company may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 7.6;

(m) the Company may make additional Restricted Payments constituting any part of a Permitted Reorganization;

(n) the Company may make a distribution, by dividend or otherwise, of the Capital Stock of any Unrestricted Subsidiary (or a Subsidiary that owns one or more Unrestricted Subsidiaries; provided that such Subsidiary owns no assets other than Capital Stock of one or more Unrestricted Subsidiaries and immaterial assets incidental to the ownership thereof);

(o) the Company may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 7.5 or any other transaction permitted hereunder;

(p) [reserved]; and

(q) the Company may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards.

7.7. [Reserved].

7.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business or consistent with past practice;

(b) investments in Cash Equivalents;

(c) (i) Guarantee Obligations permitted by Section 7.2 and (ii) Guarantee Obligations arising in the ordinary course of business or consistent with past practice with respect to other obligations that do not constitute Indebtedness;

(d) loans and advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business or consistent with past practice (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company or any Subsidiary of the Company not to exceed the greater of (x) (I) $10,000,000 and (II) and (y) 2.50% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(e) Guarantee Obligations by any Domestic Loan Party of Indebtedness of any Subsidiary that is not a Domestic Loan Party; provided that the aggregate amount of such Guarantee Obligations, together with the aggregate amount of Investments by Domestic Loan Parties made pursuant to the proviso to Section 7.8(f) or 7.8(j), shall not exceed the greater of (x) $150,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(f) intercompany Investments by the Company or any of its Subsidiaries in the Company or any Person that, prior to such investment, is a Subsidiary; provided that the aggregate amount of Investments by Domestic Loan Parties in Subsidiaries that are not Domestic Loan Parties under this clause (f), together with the aggregate amount of Investments by Domestic Loan Parties made pursuant to the proviso to Section 7.8(j) and Guarantee Obligations pursuant to Section 7.8(e), shall not exceed the greater of (x) $150,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(g) Investments in Joint Ventures or in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly Owned Subsidiary or in any other Subsidiary that is not a Domestic Loan Party in an aggregate amount not to exceed in any fiscal year the greater of (x) $50,000,000 and (y) 12.5% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Domestic Loan Parties from Joint Ventures and Persons who become a Subsidiary as a result of such Investment or from such other Subsidiaries that are not Loan Parties; provided, that any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in the succeeding fiscal years (until so applied);

(h) Investments in existence on the Closing Date listed, to the extent in excess of $2,500,000, on Schedule 7.8(h); provided that no such Investment is increased except as permitted by the other provisions of this Section 7.8;

(i) each Finance Subsidiary may execute and deliver one or more promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Company and its Subsidiaries representing the purchase price of receivables sold to such Finance Subsidiary in a Permitted Receivables Financing, and the Company and its Subsidiaries may contribute receivables and other assets of the type referred to in the definition of “Permitted Receivables Financing” to the capital of any Finance Subsidiary in connection with a Permitted Receivables Financing;

(j) acquisitions as long as, after giving effect thereto, the Company would be in Pro Forma Compliance with the covenants in Section 7.1 for the most recently ended Test Period; provided that the aggregate cash consideration paid or payable by a Domestic Loan Party for all acquisitions of (1) Subsidiaries that are not Domestic Loan Parties or (2) all or substantially all the assets of a person or division or line of business of a person that are not held by a Domestic Loan Party shall not exceed together with the aggregate amount of Investments by Domestic Loan Parties made pursuant to the proviso to Section 7.8(f) and Guarantee Obligations pursuant to Section 7.8(e), the greater of (x) $150,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(k) Investments if, after giving effect thereto, the Total Leverage Ratio calculated on the date of incurrence thereof on a Pro Forma Basis would be less than 3.25 to 1.00 (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (k) for such Investment may no longer be satisfied thereafter); provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(l) Investments by the Company and/or any of its Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (l); provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(m) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the disposition of property permitted by this Agreement;

(n) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable arising from the grant of trade credit, and guarantees for the benefit of existing or potential suppliers, customers, distributors, licensors, licensees, lessees and lessors, in each case in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors ;

(o) Hedge Agreements entered into not for speculative purposes;

(p) deposit accounts and securities accounts maintained in the ordinary course of business, and to the extent constituting an Investment, Cash Management Obligations and Cash Pooling Agreements;

(q) additional Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) (for all Investments by the Company and all Subsidiaries pursuant to this clause (q)) not to exceed the greater of (x) $75,000,000 and (y) 18.75% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(r) [reserved].

(s) Investments held by a Person that is acquired and becomes a Subsidiary or of a Person merged or amalgamated or consolidated into any Subsidiary, in each case after the Closing Date and which acquisition, merger, amalgamation or consolidation is permitted in accordance with another provision of this Section 7.8, to the extent that such Investments held by such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) any Investments in a Joint Venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Joint Venture;

(u) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses (or other grants or rights to use or exploit) or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business or consistent with past practice;

(v) Investments maintained in connection with any Loan Party’s deferred compensation plan in the ordinary course of business;

(w) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(x) any Investments acquired by the Company or any of its Subsidiaries:

(i) in exchange for any other Investment or accounts receivables held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement or delinquent accounts and disputes with or judgments against, the issuer of such Investment or accounts receivable;

(ii) as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or

(iv) in settlement of debts created in the ordinary course of business;

(y) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and works compensation, performance and similar deposits in each case entered into as a result of the operations of the business in the ordinary course;

(z) Investments in notes receivables payable to the Company or any Subsidiary by the purchasers of assets purchased pursuant to Dispositions permitted in accordance with Section 7.5;

(aa) [reserved];

(bb) Investments by the Company in any Subsidiary consisting of reimbursement obligations of the Company in respect of the issuance of Letters of Credit for the account of such Subsidiary hereunder to support obligations of such Subsidiary;

(cc) [reserved];

(dd) to the extent they constitute Investments, any letters of credit issued or created by the Company or its Subsidiaries pursuant to Sections 7.2(aa) or (cc);

(ee) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed in any fiscal year the greater of (x) $50,000,000 and (y) 12.5% of Consolidated EBITDA for the most recently ended Test Period plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Domestic Loan Parties from Unrestricted Subsidiaries; provided, that any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in succeeding fiscal years (until so applied);

(ff) Investments consisting of (or resulting from) Indebtedness permitted under Section 7.2, Liens permitted under Section 7.3, Restricted Payments permitted under Section 7.6 (other than Section 7.6(k)), Restricted Debt Payments permitted by Section 7.15 and Dispositions permitted by Section 7.5 (other than Section 7.5(c));

(gg) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(hh) [reserved];

(ii) (i) Guarantees of leases or subleases (in each case other than Capital Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Company and/or its Subsidiaries, in each case, in the ordinary course of business or consistent with past practice and (iii) Investments consisting of guarantees of any supplier’s obligations in respect of commodity contracts solely to the extent such commodities related to the materials or products to be purchased by the Company or any Subsidiary;

(jj) Investments in Subsidiaries in connection with any Permitted Reorganization;

(kk) [reserved];

(ll) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(mm) Investments consisting of the licensing, sublicensing or contribution of any intellectual property or other intellectual property rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(nn) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Borrower or any of their Subsidiaries;

(oo) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 7.8 and any other pledges or deposits permitted by Section 7.3;

(pp) Term Loans repurchased by the Company or a Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement;

(qq) Guarantee Obligations of any Borrower or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of any Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(rr) Investments or other payments required to be made by the Company to VF in accordance with the Separation and Distribution Agreement and to the extent necessary to consummate the Closing Date Cash Transfer;

Any Investment that when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

Notwithstanding the foregoing, no Investment consisting of or resulting from any transfer or other Disposition of any material Intellectual Property by the Company or any Subsidiary may be made to an Unrestricted Subsidiary except pursuant to clause (ee) above.

7.9. [Reserved].

7.10. Transactions with Affiliates. Enter into or suffer to exist any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees with any non-consolidated Affiliate involving aggregate payments or consideration in excess of $15,000,000; provided that the foregoing restriction shall not apply to:

(a) the Transactions (including the Closing Date Cash Transfer), and all transactions pursuant to any Distribution Document (as defined in the Separation and Distribution Agreement referred to in the Form 10), and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by the Separation and Distribution Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto);

(b) transactions or agreements between the Company and/or its Subsidiaries;

(c) transactions in effect on the Closing Date listed, to the extent in excess of $2,500,000, on Schedule 7.10 and any amendment, modification or extension to the agreements governing such transactions to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(d) [reserved];

(e) transactions that (a) are upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not a non-consolidated Affiliate or (b) if in the good faith judgment of the board of directors of the Company no comparable transaction is available with which to compare such transaction, such transaction is fair to the Company or such Subsidiary from a financial point of view;

(f) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Company or any Subsidiary;

(g) (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Company or any of its Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(h) Guarantees permitted by Section 7.2, Restricted Payments permitted under Section 7.6 (other than Section 7.6(k)), Investments permitted under Section 7.8 (other than Section 7.8(z) and Section 7.8(ff)) and Restricted Debt Payments permitted by Section 7.15);

(i) (i) the formation of a joint venture or similar entity (and Investments permitted in connection therewith), which would constitute a transaction with an Affiliate solely as a result of the Company or any Subsidiary owning Capital Stock of, or otherwise controlling, such joint venture or similar entity and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Company or any Subsidiary;

(j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Company and/or any of its Subsidiaries in the ordinary course of business;

(k) any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Company from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Company or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(l) (i) Investments by Affiliates in securities or other Indebtedness of the Company or any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Company or such Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or other Indebtedness of the Company or any Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and the Subsidiaries, in each case, in accordance with the terms of such securities or other Indebtedness;

(m) [reserved]; and

(n) transactions undertaken in the ordinary course of business or consistent with past practice pursuant to membership in a purchasing consortium.

7.11. Sales and Leasebacks. Enter into or suffer to exist any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred in a related transaction by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary; provided that any such transaction shall be permitted so long as (i) such transaction is on an arm’s length basis and (ii) the resulting Indebtedness is permitted by Section 7.2; provided that no Event of Default shall have occurred and be continuing or would result therefrom and such sale/leaseback shall be for no less than the fair market value of such property at the time of such sale/leaseback as determined by the Company in good faith (collectively, the “Permitted Sale/Leasebacks”) (the Company agreeing that all Permitted Sale/Leasebacks shall be Asset Sales and any Lien on or security interests in any such property created by the Loan Documents shall be automatically released upon consummation of such Permitted Sale/Leasebacks and the Collateral Agent shall take any action reasonably requested by the Company to evidence such release).

7.12. Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than the day that results in the nearest Saturday closest to December 31 of each year; provided, however, that the Company may, upon written notice to the Administrative Agent, change the financial reporting convention above to (x) a calendar year-end convention or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Company, to reflect such change in fiscal year.

7.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries (other than Excluded Subsidiaries (except to the extent any Subsidiary is an Excluded Subsidiary solely pursuant to clause (iii) of the definition thereof)) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Company Stock and other Excluded Assets) or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:

(a) this Agreement and the other Loan Documents;

(b) any agreements governing secured Indebtedness permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets securing such Indebtedness) or Permitted Receivables Financings or Supply Chain Financings (in which case, any prohibition or limitation shall only be effective against the assets included in such Permitted Receivables Financing or Supply Chain Financings);

(c) restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business or consistent with past practice (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(d) customary restrictions on the creation of Liens on any property or assets arising under a security agreement governing a Lien permitted under this Agreement;

(e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder;

(f) customary restrictions in Intellectual Property license agreements;

(g) any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in contemplation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements (i) relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” Company with respect thereto), (ii) relating to such joint venture or its members and/or (iii) otherwise entered into in the ordinary course of business;

(i) restrictions on cash or other deposits permitted under Section 7.3 and/or 7.8 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash or other deposits or net worth requirements exist;

(j) restrictions (i) set forth in documents which exist on the Closing Date or (ii) which are contemplated as of the Closing Date and, in the case of this clause (ii), to the extent the assets or property subject to such restriction are in excess of $2,500,000, set forth on Schedule 7.13;

(k) restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(l) restrictions with respect to any Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Subsidiary; provided that such agreement was not entered into in anticipation of such Subsidiary or such Unrestricted Subsidiary becoming a Subsidiary and any such restriction does not extend to any assets or property of the Company or any other Subsidiary other than the assets and property of such Subsidiary;

(m) [reserved];

(n) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section 7.13; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.14. Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses substantially similar to the businesses in which the Company and its Subsidiaries are engaged on the Closing Date, after giving effect to the Transactions, or that are reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

7.15. Optional Payments and Modifications of Subordinated Indebtedness. (i) Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Subordinated Indebtedness (collectively, “Restricted Debt Payments”), or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement, instrument or other document evidencing Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that is not in the reasonable judgment of the Company materially adverse to the Lenders); provided that so long as no Event of Default has occurred and is continuing, the Company may:

(a) make regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof;

(b) refinance Subordinated Indebtedness with the Net Cash Proceeds of a Permitted Refinancing;

(c) make payments of or in respect of Subordinated Indebtedness made solely with the Net Cash Proceeds of Qualified Capital Stock issued by the Company after the Closing Date;

(d) (A) convert any Subordinated Indebtedness into Qualified Capital Stock and (B) to the extent constituting a Restricted Debt Payment, pay payment-in-kind interest with respect to any Indebtedness that is permitted under Section 7.2;

(e) make Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (e); provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(f) make additional payments of or in respect of Subordinated Indebtedness; provided that the aggregate principal amount of such payments pursuant to this clause (f) may not exceed the greater of (x) $50,000,000 and (y) 12.5% of Consolidated EBITDA for the most recently ended Test Period;

(g) make unlimited Restricted Debt Payments at any time the Total Leverage Ratio is equal to or less than 3.00 to 1.00 calculated on the date of incurrence thereof on a Pro Forma Basis after giving effect to such payment (it being understood and agreed that any fee, premium or expense paid or payable in connection with such payment shall not be subject to or included within the calculation of such amount); and

(h) make payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment.

7.16. Use of Proceeds. Request any Loan or Letter of Credit, and no Borrower nor any Subsidiary shall use, and shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of directly or, to any Borrower’s Knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, to the extent capable of being corrected, such inaccuracy is not corrected on or prior to 30 days from the earlier of (x) the first date a Responsible Officer of the Company has Knowledge of such inaccuracy and (y) the date on which the Company received notice thereof from the Administrative Agent or the Required Lenders of such misrepresentation; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (in each case with respect to legal existence of any Borrower only), Section 6.7(a) or Section 7 of this Agreement; provided that a default in the observance or performance of the Consolidated Interest Coverage Ratio Financial Covenant will not constitute an Event of Default for purposes of the Tranche B Term Facility, and no Tranche B Term Lender will be permitted to exercise any remedies with respect to an Event of Default in respect of the Consolidated Interest Coverage Ratio Financial Covenant until the date, if any, on which the Revolving Commitments have been terminated and the Revolving Loans and the Tranche A Term Loans have been accelerated as a result of such default in the observance or performance of the Consolidated Interest Coverage Ratio Financial Covenant; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after receipt of notice thereof by the Company from the Administrative Agent or the Required Lenders; or

(e) the Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto or any interest on any such Indebtedness, in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case of clauses (i) or (ii) the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate of $50,000,000 for the Company and its Subsidiaries; or

(f) (i) the Company or any of Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, except for any such case, proceeding or action in connection with any liquidation or dissolution otherwise permitted pursuant to Section 7.4 of this Agreement, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; provided that in the case of any Swiss Borrower, any debt enforcement proceeding (Betreibung) which has not led to a notice of bankruptcy (Betreibungsandrohung) shall not constitute an Event of Default; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or “failure to meet the minimum funding standards” (each as defined in Section 412 of the Code or 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof (it being understood that, notwithstanding the definition of “Default,” no “Default” shall be triggered solely by the rendering of a judgment or judgments prior to the lapse of such 60 day period so long as such judgments are capable of satisfaction by payment at any time); or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby on a material portion of the Collateral, except to the extent that such cessation results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction;

(j) any material portion of the guarantees contained in the Guarantee Agreement, taken as a whole, shall cease, for any reason, to be in full force and effect (other than as permitted in a Loan Document or in accordance with its terms) or any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common voting stock of the Company; or (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors (collectively, a “Change of Control”); provided that the Company ceasing to be a wholly owned subsidiary of VF as a result of the Transactions shall in no event constitute a Change of Control.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments thereof shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, each applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of each such Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower(s) (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

SECTION 9. THE AGENTS

9.1. Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Swingline Lender and each Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, Swingline Lender and Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) if the Administrative Agent believes in good faith that such action shall expose it to liability or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders as set forth in this Agreement (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders and permitted by this Agreement.

9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7. Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall

(unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint (with the consent of the Borrowers (to the extent required by the immediately preceding sentence)) a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11. Agents. None of the Arrangers or Agents (other than the Administrative Agent) identified in this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any other Loan Document, except in its capacity, as applicable, as a Lender, a Swingline Lender or an Issuing Lender hereunder. Without limiting any other provision of this Section 9, no such Arranger or Agent in its capacity as such shall have or be deemed to have any fiduciary relationship with any Lender (including any Swingline Lender or any Issuing Lender) or any other Person by reason of this Agreement or any other Loan Document.

9.12. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 10. MISCELLANEOUS

10.1. Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party that is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or extend any L/C Participant’s interest in any Issuing Lender’s obligations and rights under any Letter of Credit beyond the Revolving Termination Date, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, (y) that any amendment or modification in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i) and (z) in each case of this clause (i), waivers of, or consents or departures from, mandatory prepayments, mandatory reductions of commitments, or of any Default or Event of Default) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Commitment with respect to any Lender, in each case without the consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders or Required Revolving Lenders, or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any term thereof, release all or substantially all of the Collateral (other than as otherwise permitted hereunder or in the other Loan Documents) under the Collateral Agreement or release all or substantially all of the value of the guarantees (other than as otherwise permitted hereunder or in the other Loan Documents) under the Guarantee Agreement, in each case without the consent of all Lenders or reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (iii) amend or modify any provision of Section 5.03 of the Collateral Agreement without the consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.19 in a manner that would alter the pro rata sharing of payments or Section 10.7(a) without the consent of each Lender directly and adversely affected thereby, or amend, modify or waive any other provision of Section 2.19 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) [reserved]; (vi) [reserved]; (vii) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.8 or 2.9 without the consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender; (x) add any currencies as Foreign Currencies under this Agreement in which a Lender is required to make Loans, in each case without the written consent of each Lender directly affected thereby; (xi) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender directly affected thereby (other than as permitted by Section 10.6(a)); (xii) eliminate or reduce any voting rights under this Section 10.1 without the consent of each Lender directly affected thereby; provided that, notwithstanding the foregoing, any (x) waiver (including with respect to a Default or Event of Default), amendment, supplement or other modification with respect to Section 7.1(b) (or, for purposes of the Consolidated Interest Coverage Ratio Financial Covenant, the definition of “Consolidated Interest Coverage Ratio” or any defined term used therein) or (y) any waiver or amendment of any condition precedent set forth in Section 5.2 as it pertains to any loans under the Revolving Facility shall require the written consent of only the Company and the Required Revolving Lenders (and not the Required Lenders). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon. Any Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement and the other Loan Documents shall be restricted as set forth in Section 2.28(d).

(b)

(i) the Company and the Administrative Agent may enter into any Incremental Facility Amendment in accordance with Section 2.27, any Extension Amendment in accordance with Section 2.26 and any Refinancing Amendment in accordance with Section 2.30 and such Extension Amendments, Incremental Facility Amendments and Refinancing Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document; and

(ii) this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrowers to the extent necessary in order to evidence and implement the designation or removal of Subsidiary Borrowers pursuant to Section 2.29.

(c) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the other Borrowers and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company or any other Borrower:	Kontoor Brands, Inc., 400 N. Elm Street, Greensboro, NC 27401, Attn: Dave Kovach

The Administrative Agent or the Collateral Agent:	April Yebd Telephone: +1 312 732 2628 Fax: +1 844 490 5663 jpm.agency.cri@jpmorgan.com with a copy to april.yebd@jpmorgan.com 10 S. Dearborn St. Floor L2 Chicago, IL 60603 or, in the case of Overnight LIBOR Loans:

European Loan Operations

3rd Floor, Prestige Platina, Near Marathahalli

Junction, Sarjapur Outer Ring Road,

Kadabeesanahalli, Vathur Hobli, Bangalore –

560087, India

Telephone: +91 80 679 05451

Fax: +1 214 291 4365

E-Fax: 442074923297@tls.ldsprod.com

Email: european.loan.operations@jpmorgan.com

with a copy to

loan_and_agency_london@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder until the respective maturity dates of the Facilities.

10.5. Payment of Expenses. Each Borrower agrees (a) within 30 days following presentation of a summary statement, to reimburse the Administrative Agent for its reasonable and invoiced out-of-pocket expenses that have been incurred in connection with the development, preparation, execution, delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and the consummation of the Transactions contemplated hereby and thereby (including the fees, charges and disbursements of one firm of counsel to the Administrative Agent and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent and Lenders, as a whole, (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)) or the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (b) within 30 days following presentation of a summary statement, to pay or reimburse each Lender (including each Swingline Lender), each Issuing Lender and the Administrative Agent for all its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including the fees, charges and disbursements of one firm of counsel to the Administrative Agent and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent and Lenders, as a whole, (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)), and (c) to indemnify and hold harmless each Lender (including each Swingline Lender), each Issuing Lender, each Agent and the Administrative Agent and their respective Affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “Indemnitee”) from and against any and all losses, claims, damages and liabilities to which any such Indemnitee may become subject arising out of or in connection with this Agreement, any Loan Documents, the Transactions or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any Indemnitee is a party thereto, whether or not such Proceedings are brought by the Company, its equity holders, Affiliates, creditors or any other person, and to reimburse each Indemnitee from time to time, within 30 days following the presentation of a summary statement, for any reasonable and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another firm of local counsel in each appropriate jurisdiction) for all similarly affected Indemnitee), in connection with any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgement of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnitee or its Affiliates, directors, officers, employees, advisors, agents or other representatives (collectively, the “Related Parties”), (ii) are found by a final, non-appealable judgement of a court of competent jurisdiction to result from a material breach of the obligations of such Indemnitee or any such Indemnitee’s Related Parties under this Agreement or (iii) result from any Proceeding that does not involve an act or omission by the Company or its Affiliates and that is brought by an Indemnitee or Related Party against any other Indemnitee or Related Party (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role in connection with this Agreement). No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto, the Company and any Indemnitee or any of their respective Affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that the foregoing shall not limit the obligations of the Borrower under this Section 10.5 in respect of any such damages claimed against the indemnitees by Persons other than Indemnitees. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

10.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except in a transaction permitted by Section 7.4).

(b) Any Lender may, without the consent of any Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than an Ineligible Institution (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, the Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement (including in the bankruptcy or similar event of the Lender) and the Borrowers, the Issuing Lenders, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of or interest on, the Loans or any fees payable hereunder, postpone the date of any scheduled amortization payment or the final maturity of the Loans, in each case to the extent subject to such participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and, other than as set forth in the preceding sentence, to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 (subject to the requirements and limitations in Section 2.21) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.23 and 2.24 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater amount pursuant to Section 2.20 or 2.21 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

As used herein, “Ineligible Institution” means (a) a natural person, (b) a Disqualified Lender, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) a Defaulting Lender or (e) any of the Company and its Subsidiaries and Affiliates.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign (subject to clause (iii) of the proviso below) to any other Lender, any Affiliate of any Lender or any Lender Affiliate (other than any Ineligible Institution) or, with the consent of the Borrowers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity other than an Ineligible Institution (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, any Affiliate of any Lender or any Lender Affiliate), unless otherwise agreed to by the Company and Administrative Agent, shall be in an aggregate principal amount of less than $5,000,000 in the case of Revolving Commitments or $500,000 in the case of Term Loans (provided that assignments made by any Lender on the same day to an Assignee and its Affiliates (including any Lender Affiliates) and contemporaneous assignments by Lender Affiliates to a single Assignee may be treated as a single assignment for purposes of satisfying any such minimum assignment amount requirement (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility)), (ii) after giving effect to any such assignment, such Lender and its Affiliates (including any Lender Affiliates) shall retain Commitments and Term Loans in an aggregate principal amount of at least $5,000,000 in the case of Revolving Commitments and $500,000 in the case of Term Loans (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility), in each case unless otherwise agreed by the applicable Borrower(s) and the Administrative Agent, (iii) no Lender may assign any interest in the Revolving Facility (other than, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, to an Affiliate of such Lender or, to another Lender then holding Revolving Commitments) without the consent of the Administrative Agent, the Borrowers, each Issuing Lender and the Swingline Lender (not to be unreasonably withheld or delayed), (iv) no Lender my assign an interest in the Revolving Facility (unless such assignment is to a Swiss Qualifying Bank) without the consent of the Swiss Borrowers (not to be unreasonably withheld or delayed (it being understood that withholding consent to a proposed assignment that would result in any non-compliance with the Swiss

Non-Bank Rules shall be deemed reasonable)), and (v) solely with respect to Term Loans, each Borrower shall be deemed to have consented to an assignment if it has not objected thereto by written notice to the Administrative Agent within ten Business Days of its receipt of notice thereof. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Lender Affiliates, if any (other than in the case of an assignment of all of a Lender’s interests under this Agreement). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrowers shall not be required for any assignment that occurs when an Event of Default pursuant to Sections 8(a) or 8(f) shall have occurred and be continuing with respect to any Borrower.

Notwithstanding the foregoing, the Borrowers may, in their sole discretion, withhold consent to any assignment to any Person that is not expressly a Disqualified Lender but is known by such Borrower to be an Affiliate of a Disqualified Lender without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name.

(d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2, a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Notes shall be issued to the designated Assignee. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be an obligation of the Borrowers), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f) The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central banking authority having jurisdiction over such Lender in accordance with applicable law.

(h) Each applicable Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i) Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section 10.6.

(j) The Company shall have the right (i) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender or to any Lender to the extent the Borrower’s consent was requested pursuant to Section 10.6 and not obtained, to seek to replace or terminate such Disqualified Lender or other Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign (without recourse) any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Company’s sole option, be or include the Company or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Company to find such a replacement Lender, (2) the Company shall not have any obligation to such Disqualified Lender or other Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Company) shall pay to such Disqualified Lender or other Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so assigned and (y) the amount that such Disqualified Lender or other Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Company)), or (ii) to prepay any Loans held by such Disqualified Lender or other Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so prepaid and (y) the amount that such Disqualified Lender or other Lender paid to acquire such Loans, (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part. In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Company, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Company) the amount required pursuant to this Section 10.6(j), then such Disqualified Lender or other Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Company shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender or other Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Company the amount that the applicable Disqualified

Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender or other Lender agrees to disclose to the Company the amount it paid to acquire the Commitments and/or Loans held by it. The list of Disqualified Lenders shall be held by the Administrative Agent but shall not be posted or distributed to the Lenders, prospective Lenders and prospective Assignees and Participants; provided that such list shall be provided to Lenders, prospective Lenders, prospective Assignees and prospective Participants upon request.

(k) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Company, or any Subsidiary (each, an “Affiliated Lender”) through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures to be established by the “auction agent” consistent with this Section 10.6(k) or (y) open market purchases on a non-pro rata basis (which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion); provided that:

(i) any Term Loans acquired by any Affiliated Lender shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled; provided that to the extent any Term Loans acquired by any Affiliated Lender are not permitted to be retired and cancelled under applicable Requirements of Law, such Affiliated Lender shall be deemed to have acknowledged and agreed that such Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote and such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) solely among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders;

(ii) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable, and purchases of Term Loans pursuant to this Section 10.6(k) may not be funded with the proceeds of Revolving Loans; and

(iii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.6(k).

10.7. Adjustments; Set-off. (a) Except to the extent that (i) this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (including any payment obtained by a Lender as consideration for any permitted assignment of or permitted sale of a participation in any of its Loans or Commitments hereunder) or (ii) a payment is made in respect of obligations under Lender Hedge Agreements or Cash Management Obligations, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other

Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders and the Issuing Lenders provided by law, each Lender and each Issuing Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, such Issuing Lender or, in each case, any Affiliate, branch or agency thereof to or for the credit or the account of such Borrower, as the case may be. Each Lender and each Issuing Lender agrees promptly to notify each applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender or such Issuing Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12. Submission To Jurisdiction; Waivers. (a) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York in New York County, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be at its address set forth in Section 10.2 or at such other address of which the other parties shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Nothing in this Agreement or in any other Loan Document shall affect any right each party hereto may otherwise have to enforce any judgment in any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b) Upon any Subsidiary becoming a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint the Company or an agent for service of process located in the City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section and agrees promptly to appoint a successor New York Process Agent in the City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. In any such action or proceeding in such New York State or Federal court, such service may be made on such Foreign Subsidiary Borrower by delivering a copy of such process to such Foreign Subsidiary Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Foreign Subsidiary Borrower at its address specified in the Joinder Agreement (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each Foreign Subsidiary Borrower hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each Foreign Subsidiary Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Foreign Subsidiary Borrower by certified or registered air mail at its address specified in the Joinder Agreement. Each Foreign Subsidiary Borrower agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

To the extent that any Foreign Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

10.13. [Reserved].

10.14. Releases of Guarantees and Liens. (a) The Administrative Agent, the Lenders and the Issuing Lenders irrevocably agree that the Lien on any property and any related guarantee obligations will be automatically released (i) (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including in connection with the Distribution and transactions related thereto), (2) upon any sale or transfer of Collateral or any other transaction permitted or not prohibited hereunder or under the Loan Documents to any Person that is not a Loan Party, (3) to the extent property constituting Collateral is owned by any Guarantors, upon the release of such Guarantor from its obligations under the Guarantee Agreement or in accordance with the succeeding sentence, (4) so long as no Event of Default has occurred and is continuing, to the extent the Collateral becomes Excluded Assets or a Guarantor becomes an Excluded Subsidiary in a transaction permitted hereunder, the primary purpose of which transaction is not to effect the release of such Guarantor or any other Guarantor from its obligations under the Loan Documents, or a Guarantor ceases to be a Subsidiary in a transaction permitted hereunder or (5) that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below and (iii) upon the occurrence and during the continuation of a Suspension Period Event, in accordance with the provisions of Section 3.15(c) of the Guarantee Agreement and Section 7.12(b), (f), (g) and (h) of the Collateral Agreement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action (without consent rights) requested by the Company (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph) having the effect of releasing any Collateral or Loan Party from its guarantee obligations.

(b) The Administrative Agent, the Lenders and the Issuing Lenders irrevocably agree that at such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Lender Hedge Agreements, Lender Cash Management Obligations and contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender), the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all guarantees and other obligations (other than those expressly stated to survive such termination) of the Company and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c) The Administrative Agent, the Lenders and the Issuing Lenders irrevocably agree that Liens on assets of the Loan Parties created by the Loan Documents will be automatically terminated and released upon the transfer of such assets to a Foreign Subsidiary (other than a Foreign Subsidiary Borrower) pursuant to Section 7.5(r). The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action (without consent rights) (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release pursuant to the foregoing provisions of this paragraph) requested by the Company to effect any termination or release described in this paragraph (c).

10.15. Confidentiality. Each of the Administrative Agent and each Lender and each of their respective Affiliates agrees to keep confidential all information received by them in connection with the Transactions and the related transactions and information received from the Company relating to the Company or its business; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender, any Affiliate of any Lender or any Lender Affiliate (provided that any such Lender Affiliate or Affiliate is advised of its obligation to retain such information as confidential, and such Administrative Agent or Lender shall be responsible for its Affiliates’ and Lender Affiliates’ compliance with this paragraph) solely in connection with the Transactions, (b) to any pledgee referred to in Section 10.6(g), any Transferee or prospective Transferee or any insurance or risk protection providers (provided that in no event shall any disclosure of such information be made to any person that is a Disqualified Lender as of the relevant time); provided that the disclosure of any such information to any such party (other than a Federal Reserve Bank or other central banking authority) shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (c) to its employees, legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature thereof (provided that the Administrative Agent or Lender shall be responsible for compliance of such persons with this paragraph), (d) upon the request or demand of any Governmental Authority, including audits and examinations conducted by bank accountants, any governmental bank regulatory authority exercising examination or regulatory authority or self-regulatory authorities, in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), such party will promptly notify the Company, in advance, to the extent permitted by law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Administrative Agent or Lender or its Affiliates or representatives in breach of this Agreement; (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (j) to any direct, indirect, actual or perspective counterparty (and its advisor) to any swap, derivative or securitization transaction related to any obligations or any insurance or risk protection providers in respect thereof (so long as such party agrees to be bound by the provisions of this Section 10.15); provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (l) if agreed by the Company in its sole discretion, to any other Person; provided that no information shall be disclosed to a Disqualified Lender. The Administrative Agent, Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement that is routinely provided by arrangers to such service providers to market data service providers (including league table providers) that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act.

10.18. No Fiduciary Duty. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do any of the Loan Parties rely on, any fiduciary duty to any of the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person and (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate.

10.19. Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of this Agreement.

10.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its Company entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.21. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including, upon any Subsidiary becoming a Subsidiary Borrower, such Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Company and the Subsidiary Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company and the Subsidiary Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company and the Subsidiary Borrowers contained in this Section 10.21 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.22. Separate Obligations. For the avoidance of doubt, the Administrative Agent, each Issuing Lender, each Lender and each Loan Party acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Foreign Loan Parties under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of the Domestic Loan Parties, and the Obligations of the Foreign Loan Parties shall be expressly limited to the Obligations of the Foreign Subsidiary Borrowers (the “Foreign Obligations”). In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of any Foreign Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from and not joint with the Obligations of the Domestic Loan Parties (the “Domestic Obligations”); the Foreign Loan Parties shall not guarantee the Domestic Obligations (including, for the avoidance of doubt, any guarantees by the Domestic Loan Parties of the Foreign Obligations). Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the each Swiss Borrower under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of each other Loan Party, and the Obligations of each Swiss Borrower shall be expressly limited to its own Obligations. In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of each Swiss Borrower for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several and not joint with the Obligations of each other Loan Party. Notwithstanding the above, the Domestic Loan Parties shall guarantee the payment and performance of the Foreign Obligations, and the Collateral of the Domestic Loan Parties shall secure such guarantees, in each case as set forth in and in accordance with the applicable Security Documents.

10.23. Several Obligations. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

10.24. MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination and for any Mortgaged Property with a building in a special flood hazard area, an acknowledgment by the applicable Loan Party, and evidence of flood insurance, as may be required pursuant to the Flood Laws.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, Tranche A Term Lender, Revolving Lender, Issuing Lender and Swingline Lender,

By:	/s/ Antje Focke
Name: Antje Focke
Title: Executive Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

BARCLAYS BANK PLC
as a Term Lender, Revolving Lender and Issuing Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

BANK OF AMERICA, N.A.
as a Term Lender, Revolving Lender and Issuing Lender

By:	/s/ Anthony Hoye
Name: Anthony Hoye
Title: Director

BANK OF AMERICA, N.A., CANADA BRANCH
as a Revolving Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION
as a Tranche A Term Lender, Revolving Lender and Issuing Lender

By:	/s/ Alan Vitulich
Name: Alan Vitulich
Title: Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Tranche A Term Lender, Revolving Lender and Issuing Lender

By:	/s/ Ekta Patel
Name: Ekta Patel
Title: Managing Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

CITIBANK, N.A. as a Tranche A Term Lender and a Revolving Credit Lender

By:	/s/ Timicka Anderson
Name: Timicka Anderson
Title: Vice President & Managing Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as a Tranche A Term Lender AND Revolving Lender

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

By:	/s/ Shaun Hawley
Name: Shaun Hawley
Title: Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

PNC Bank, N.A., as a Tranche A Term Lender and Revolving Lender

By:	/s/ Krutesh Trivedi
Name: Krutesh Trivedi
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Santander Bank, N.A., as Tranche A Term Lender, Revolving Lender

By:	/s/ Ellen B. Marshall
Name: Ellen B. Marshall
Title: EVP

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

SUNTRUST BANK, as a Tranche A Term Lender and Revolving Lender

By:	/s/ Mary K. Lundin
Name: Mary K. Lundin
Title: Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Branch Banking and Trust Company, as a Tranche A Term Lender & Revolving Lender

By:	/s/ Steven Thompson
Name: Steven Thompson
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Citizens Bank, N.A., as a Tranche A Term Lender and Revolving Lender

By:	/s/ Tyler Stephens
Name: Tyler Stephens
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

United Overseas Bank Limited, Los Angeles Agency, as a Tranche A Term Lender and Revolving Lender

By:	/s/ Eriberto De Guzman
Name: Eriberto De Guzman
Title: Managing Director

By:	/s/ Robert Hartinger
Name: Robert Hartinger
Title: Executive Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Tranche A Term Lender and Revolving Lender

By:	/s/ John D. Toronto
Name: John D. Toronto
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

FIFTH THIRD BANK, as a Tranche A Term Lender

By:	/s/ Mary J. Ramsey
Name: Mary J. Ramsey
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

FIFTH THIRD BANK, as a Revolving Lender

By:	/s/ Mary J. Ramsey
Name: Mary J. Ramsey
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

GOLDMAN SACHS BANK, USA as a Revolving Lender

By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Tranche A Term Lender and Revolving Lender

By:	/s/ Martin H. McGinty
Name: Martin H. McGinty
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

KBC Bank NV, New York Branch, as a Tranche A Term Lender and Revolving Lender

By:	/s/ Francis X. Payne
Name: Francis X. Payne
Title: Managing Director

By:	/s/ Susan M. Silver
Name: Susan M. Silver
Title: Managing Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

TD Bank, N.A., as a Tranche A Term Lender and Revolving Lender

By:	/s/ Betty Chang
Name: Betty Chang
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

U.S. Bank, National Association, as a Tranche A Term Lender, Revolving Lender, and Issuing Lender

By:	/s/ Mark D. Rodgers
Name: Mark D. Rodgers
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

CHEMICAL BANK, as a Tranche A Term Lender

By:	/s/ Jennifer Dakoske
Name: Jennifer Dakoske
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

First National Bank of Pennsylvania, as a Tranche A Term Lender

By:	/s/ John Fink
Name: John Fink
Title: SVP Commercial Banking

By:	/s/ Reed LaPlante
Name: Reed LaPlante
Title: VP Commercial Banking

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

First Tennessee Bank, N.A. as a Tranche A Term Lender

By:	/s/ Keith A. Sherman
Name: Keith A. Sherman
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

PINNACLE BANK, as Tranche A Term Lender

By:	/s/ Stewart D. Holmes
Name: Stewart D. Holmes
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

STATE BANK OF INDIA, NEW YORK, as a Tranche A Term Lender

By:	/s/ Mr. Niraj Kumar Panda
Name: Mr. Niraj Kumar Panda
Title: VP & Head (Credit Management Cell)

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Allied Irish Bank, as Tranche A Term Lender

By:	/s/ Roisin O’Connell
Name: Roisin O’Connell
Title: Senior Vice President

By:	/s/ Paul McGinley
Name: Paul McGinley
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Arvest Bank, as Tranche A Term Lender

By:	/s/ Kevin J. Rooney
Name: Kevin J. Rooney
Title: SVP

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

SYNOVUS BANK, as a Tranche A Term Lender, Revolving Lender

By:	/s/ Chandra Cockrell
Name: Chandra Cockrell
Title: Corporate Banker

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

COMERICA BANK, as a Tranche A Term Lender and Revolving Lender

By:	/s/ L.J. Perenyi
Name: L.J. Perenyi
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

FLUSHING BANK, as a Tranche A Term Lender

By:	/s/ Alan Harris
Name: Alan Harris
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Trustmark National Bank as Tranche A Term Lender

By:	/s/ William H. Edwards
Name: Alan Harris
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

BANCO DE SABADELL, S.A., MIAMI BRANCH, as a Tranche A Term Lender

By:	/s/ Enrique Castillo
Name: Enrique Castillo
Title: Head of Corporate Banking

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Banner Bank, as a Tranche A Term Lender

By:	/s/ Thomas Marks
Name: Thomas Marks
Title: Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

LIBERTY BANK, as a Tranche A Term Lender

By:	/s/ Carla Balesano
Name: Carla Balesano
Title: Senior Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Atlantic Capital Bank, N.A. as a Tranche A Term Lender

By:	/s/ Richard A. Oglesley Jr
Name: Richard A. Oglesley Jr
Title: Executive Vice President

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

MidFirst Bank, as a Tranche A Term Lender

By:	/s/ Tim Daniels
Name: Tim Daniels
Title: Managing Director

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Accepted and agreed to as of the date first written above:

KONTOOR BRANDS, INC.

By:	/s/ David Kovach
Name: David Kovach
Title: Vice President and Treasurer

LEE WRANGLER INTERNATIONAL SAGL

By:	/s/ Matthew Puckett
Name: Matthew Puckett
Title: Managing Officer

[Signature Page to Kontoor Brands, Inc. Credit Agreement]

Annex A

PRICING GRID FOR REVOLVING FACILITY (INCLUDING SWINGLINE LOANS) AND TRANCHE A TERM FACILITY

Level	Corporate Rating	Total Leverage Ratio	Applicable Margin for Eurodollar Loans / Overnight LIBOR Loans / CDOR Loans	Applicable Margin for ABR Loans / Canadian Prime Rate Loans	Commitment Fee Rate
I	≥ Baa3 / BBB-	≤ 0.50:1.00	1.375%	0.375%	0.20%
II	Ba1 / BB+	> 0.50:1.00 but ≤ 1.50:1.00	1.50%	0.50%	0.25%
III	Ba2 / BB	> 1.50:1.00 but ≤ 2.50:1.00	1.75%	0.75%	0.30%
IV	Ba 3/ BB-	> 2.50:1.00 but ≤ 3.50:1.00	2.00%	1.00%	0.35%
V	≤ B1/ B+	> 3.50:1.00	2.25%	1.25%	0.40%

The Level applicable for determining pricing (the “Pricing Level”) shall be the higher of the Applicable Corporate Rating Level (as defined below) and the Total Leverage Ratio Level (determined as of each Adjustment Date (defined below)) then applicable (it being understood that Level I is the “highest” Level); provided that if the Applicable Corporate Rating Level and the Total Leverage Ratio Level then applicable fall more than one Level apart, the Pricing Level shall be the Level immediately below the higher of the two. The “Applicable Corporate Rating Level” shall mean (i) if the corporate ratings of each of S&P and Moody’s fall within the same Level, such Level, (ii) if the corporate ratings of each of S&P and Moody’s fall one Level apart, the higher of such Levels and (iii) if the corporate ratings of each of S&P and Moody’s fall more than one Level apart, the Level immediately below the higher of the two; provided that if only one rating agency shall have in effect a corporate rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Corporate Rating Level shall be determined by reference to the Level in which such rating falls; provided further that if neither S&P nor Moody’s has in effect a corporate rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Corporate Rating Level shall be deemed to be Level V. If the ratings established or deemed to have been established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders, and each change in the Pricing Level as a result thereof shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of providing corporate ratings, the Company and the Lenders shall negotiate in good faith an amendment to reflect such changed rating system or the unavailability of corporate ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the corporate rating of such rating agency most recently in effect prior to such change or cessation.

Annex A-1

Changes in the Applicable Margin with respect to Revolving Loans, Swingline Loans, Tranche A Term Loans or the Commitment Fee Rate resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements have been delivered pursuant to Section 6.1 for the most recently ended fiscal quarter or fiscal year of the Borrower, as applicable, commencing with the first full fiscal quarter of the Borrower following the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements have been delivered (or an earlier date, in the reasonable discretion of the Administrative Agent), the Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for purposes of this definition be deemed to be Level V. Each determination of the Total Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of clause (a) of the definition thereof, as at the end of) the Test Period ending at the end of the period covered by the relevant financial statements.

Annex A-2

SCHEDULE 1.1A

COMMITMENTS

Revolving and Tranche A Term Commitments

Name of Lender	Revolving Commitment	Tranche A Term Commitment	Total
JPMORGAN CHASE BANK, N.A.	$43,800,000.00	$55,000,000.00	$98,800,000.00
BARCLAYS BANK PLC	$43,800,000.00	$55,000,000.00	$98,800,000.00
BANK OF AMERICA, N.A.	$43,800,000.00	$55,000,000.00	$98,800,000.00
HSBC BANK USA, NATIONAL ASSOCIATION	$43,800,000.00	$55,000,000.00	$98,800,000.00
WELLS FARGO BANK, NATIONAL ASSOCIATION	$43,800,000.00	$55,000,000.00	$98,800,000.00
BNP PARIBAS	$22,000,000.00	$33,000,000.00	$55,000,000.00
CITIBANK, N.A.	$22,000,000.00	$33,000,000.00	$55,000,000.00
ING BANK N.V., DUBLIN BRANCH	$22,000,000.00	$33,000,000.00	$55,000,000.00

PNC BANK, NATIONAL ASSOCIATION	$22,000,000.00	$33,000,000.00	$55,000,000.00
SANTANDER BANK, N.A.	$22,000,000.00	$33,000,000.00	$55,000,000.00
SUNTRUST BANK	$22,000,000.00	$33,000,000.00	$55,000,000.00
BRANCH BANKING AND TRUST COMPANY	$14,000,000.00	$21,000,000.00	$35,000,000.00
CITIZENS BANK, N.A.	$14,000,000.00	$21,000,000.00	$35,000,000.00
UNITED OVERSEAS BANK, LOS ANGELES AGENCY	$14,000,000.00	$21,000,000.00	$35,000,000.00
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$25,000,000.00	$0.00	$25,000,000.00
FIFTH THIRD BANK	$10,000,000.00	$15,000,000.00	$25,000,000.00
GOLDMAN SACHS BANK USA	$25,000,000.00	$0.00	$25,000,000.00
THE HUNTINGTON NATIONAL BANK	$10,000,000.00	$15,000,000.00	$25,000,000.00
KBC BANK N.V., NEW YORK BRANCH	$10,000,000.00	$15,000,000.00	$25,000,000.00
TD BANK, N.A.	$10,000,000.00	$15,000,000.00	$25,000,000.00
U.S. BANK NATIONAL ASSOCIATION	$10,000,000.00	$15,000,000.00	$25,000,000.00
CHEMICAL BANK	$0.00	$15,000,000.00	$15,000,000.00

2

FIRST NATIONAL BANK OF PENNSYLVANIA	$0.00	$15,000,000.00	$15,000,000.00
FIRST TENNESSEE BANK, NA	$0.00	$15,000,000.00	$15,000,000.00
PINNACLE BANK	$0.00	$15,000,000.00	$15,000,000.00
STATE BANK OF INDIA, NEW YORK	$0.00	$15,000,000.00	$15,000,000.00
ALLIED IRISH BANK	$0.00	$10,000,000.00	$10,000,000.00
ARVEST BANK	$0.00	$10,000,000.00	$10,000,000.00
SYNOVUS BANK	$4,000,000.00	$6,000,000.00	$10,000,000.00
COMERICA BANK	$3,000,000.00	$4,500,000.00	$7,500,000.00
FLUSHING BANK	$0.00	$7,500,000.00	$7,500,000.00
TRUSTMARK NATIONAL BANK	$0.00	$7,500,000.00	$7,500,000.00
BANCO DE SABADELL, S.A., MIAMI BRANCH	$0.00	$5,000,000.00	$5,000,000.00
BANNER BANK	$0.00	$5,000,000.00	$5,000,000.00
LIBERTY BANK	$0.00	$3,500,000.00	$3,500,000.00
ATLANTIC CAPITAL BANK, N.A.	$0.00	$2,500,000.00	$2,500,000.00
MIDFIRST BANK	$0.00	$2,500,000.00	$2,500,000.00
Total	$500,000,000.00	$750,000,000.00	$1,250,000,000.00

3

L/C Commitments

Issuing Lender	L/C Commitment
JPMORGAN CHASE BANK, N.A.	$15,000,000.00
BARCLAYS BANK PLC	$15,000,000.00
BANK OF AMERICA, N.A.	$15,000,000.00
WELLS FARGO BANK, NATIONAL ASSOCIATION	$15,000,000.00
HSBC BANK USA, NATIONAL ASSOCIATION	$15,000,000.00
Total	$75,000,000.00	*

*	L/C Commitments subject to limit set forth Section 3.1(a) of the Credit Agreement.

Tranche B Term Commitments

Name of Lender	Tranche B Term Commitment
JPMORGAN CHASE BANK, N.A.	$300,000,000.00
Total	$300,000,000.00

4

SCHEDULE 1.1B

MORTGAGED PROPERTY

None

5

SCHEDULE 1.1C

EXISTING LETTERS OF CREDIT

None

6

SCHEDULE 1.1D

PERMITTED CASH POOLING AGREEMENTS

Cash Pool Agreement, dated as of February 21, 2019 among Bank Mendes Gans, N.V. and LeeWrangler Belgium Services BVBA and related Guarantee to Cash Pool Agreement dated April 26, 2019 by and among Kontoor Brands, Inc. and Bank Mendes Gans N.V.

i

SCHEDULE 1.1E

LOAN PARTIES

Loan Party	Jurisdiction
Kontoor Brands, Inc.	North Carolina

Lee Wrangler International Sagl*	Switzerland*

RETAIL PRODUCTIVITY MANAGEMENT, INC.	Delaware

VF Jeanswear Sales, Inc.	Delaware

VF Outlet, Inc.	Delaware

Kontoor Enterprises, LLC	Delaware

The H.D. Lee Company, Inc.	Delaware

R&R Apparel Company, LLC	Delaware

VFJ Ventures, LLC	Delaware

Wrangler Apparel Corp.	Delaware

Jeanswear Receivables, LLC	Delaware

Jeanswear Services, LLC	Delaware

Jeanswear Ventures, LLC	Delaware

VF Jeanswear Limited Partnership	Delaware

*	Not a subsidiary guarantor. Co-Borrower only.

ii

SCHEDULE 1.1F

EXCLUDED SUBSIDIARIES

Lee Bell, Inc. and its subsidiaries

iii

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

i

SCHEDULE 4.15

SUBSIDIARIES

SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY	JURISDICTION OF FORMATION
KBI International Holdings, LLC	100%	Delaware
Retail Productivity Management, Inc.	100%	Delaware
VF Jeanswear Sales, Inc.	100%	Delaware
VF Outlet, Inc.	100%	Delaware
Kontoor Enterprises, LLC	100%	Delaware
The H.D. Lee Company, Inc.	100%	Delaware
R&R Apparel Company, LLC	100%	Delaware
VFJ Ventures, LLC	100%	Delaware
Wrangler Apparel Corp.	100%	Delaware
Jeanswear Receivables, LLC	100%	Delaware
Jeanswear Services, LLC	100%	Delaware
Jeanswear Ventures, LLC	100%	Delaware
VF Jeanswear Limited Partnership	100%	Delaware
Manufacturera Lee De Mexico S. de R.L. de C.V.	100%	Mexico
WRANGLER DE CHIHUAHUA S. de R.L. de C.V.	100%	Mexico
20X DE MEXICO S.A. de C.V.	100%	Mexico
WRANGLER DE MEXICO S. de R.L. de C.V.	100%	Mexico
VFJ–CSS De Mexico, S.A. de C.V.	100%	Mexico
Jeanswear de Guatemala, Limitada (Sociedad Anonima)	100%	Guatemala
LeeWrangler Transglobal Sagl	100%	Switzerland
LeeWrangler Enterprises SpinCo Sagl	0%	Switzerland
LeeWrangler MMB Investments Sagl	0%	Switzerland
LeeWrangler Investments Holding Sagl	0%	Switzerland
LeeWrangler WH Sourcing Sagl	0%	Switzerland
LeeWrangler Asia Ltd	0%	Hong Kong
LeeWrangler HK Ltd	0%	Hong Kong
LeeWrangler International Sagl	0%	Switzerland
LeeWrangler Switzerland Holding Sagl	0%	Switzerland
LeeWrangler Apparel (Foshan) Ltd.	0%	China
VF Panama Finance S de RL	0%	Panama
VF Canada Co.	0%	Canada
LeeWrangler Apparel (China) Ltd.	0%	China
LeeWrangler Apparel (Shanghai) Ltd.	0%	China
LeeWrangler Mexico Holding Sagl	0%	Switzerland
VF Jeanswear Nicaragua y Compania Limitada	0%	Nicaragua

SUBSIDIARY NAME	PERCENTAGE OF EACH CLASS OF CAPITAL STOCK OWNED BY ANY LOAN PARTY	JURISDICTION OF FORMATION
LeeWrangler Belgium Services BVBA	0%	Belgium
VF Mauritius Limited	0%	Mauritius
Jeanswear Mexico Holdings, LLC	0%	Delaware
VF Brands India Private Limited	0%	India
VF Jeanswear de Mexico S. de R.L. de C.V.	0%	Mexico
VF Internacional S de RL de CV	0%	Mexico
VF Servicos Mexicana, S. de R.L. de C.V.	0%	Mexico
LeeWrangler Austria GmbH	0%	Austria
LeeWrangler Belgium BVBA	0%	Belgium
LeeWrangler Czech Republic s.r.o.	0%	Czech Republic
LeeWrangler Poland sp. z o.o.	0%	Poland
LeeWrangler France S.A.S.	0%	France
LeeWrangler Hellas IKE sole member	0%	Greece
LeeWrangler Hungary KFT	0%	Hungary
LeeWrangler Netherlands B.V.	0%	Netherlands
Czech Distribution Services s.r.o.	0%	Czech Republic
LeeWrangler Sweden AB	0%	Sweden
LeeWrangler Portugal Lda	0%	Portugal
UK Guarantee NewCo	0%	United Kingdom
LeeWrangler Spain S.L.U.	0%	Spain
LeeWrangler Netherlands Retail B.V.	0%	Netherlands
LeeWrangler Slovakia s.r.o.	0%	Slovakia
LeeWrangler Italy Holding S.r.l.	0%	Italy
LeeWrangler Germany GmbH	0%	Germany
LeeWrangler U.K. Limited	0%	United Kingdom
LeeWrangler Italy Retail S.r.l.	0%	Italy
LeeWrangler Italy S.r.l.	0%	Italy

SCHEDULE 4.19(a)

FINANCING STATEMENTS / FILING OFFICES

GRANTOR	FILING OFFICE
Kontoor Brands, Inc.	North Carolina
RETAIL PRODUCTIVITY MANAGEMENT, INC.	Delaware
VF Jeanswear Sales, Inc.	Delaware
VF Outlet, Inc.	Delaware
Kontoor Enterprises, LLC	Delaware
The H.D. Lee Company, Inc.	Delaware
R&R Apparel Company, LLC	Delaware
VFJ Ventures, LLC	Delaware
Wrangler Apparel Corp.	Delaware
Jeanswear Receivables, LLC	Delaware
Jeanswear Services, LLC	Delaware
Jeanswear Ventures, LLC	Delaware
VF Jeanswear Limited Partnership	Delaware

SCHEDULE 4.19(b)

MORTGAGE FILING JURISDICTIONS

None

v

SCHEDULE 6.12

POST-CLOSING OBLIGATIONS

1.

Within 20 Business Days of the Closing Date (or such longer period as the Administrative Agent may agree), deliver the Pledged Stock described in the Collateral Agreement with respect to 20X DE MEXICO S.A. de C.V., VFJ–CSS De Mexico, S.A. de C.V., The H.D. Lee Company, Inc., Retail Productivity Management, Inc., VF Jeanswear Sales, Inc., VF Outlet, Inc. and Wrangler Apparel Corp.

2.

Within 60 Business Days of the Closing Date (or such longer period as the Administrative Agent may agree), deliver to the Administrative Agent and the Collateral Agent insurance certificates and endorsements naming the Collateral Agent as additional insured or mortgagee and loss payee under the insurance policies of the Company and its Subsidiaries in accordance with the Collateral Agreement.

SCHEDULE 7.2(d)

INDEBTEDNESS

1. Debt of LEEWRANGLER APPAREL (CHINA) CO., LTD in the amount of CNY 63,000,000, borrowed under that certain CNY 200,000,000 credit facility with HSBC Bank and related Guarantee Agreement dated March 27, 2019 by and among V.F. Corportation (expected to be replaced by the Company) and HSBC Bank (China) Company Limited, with respect indebtedness of LEEWRANGLER APPAREL (CHINA) CO., LTD, in addition to such underlying indebtedness (not to exceed CMB 200,000,000 plus interest, fees, costs and expenses).

2. Trade LC Acceptances of VF Brands India Private Limited in the amount of INR 294,555,120, owed to HSBC Bank as of May 8, 2019.

3. Surety bonds in the aggregate amount of $15,827,809.20 issued by the Travelers Indemnity Company and Fianzas Atlas, S.A.

4. Outstanding hedges described below (all MTM values as of May 9, 2019):

Bank	Currency Pair	Total Notional	Exposure Currency	MTM Value in USD
HSBC	EUR/GBP	(23,791,768.70)	GBP	(188,654.75)
HSBC	USD/MXN	1,025,210,601.14	MXN	(1,021,853.51)
Goldman Sachs	USD/MXN	985,400,463.97	MXN	(1,031,116.00)
PNC	USD/CAD	47,684,150.00	USD	(114,862.76)
PNC	USD/MXN	342,000,000.00	MXN	(288,754.09)
JP Morgan	EUR/USD	46,141,826.60	USD	(170,234.89)
Barclays	EUR/USD	36,005,069.00	USD	119,503.00
Barclays	EUR/PLN	(37,705,922.00)	PLN	604.00
TD	EURK/SEK	(128,776,490.20)	SEK	38,388.57

				(2,656,980.43)

SCHEDULE 7.3(f)

LIENS

1.

Deposit Account Control Agreement, dated as of April 1, 2019, among Jeanswear Receivables, LLC, Wells Fargo Bank, National Association as Secured Party and Bank in connection with the Receivables Purchase Agreement dated as of April 1, 2019 by and among Jeanswear Receivables, LLC and Wells Fargo Bank, National Association.

2.	Those certain liens granted by VF Jeanswear Limited Partnership evidenced by UCC-1 Financing Statements filed with the Delaware Department of State with the following initial filing numbers:

•	2011 1362220

•	2015 4823521

•	2015 4823562

•	2016 7689274

•	2019 2230857

3.	Those certain liens granted by VF Outlet, Inc. evidenced by UCC-1 Financing Statements filed with the Delaware Department of State with the following initial filing numbers:

•	2014 2920312

•	2014 2855138

•	2015 03433516

4.	Those certain liens granted by Jeanswear Receivables, LLC evidenced by UCC-1 Financing Statements filed with the Delaware Department of State with initial filing number 2019 2230691.

8

SCHEDULE 7.3(m)

EXISTING RECEIVABLES FINANCING/EXISTING SUPPLY CHAIN FINANCING

1.	Receivables Purchase Agreement dated as of April 1, 2019 by and among Jeanswear Receivables, LLC and Wells Fargo Bank, National Association, and related documentation.

2.

Supply Chain Solutions Approved Invoice Master Buyer Agreement dated April 1, 2019 by and among The Hongkong and Shanghai Banking Corporation Limited, VF Jeanswear Limited Partnership and any additional Buyers named therein, and related documentation.

9

SCHEDULE 7.5

DISPOSITIONS

None.

10

SCHEDULE 7.8(h)

PERMITTED INVESTMENTS

1.	Investments by the Company and its Subsidiaries in Subsidiaries in connection with Schedule 4.15.

2.	Investments in respect of guarantees by the Company and its Subsidiaries in Schedule 7.2(d) above.

3.	WH Sourcing Note Receivable to KBI International Holdings, LLC

11

SCHEDULE 7.10

TRANSACTIONS WITH AFFILIATES

1.	Transition service expiring May 31, 2019 between Kontoor (Recipient) and VF (Service Provider)

2.	Sublease expiring September 30, 2020 between Kontoor (Sublessee) and VF (Sublessor)

3.	Sublease expiring February 28, 2031 between Kontoor (Sublessee) and VF (Sublessor)

4.	Sublease expiring December 31, 2021 between Kontoor (Sublessee) and VF (Sublessor)

5.	Transition service expiring July 31, 2024 between Kontoor (Recipient) and VF (Service Provider)

6.	Transition service expiring September 30, 2020 between Kontoor (Recipient) and VF (Service Provider)

7.	Sublease expiring February 28, 2021 between Kontoor (Sublessee) and VF (Sublessor)

8.	Sublease expiring April 30, 2020 between Kontoor (Sublessee) and VF (Sublessor)

9.	Sublease expiring March 31, 2025 between Kontoor (Sublessee) and VF (Sublessor)

10.	Lease expiring March 31, 2020 between Kontoor (lessee) and VF (lessor). VF owns the property.

11.	Sublease expiring April 30, 2020 between Kontoor (Sublessee) and VF (Sublessor)

12.	Sublease expiring September 01, 2020 between Kontoor (Sublessee) and VF (Sublessor)

13.	Commercial Services Agreement between Kontoor and VF regarding No.390 JianDe Road, ZhangPu Town, KunShan, JiangSu, China

14.	The subleases from members of the VF Group to members of the Kontoor Brands Group at the addresses set forth below:

	E&Y ID #	Address	City	Country
1.	346	Dublin - 1-2 Cope Street	Dublin	Ireland
2.	430	Alte Schönhauser Strasse 38	Berlin	Germany
3.	510	Rue de la Monnaie	Lille	France

12

SCHEDULE 7.13

NEGATIVE PLEDGES

None

13

EXHIBIT A-1

TO THE CREDIT AGREEMENT

FORM OF GUARANTEE AGREEMENT

GUARANTEE AGREEMENT

made by

KONTOOR BRANDS, INC.,

and

THE OTHER GUARANTORS FROM TIME TO TIME PARTIES HERETO

in favor of

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Dated as of May 17, 2019

ANNEX

Annex 1 Assumption Agreement

i

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of May 17, 2019, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of May 17, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kontoor Brands, Inc., a North Carolina corporation (the “Company”), Lee Wrangler International Sagl, a Società a Garanzia Limitata organized under the laws of Switzerland and a Subsidiary of the Company (“Lee Wrangler”), any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, and the Administrative Agent.

W I T N E S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally made and agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein;

WHEREAS, each Borrower is a member of an affiliated group of companies that includes each other Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement have been and will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Guarantors are engaged in related businesses, and each Guarantor derives and will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party.

“Guarantors”: the collective reference to each Guarantor (for the avoidance of doubt, including the Company but not Lee Wrangler or any other Foreign Subsidiary Borrower); provided that each Guarantor shall not be considered a Guarantor with respect to its Primary Obligations.

“Lender Hedge Agreements”: all Hedge Agreements between (i) the Company or any of its Subsidiaries and (ii) any Person who is, or was, a Lender (or any Affiliate of any Lender) (x) at the time the Hedge Agreement was entered into, with respect to any Hedge Agreement entered into after the Closing Date or (y) as of the Closing Date, with respect to any Hedge Agreement in effect as of the Closing Date, in the case of clauses (x) and (y), regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender (each Person described in this clause (ii), a “Lender Hedge Agreement Counterparty”).

“Obligations”: with respect to any Loan Party, the collective reference to its Primary Obligations and Guarantor Obligations.

“Primary Obligations”: (i) with respect to any Loan Party, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Loan Party (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any (x) Lender Hedge Agreement, any Lender Hedge Agreement Counterparty or (y) Lender Cash Management Obligations, any Lender Cash Management Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement, any Lender Cash Management Obligation or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement

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obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Loan Party pursuant to the terms of any of the foregoing agreements) and (ii) with respect to any Subsidiary that is not a Loan Party, the collective reference to the obligations and liabilities of such Subsidiary to the Administrative Agent, any Lender, any Affiliate of any Lender, any Lender Hedge Agreement Counterparty and any Lender Cash Management Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Lender Hedge Agreement, any Lender Cash Management Obligation or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise; provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Primary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Party”: the Collateral Agent, the Administrative Agent, the Lenders, the Lender Hedge Agreement Counterparties, the Lender Cash Management Counterparties, the beneficiaries of each indemnification obligation undertaken by any Grantor under the Loan Documents and any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

1.2 Other Definitional Provisions. (a) The other definitional and interpretive provisions of Sections 1.2, 1.3, 1.4 and 1.5 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 2. GUARANTEE. Except as otherwise provided herein or in Section 3.15(c) hereof or in Section 10.14 of the Credit Agreement:

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

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(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder (other than any Borrower with respect to its Primary Obligations) and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations (other than obligations in respect of Hedge Agreements or Cash Management Obligations or other contingent indemnity obligations not due and payable) and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e) No payment made by any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable), no Letter of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) and the Commitments are terminated.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

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2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Loan Parties on account of the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable), no Letter of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full (other than obligations under or in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable), such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Primary Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents, any Lender Hedge Agreement, any agreements evidencing the Lender Cash Management Obligations and any other documents executed and delivered in connection with the foregoing may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) or any applicable Secured Party, as the case may be, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative

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Agent or any other Secured Party for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Loan Party with Primary Obligations, or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any Lender Hedge Agreement, any agreement evidencing the Lender Cash Management Obligations, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Loan Party with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Loan Party with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Loan Party with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the applicable currency and at the relevant funding office as set forth in Section 2.19(e) of the Credit Agreement.

2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender). Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. MISCELLANEOUS

3.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement.

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3.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at the Company’s address in accordance with Section 10.2 of the Credit Agreement.

3.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 3.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

3.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents, any Lender Hedge Agreement or any agreement evidencing Lender Cash Management Obligations to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to subsection 10.5 of the Credit Agreement.

(d) The agreements in this Section 3.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents, the Lender Hedge Agreements and the agreements evidencing Lender Cash Management Obligations.

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3.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

3.6 Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party at any time and from time to time while an Event of Default pursuant to subsection 8(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such other Secured Party may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such other Secured Party hereunder and claims of every nature and description of the Administrative Agent or such other Secured Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such other Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such other Secured Party of the proceeds thereof; provided that (a) the failure to give such notice shall not affect the validity of such set-off and application and (b) to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations,” no amounts received from, or set-off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Administrative Agent and each other Secured Party under this Section 3.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such other Secured Party may have.

3.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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3.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

3.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

3.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.12 Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any other Secured Party or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

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(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

3.13 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, any Lender Hedge Agreement or any agreement evidencing Lender Cash Management Obligations and the relationship between the Guarantors, on the one hand, and the Administrative Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents, the Lender Hedge Agreements or the agreements evidencing Lender Cash Management Obligations or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

3.14 Additional Guarantors. Each Domestic Subsidiary that is not an Excluded Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary that is not an Excluded Subsidiary of an Assumption Agreement in the form of Annex 1 hereto. For the avoidance of doubt, only Domestic Loan Parties that are not Excluded Subsidiaries shall be parties to this Agreement.

3.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full (other than obligations under or in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable), the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender), this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

(b) At the request and sole expense of the Company, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement (provided that, if the other party to

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such transaction is the Company or a Subsidiary of the Company, the effect of such transaction is to cause such Subsidiary to become an Excluded Subsidiary in a transaction permitted under the Credit Agreement the primary purpose of which transaction is not to effect the release of such Guarantor or any other Guarantor from its obligations under the Loan Documents), including any releases requested in connection with any such transaction pursuant to Section 7.5 of the Credit Agreement, or such Subsidiary is no longer required by the Loan Documents to be (and the Company notifies the Administrative Agent that such Subsidiary shall no longer be) a Subsidiary Guarantor (including for any reason in Section 10.14 of the Credit Agreement); provided that the Company shall have delivered to the Administrative Agent, at least two Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and attaching the purchase or other sale agreement or identifying the sale or other disposition and the price thereof, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement.

(c) Notwithstanding anything herein to the contrary, this Agreement shall not apply and shall cease to be effective, without delivery of any instrument or performance of any act by any party, upon the occurrence and during the continuation of a Suspension Period Event; provided that this Agreement shall be automatically reinstated and shall become immediately effective, without delivery of any instrument or performance of any act by any party, at any time that the requirements of a Suspension Period Event are no longer satisfied.

3.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

3.17 Conversion of Currencies. The obligations of each Guarantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Guarantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Guarantors contained in this Section 3.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered.

KONTOOR BRANDS, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

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Acknowledged and Agreed as of the date hereof:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

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Annex 1

to Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of [    ] , 20[    ] , made by [    ] a [limited liability company][corporation][limited partnership] (the “Additional Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Kontoor Brands, Inc. (the “Company”), Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement (as defined below) from time to time parties thereto, the Lenders, and the Administrative Agent have entered into the Credit Agreement, dated as of May 17, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Company and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of May 17, 2019 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

15

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

16

EXHIBIT A-2

TO THE CREDIT AGREEMENT

FORM OF COLLATERAL AGREEMENT

COLLATERAL AGREEMENT

made by

KONTOOR BRANDS, INC.,

as Company,

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of May 17, 2019

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINED TERMS

Section 1.01. Definitions	1
Section 1.02. Other Definitional Provisions	6

ARTICLE 2
GRANTS OF SECURITY INTERESTS

Section 2.01. Grants of Security Interests	6

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01. Title; No Other Liens	7
Section 3.02. Perfected Security Interests	7
Section 3.03. Perfection Certificate	8
Section 3.04. [Reserved]	8
Section 3.05. Pledged Securities	8
Section 3.06. Commercial Tort Claims	8

ARTICLE 4
COVENANTS

Section 4.01. Delivery of Instruments and Certificated Securities	8
Section 4.02. Maintenance of Perfected Security Interests	8
Section 4.03. Changes in Locations, Name, etc.	8
Section 4.04. Notice	9
Section 4.05. Investment Property	9
Section 4.06. Intellectual Property	9
Section 4.07. Commercial Tort Claims	10
Section 4.08. Certification of Limited Liability Company and Limited Partnership Interest	10

ARTICLE 5
REMEDIAL PROVISIONS

Section 5.01. Investment Property, Including Pledged Stock	11
Section 5.02. Proceeds To Be Turned Over to Collateral Agent	12
Section 5.03. Application of Proceeds	12
Section 5.04. UCC and Other Remedies	12
Section 5.05. Grant of License to Use Intellectual Property	13

ARTICLE 6
THE COLLATERAL AGENT

Section 6.01. Collateral Agent’s Appointment as Attorney-in-fact, etc.	13
Section 6.02. Duty of Collateral Agent	15

i

SCHEDULES AND ANNEXES

Schedule 1.01	[Reserved]
Schedule 3.02	Perfection Matters

Exhibit A	Assumption Agreement
Exhibit B	Perfection Certificate

ii

COLLATERAL AGREEMENT

COLLATERAL AGREEMENT, dated as of May 17, 2019, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”), for the benefit of the Secured Parties.

RECITALS

Reference is made to that certain Credit Agreement, dated as of May 17, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kontoor Brands Inc., a North Carolina corporation (the “Company”), Lee Wrangler International Sagl, a Società a Garanzia Limitata organized under the laws of Switzerland and a Subsidiary of the Company, as a Subsidiary Borrower, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders (as defined in the Credit Agreement), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as provided herein.

ARTICLE 1 DEFINED TERMS

Section 1.01. Definitions.

(a) Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement or the Guarantee Agreement (as defined in the Credit Agreement), as applicable.

(b) Terms Defined in UCC. Each of the following terms are used herein as defined in the New York UCC: Accounts, Authenticate, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Accounts, Documents, Equipment, General Intangibles, Instruments, Inventory and Letter-of-Credit Rights.

(c) Additional Definitions. The following additional terms shall have the following meanings:

“Agreement” shall mean this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Closing Date” shall mean May 17, 2019.

“Collateral” shall mean, with respect to each Grantor, all of the following in which such Grantor now has or may hereafter acquire any right, title or interest: all Accounts, Chattel Paper, Commercial Tort Claims, Copyright Licenses, Copyrights, Deposit Accounts, Documents, Equipment, General Intangibles, Instruments, Intellectual Property, Intercompany Notes, Inventory, Investment Property, Letter-of-Credit Rights, Patents, Patent Licenses, Pledged Stock, Trademarks, Trademark Licenses and all other personal property, whether tangible or intangible, not described above in this definition, all books and records pertaining to any of the foregoing and, to the extent not otherwise included in the foregoing, all Proceeds and products of any and all of the foregoing and all collateral, guarantees and other supporting obligations given by any Person with respect to any of the foregoing; provided that Collateral shall in any event not include any Excluded Assets of such Grantor.

“Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Company” shall have the meaning set forth in the preamble hereto.

“Copyright License” shall mean, with respect to any Grantor, any written agreement naming such Grantor as licensee or licensor, or granting any right to or from such Grantor, in each case under any Copyright.

“Copyrights” shall mean, (i) all copyrights arising under United States, multinational or foreign laws or otherwise, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5(b)(i) to the Perfection Certificate), all registrations and recordings thereof, including, without limitation, all registrations, recordings in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Discharge of Secured Obligations” means (a) payment in full of the Loans, the Reimbursement Obligations and the other Obligations (other than obligations under or in respect of Lender Hedge Agreements or Lender Cash Management Obligations and other than contingent indemnity obligations not due and payable), (b) termination of the Commitments and (c) that no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender).

“Event of Default” shall mean any “Event of Default” under (and as such term is defined in) the Credit Agreement.

“Excluded Assets” shall mean, collectively, with respect to each Grantor, (i) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset (a) is prohibited by any contract, agreement, instrument or indenture governing such Intangible Asset, (b) would give any other party (other than the Company or any of its Subsidiaries) to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (c) is permitted only with the consent of another party (other than the Company or any of its Subsidiaries), if such consent has not been obtained (except, in the case of clauses (a), (b) and (c), to the extent such prohibition, right of termination, or requirement of consent, as applicable, is rendered ineffective by the applicable provisions of the New York UCC or other applicable law); (ii) “intent-to-use” or similar trademark applications filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (iii) any assets (including accounts established or managed for) in connection with a Supply Chain Financing or Cash Pooling Arrangement, (iv) accounts receivable and other assets transferred, pledged, factored, sold or purportedly transferred pursuant to, and in accordance with, a Permitted Receivables Financing and any Deposit Account that is used to hold collections on any of such accounts receivable and other assets,(v) any Company Stock, (vi) motor vehicles, airplanes and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a Uniform

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Commercial Code financing statement (or its equivalent in any applicable jurisdiction); (vii) the Capital Stock of (A) any Excluded Subsidiary that is not a Foreign Subsidiary or a CFC Holding Company and (B) any Foreign Subsidiary or CFC Holding Company in excess of 65% of the Capital Stock of such Foreign Subsidiary or CFC Holding Company); provided that no Grantor shall be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization; (viii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Company or any of its Subsidiaries) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (x) (a) Letter of Credit Rights (except to the extent such Letter of Credit Rights are supporting obligations in respect of Collateral and are automatically perfected by filing Uniform Commercial Code financing statements) and (b) Commercial Tort Claims less than $5 million, (xi) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined by the Company; (xii) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, fiduciary or accounts for administering foreign tax credit, any Deposit Account the funds in which consist solely of (a) funds held by the Company or any Subsidiary in trust for any director, officer or employee of Company or any Subsidiary or any employee benefit plan maintained by Company or any Subsidiary or (b) funds representing deferred compensation for the directors, officers and employees of the Company and its Subsidiaries; (xiii) fee interest in any real property having a value of less than $30 million, (xiv) any pledge or security interest prohibited or restricted by applicable law, rule or regulation or any agreement with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code) (with no requirement to obtain the consent of any governmental authority or third party), (xv) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary, (xvi) any assets owned by any Loan Party on the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Indebtedness incurred in connection with a Capital Lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets, (xviii) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining a security interest in such property or assets (including on account of

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any need to obtain consents or approvals, and the effect of the ability of the relevant Loan Party to conduct its operations and business in the ordinary course), as determined in good faith by the Parent Borrower and the Administrative Agent, are excessive in relation to the practical benefit afforded to the Secured Parties and (xviii) any property constituting aircraft, aircraft engines, satellites, ships or railroad rolling stock.

“Final Release Date”: shall mean the date on which the Discharge of Secured Obligations shall have occurred.

“Grantor” shall have the meaning set forth in the preamble hereto.

“Group Members” shall mean Company and its Subsidiaries.

“Guarantor Obligations” shall have the meaning provided in the Guarantee Agreement.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Patents, Trademarks, know-how, trade secrets, methods and processes, all registrations and applications for registration of any of the foregoing, all goodwill associated with any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercompany Loans” shall mean the collective reference to all loans and advances, whether or not evidenced by any promissory note or other instrument, made by any Grantor to any Subsidiary, other than such loans and advances in respect of which the pledge thereof would, in the good faith judgment of Company, result in adverse tax consequences to any Group Member.

“Intercompany Notes” shall mean any promissory note or other instrument evidencing an Intercompany Loan with a principal amount in excess of $5 million that may be issued to, or held by, any Grantor while this Agreement is in effect (including, without limitation, those promissory notes evidencing Intercompany Loans included on Schedule 4 to the Perfection Certificate); provided that no Foreign Subsidiary shall be obligated to pledge any promissory note or other instrument evidencing an Intercompany Loan to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Article 9 of the New York UCC (other than any Capital Stock of any Excluded Subsidiary excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Investment Property Issuer” shall mean with respect to any Investment Property, each issuer of such Investment Property.

“New York UCC” shall mean the UCC as from time to time in effect in the State of New York.

“Patent License” shall mean, with respect to any Grantor, any written agreement naming such Grantor as licensee or licensor, or granting any right to or from such Grantor, in each case under any Patent.

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“Patents” shall mean, (i) all letters patent of the United States and those arising under multinational or foreign laws or otherwise, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, those listed in Schedule 5(a) to the Perfection Certificate, (ii) all applications for letters patent of the United States and those arising under multinational or foreign laws, and all divisions, continuations and continuations-in-part thereof, including, without limitation, those listed in Schedule 5(a) to the Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Perfection Certificate” shall mean, with respect to each Grantor that is a Domestic Subsidiary that is not an Excluded Subsidiary, a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules contemplated thereby, and signed by an officer of the Company on behalf of such Grantor.

“Permitted Liens” shall mean Liens permitted under Section 7.3 the Credit Agreement.

“Pledged Securities” shall mean the collective reference to the Pledged Stock and the Intercompany Notes.

“Pledged Stock” shall mean the shares of Capital Stock listed on Schedule 3 to the Perfection Certificate, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, however, that in no event shall the Capital Stock of (A) any Excluded Subsidiary that is not a Foreign Subsidiary or a CFC Holding Company and (B) any Foreign Subsidiary or CFC Holding Company in excess of 65% of the Capital Stock of such Foreign Subsidiary or CFC Holding Company), in either case, constitute Pledged Stock hereunder and under the other Loan Documents.

“Primary Obligations” shall mean (i) with respect to any Grantor, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Grantor (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any (x) Lender Hedge Agreement (as defined in the Guarantee Agreement), any Lender Hedge Agreement Counterparty or (y) Lender Cash Management Obligations, any Lender Cash Management Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement, any Lender Cash Management Obligation or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Grantor pursuant to the terms of any of the foregoing agreements) and (ii) with respect to any Subsidiary that is not a Grantor, the collective reference to the obligations and liabilities of such Subsidiary to the Administrative Agent, any Lender, any Affiliate of any Lender, any Lender Hedge Agreement Counterparty and any Lender Cash Management Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Lender Hedge Agreement or any Lender Cash Management Obligation.

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“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Secured Obligations” shall mean with respect to any Grantor, the collective reference to its Primary Obligations and Guarantor Obligations.

“Secured Parties” shall mean the holders of the Secured Obligations, including, without limitation, the Collateral Agent, the Administrative Agent, the Lenders, the Lender Hedge Agreement Counterparties, the Lender Cash Management Counterparties, the beneficiaries of each indemnification obligation undertaken by any Grantor under the Loan Documents and any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

“Security Interests” shall have the meaning set forth in Section 2.01 hereto.

“Subsidiary Grantors” shall mean, collectively, each Grantor other than the Company.

“Trademark License” shall mean, with respect to any Grantor, any written agreement naming such Grantor as licensee or licensor, or granting any right to or from such Grantor, in each case under any Trademark.

“Trademarks” shall mean, (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers arising under United States, multinational or foreign laws or otherwise, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith in the United States Patent and Trademark Office, and all common-law rights related thereto, including, without limitation, those listed in Schedule 5(a) to the Perfection Certificate and (ii) the right to obtain all renewals thereof.

Section 1.02. Other Definitional Provisions.

(a) The words. “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE 2 GRANTS OF SECURITY INTERESTS

Section 2.01. Grants of Security Interests. Pursuant to this Agreement, each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, as security for such Grantor’s Secured Obligations, a security interest in all right, title and interest of such Grantor in all Collateral, whether now existing or hereafter acquired (the security interests granted hereby to secure the Secured Obligations, the “Security Interests”); provided that the Collateral shall in any event not include any Excluded Assets of such Grantor. Notwithstanding anything to the contrary

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in any Loan Document, no Grantor shall be required, nor shall the Collateral Agent be authorized, (A) to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdictions and any filing in any applicable real estate records in the United States with respect to any Mortgaged Property or any fixture relating to any Mortgaged Property, (y) any filing in the United States Copyright Office or the United States Patent and Trademark Office (and any successor office) with respect to Intellectual Property (and the Collateral Agent is further authorized to file such documents with the United States Patent and Trademark Office, the United States Copyright Office) or (z) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of stock certificates representing the Pledge Stock and Intercompany Notes with a fair market value in excess of $5 million, (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any Deposit Account, securities account or commodities account, or (C) to take any action in or required by a jurisdiction other than the United States or with respect to any asset located or titled outside of the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction).

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Collateral Agent and the Secured Parties that:

Section 3.01. Title; No Other Liens. Such Grantor owns or has rights in each item of its Collateral free and clear of any and all Liens or claims of others other than Permitted Liens. To the knowledge of each Grantor, no financing statement, security agreement, mortgage or other public notice, in any such case authorized by any such Grantor, with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed with respect to Permitted Liens.

Section 3.02. Perfected Security Interests.

(a) Each Security Interest, upon execution and delivery of this Agreement and completion of the filings and other actions specified on Schedule 3.02 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly executed form), will constitute valid, perfected (to the extent it can be perfected by the completion of such filings and other applicable actions under applicable law), separate and distinct security interests in all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) The Security Interests are prior to all other Liens on the Collateral except for other Permitted Liens which have priority over, or parity with, the Security Interests by to the extent not prohibited by the Credit Agreement; provided that no representations are made with respect to the requirements of any laws of any jurisdiction other than the United States or any State thereof with respect to the perfection or priority of the Security Interests.

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Section 3.03. Perfection Certificate. Such Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete in all material respects as of the date hereof.

Section 3.04. [Reserved].

Section 3.05. Pledged Securities. (a) The shares of Pledged Stock pledged by such Grantor in Schedule 3 to the Perfection Certificate, as of the Closing Date are directly beneficially owned by the Grantor.

(b) As of the Closing Date, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and non-assessable.

(c) Each of the Intercompany Notes scheduled on Schedule 4 to the Perfection Certificate, when issued, will constitute the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all liens or options in favor of, or claims of, any other Person, except Permitted Liens.

Section 3.06. Commercial Tort Claims. On the date hereof, all Commercial Tort Claims in an amount in excess of $5 million held by such Grantor are listed in Schedule 6 to the Perfection Certificate.

ARTICLE 4 COVENANTS

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the Closing Date until the Final Release Date:

Section 4.01. Delivery of Instruments and Certificated Securities. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Certificated Security, such Instrument or Certificated Security, in the case of Instruments, in an amount in excess of $5 million, shall be delivered to the Collateral Agent, duly indorsed to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

Section 4.02. Maintenance of Perfected Security Interests. Such Grantor shall maintain each of the Security Interests as perfected security interests having the priority described in Section 3.02 and shall take such actions as the Collateral Agent or the Required Lenders may reasonably request to defend the Security Interests against the claims and demands of all Persons whomsoever (other than with respect to claims and demands by the beneficiaries of any Security Interests granted or permitted hereunder).

Section 4.03. Changes in Locations, Name, etc. Such Grantor will not: (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Schedule 2 to the Perfection Certificate, or (ii) change its name, identity or corporate or other organizational structure, in each case, unless written notice of such change is

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furnished to the Collateral Agent in accordance with the terms of the Credit Agreement within 45 days (or such later period as the Collateral Agent agrees) after such change. Prior to such 45 day period (or later period), such Grantor shall deliver to the Collateral Agent additional financing statements and other documents that are necessary, or that are reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein.

Section 4.04. Notice. Promptly after having knowledge thereof, such Grantor will notify in writing the Collateral Agent, in reasonable detail, of any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect, in a material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

Section 4.05. Investment Property. (a) If such Grantor shall receive any certificate, money or property, in respect of the Capital Stock of any Investment Property Issuer pledged by a Grantor, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent, hold the same in trust for the Collateral Agent and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor (if required to perfect the Collateral Agent’s Lien over such Investment Property), to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations of such Grantor within 60 days (or later, if agreed to by the Collateral Agent) after receipt thereof, as required by Section 6.9 of the Credit Agreement. At all times while an Event of Default has occurred and is continuing, any sums paid upon or in respect of the Investment Property pledged by such Grantor upon the liquidation or dissolution of any Investment Property Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations of such Grantor, and in case any distribution of capital shall be made on or in respect of the Investment Property pledged by such Grantor or any property shall be distributed upon or with respect to the Investment Property pledged by such Grantor pursuant to the recapitalization or reclassification of the capital of any Investment Property Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations of such Grantor.

(b) In the case of each Grantor which is an Investment Property Issuer, such Investment Property Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Section 5.01(b) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.01(b) with respect to the Investment Property issued by it.

Section 4.06. Intellectual Property. (a) Schedule 5 of the Perfection Certificate lists all (i) Intellectual Property included in the Collateral consisting of United States Patents, Trademarks, Copyrights and (ii) exclusive Copyright Licenses included in the Collateral with respect to a registered United States Copyright under which a Grantor is a licensee, in each case as of the date hereof.

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(b) Such Grantor will notify the Collateral Agent and the Administrative Agent if it knows that any Intellectual Property owned by such Grantor that is material to Company and its Subsidiaries, taken as a whole (“Material Intellectual Property”), may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such adverse determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office) challenging such Grantor’s ownership of, or the validity of, any such Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(c) If during any fiscal year such Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) file an application for a Patent with the United States Patent and Trademark Office, or an application for the registration of any Trademark with the United States Patent and Trademark Office, (ii) otherwise acquire any Patent or Trademark issued by, registered with, or applied for in the United States Patent and Trademark Office, or any Copyright registered with the United States Copyright Office, or (iii) file a “Statement of Use” or an “Amendment to Allege Use” with respect to any intent-to-use Trademark application owned by such Grantor, such Grantor shall report such acquisition or filing to the Collateral Agent concurrently with the delivery of annual financial statements for such fiscal year as required by the Credit Agreement (or such later time as agreed to by the Collateral Agent) and execute and deliver, and authorize the Collateral Agent to record any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any such Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(d) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; provided that such Grantor may permit (i) the lapse or abandonment of any such Material Intellectual Property in the ordinary course of business or consistent with past practice or otherwise in accordance with the Company’s reasonable business judgment and (ii) the expiration of any Intellectual Property in accordance with its statutory term.

(e) In the event that any Material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions in accordance with the such Grantor’s reasonable business judgment to protect such Material Intellectual Property (which may include the grant of a license to such third party).

Section 4.07. Commercial Tort Claims. Each Grantor agrees that within 60 days (or such later date as agreed to by the Collateral Agent) of the identification of the existence of any Commercial Tort Claim in an amount in excess of $5 million, such Grantor shall notify the Collateral Agent of such Commercial Tort Claim, and shall execute such additional documents as shall be required to ensure that such Commercial Tort Claim is subject to each of the Security Interests hereunder. Unless otherwise agreed, the grant of a security interest in any such Commercial Tort Claim shall not prejudice the right of such Grantor to prosecute, enforce or exercise any of its rights in connection with such Commercial Tort Claim.

Section 4.08. Certification of Limited Liability Company and Limited Partnership Interest. Any equity interest in any limited liability company or limited partnership controlled by any Grantor and required to be pledged pursuant to this Agreement either (i) shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC, and

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shall be delivered to the Collateral Agent pursuant to Section 4.01 or (ii) not have elected to be treated as a “security” within the meaning of Article 8 of the New York UCC and shall not be represented by a certificate. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and required to be pledged pursuant this Agreement is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Agent, in accordance with Section 4.01.

ARTICLE 5 REMEDIAL PROVISIONS

Section 5.01. Investment Property, Including Pledged Stock. (a) Unless an Event of Default has occurred and is continuing and the Collateral Agent shall have given the notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights required by and pursuant to Section 5.01(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Investment Property, paid in the ordinary course of business of the relevant Investment Property Issuer, to the extent permitted under the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property.

(b) If an Event of Default has occurred and is continuing and the Collateral Agent shall give prior written notice (or, solely in the case of clause (ii), at least 3 Business Days’ notice) of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property pledged by a Grantor and make application thereof as specified in Section 5.03 hereof, and (ii) any or all of the Investment Property pledged by a Grantor shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may (but shall not be obligated to) during such period exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Investment Property Issuer or Investment Property Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Investment Property Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor or Secured Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. After all Events of Default have been cured or waived, each Grantor will have the right to exercise the voting and consensual rights that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 5.01(a).

(c) Each Grantor hereby authorizes and instructs each Investment Property Issuer of any Investment Property pledged by such Grantor hereunder to, provided that at least 3 Business Days’ notice has been given (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Investment Property Issuer shall be fully protected in so complying, and (ii) if an Event of Default has occurred and is continuing, pay any dividends or other payments with respect to such Investment Property directly to the Collateral Agent.

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Section 5.02. Proceeds To Be Turned Over to Collateral Agent. If an Event of Default shall have occurred and be continuing, all proceeds paid in respect of any Collateral received by any Grantor consisting of cash, checks and other similar items shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).

Section 5.03. Application of Proceeds.

All Proceeds of the Collateral received by the Collateral Agent hereunder shall be held and applied in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Secured Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

Section 5.04. UCC and Other Remedies. If an Event of Default has occurred and is continuing, the Collateral Agent, on behalf of the Secured Parties, may (but shall not be obligated to) exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions and prices as it may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.04, after deducting all reasonable costs and expenses of every kind incurred in

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connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in the order specified in Section 5.03, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Article 9 of the New York UCC, shall the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Section 5.05. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement, each Grantor, solely during the continuance of an Event of Default, hereby grants to the Collateral Agent a nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, exploit, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, solely in connection with Collateral Agent’s exercise of its rights to the Collateral and remedies under this Agreement during the continuance of such Event of Default; provided, however, that nothing in this Section 5.05 shall require a Grantor to grant any license that (a) violates the terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein, or (b) is prohibited by any Requirements of Law; provided further that such licenses to be granted hereunder (i) with respect to Trademarks, shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks and (ii) with respect to trade secrets, shall be subject to standard confidentiality obligations. The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided further that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE 6 THE COLLATERAL AGENT

Section 6.01. Collateral Agent’s Appointment as Attorney-in-fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact while an Event of Default has occurred and is continuing, with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice (but subject to Section 5.01(b)) to or assent by such Grantor, to do any or all of the following while an Event of Default has occurred and is continuing:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise as the Collateral Agent may deem as necessary for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers the Collateral Agent may reasonably deem necessary or desirable to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.04, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent may reasonably deem necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.01, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be paid by such Grantor to the Collateral Agent on demand.

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(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 6.02. Duty of Collateral Agent. (a) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Article 9 of the New York UCC or otherwise, shall be as provided in this Section 6.02. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) [Reserved].

(c) Neither the Collateral Agent nor the Administrative Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(d) The Collateral Agent shall be under no obligation to exercise any of its rights or powers vested in it by this Agreement (subject to any Applicable Intercreditor Agreement), at the request, order or direction of the Administrative Agent or any Secured Party, pursuant to the provisions of this Agreement, unless the Administrative Agent or any Secured Party shall have offered to the Collateral Agent security or indemnity satisfactory to the Collateral Agent against the losses costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees) which might be incurred therein or thereby.

(e) [Reserved].

(f) In exercising any right, power or discretion under this Agreement and any other Security Document, the Collateral Agent shall be entitled to seek the direction of the Administrative Agent.

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Section 6.03. Execution of Financing Statements. Pursuant to Article 9 of the New York UCC and any other applicable law, each Grantor authorizes the Collateral Agent to file or record, or cause to be filed or recorded, at such Grantor’s expense, financing statements and other filing or recording documents or instruments with respect to the Collateral now existing or hereafter created without the signature of such Grantor naming such Grantor as debtor and the Collateral Agent as secured party, in such jurisdictions as are necessary to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all assets” or a similar description in any such financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

ARTICLE 7 MISCELLANEOUS

Section 7.01. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by an instrument in writing executed by the Grantors and by the Collateral Agent.

Section 7.02. Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Grantor shall be addressed to such Subsidiary Grantor c/o Company and that any such notice, request or demand to or upon the Collateral Agent shall be addressed to the Collateral Agent at its notice address set forth in the Credit Agreement.

Section 7.03. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 7.04. Successors and Assigns. This Agreement shall be binding upon the successors and permitted assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent or as otherwise expressly permitted in the Credit Agreement.

Section 7.05. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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Section 7.06. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.07. Section Headings. The Section headings used in this Agreement are solely for convenience of reference only and shall not constitute a part of this Agreement or affect the meaning, construction or effect of any provision hereof.

Section 7.08. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7.09. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Security Document will prevent the Collateral Agent or any Secured Party from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against the Collateral or any other property of any Grantor in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor or such other party hereto at its address referred to in Section 7.02 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.09 any special, exemplary, punitive or consequential damages.

Section 7.10. Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Credit Agreement and the other Security Documents to which it is a party;

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(b) neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or the other Security Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by any of the Security Documents, or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

Section 7.11. Additional Grantors. Each Subsidiary of Company that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Exhibit A hereto in the time periods required by Section 6.9 of the Credit Agreement.

Section 7.12. Termination of Security Interests; Release of Collateral.

(a) The Security Interests shall terminate on the Final Release Date.

(b) Notwithstanding anything herein to the contrary, this Agreement shall not apply and shall cease to be effective, without delivery of any instrument or performance of any act by any party, upon the occurrence and during the continuation of a Suspension Period Event; provided that this Agreement shall be automatically reinstated and shall become immediately effective, without delivery of any instrument or performance of any act by any party, at any time that the requirements of a Suspension Period Event are no longer satisfied.

(c) [Reserved].

(d) (i) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by the Credit Agreement (but other than to any other Grantor), including pursuant to Section 7.5 thereof, (ii) so long as no Event of Default has occurred and is continuing, to the extent Collateral becomes “Excluded Assets” or constitutes assets of an Excluded Subsidiary in a transaction permitted under the Credit Agreement, (iii) if a transaction has been consented to pursuant to Section 10.1 of the Credit Agreement or (iv) if Collateral is transferred to a Foreign Subsidiary (other than a Foreign Subsidiary Borrower) pursuant to Section 7.5(r) of the Credit Agreement, then the Security Interests on such Collateral shall be automatically released upon the consummation of such sale, transfer or other disposition. The Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable or requested by the applicable Grantor to evidence the release of the Security Interests on such Collateral effected pursuant to this Section 7.12(d); provided that as a condition precedent to the execution of any such releases or other documents, the Company shall have delivered to the Collateral Agent, a written request for release identifying the relevant Grantor, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement.

(e) If (x)(i) all or a portion the Capital Stock of a Subsidiary Grantor shall be sold, transferred or otherwise disposed of (other than to any other Grantor), (ii) a Subsidiary Grantor shall enter into any merger, consolidation or amalgamation with a Person that is not a Grantor (and is not required to be a Grantor) and such Subsidiary Grantor is not the survivor of such merger,

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consolidation or amalgamation, or (iii) a Subsidiary Grantor shall liquidate, wind up or dissolve itself (or be liquidated or dissolved), in the case of each of clauses (i), (ii) and (iii) pursuant to a transaction not prohibited by the Credit Agreement, (y) a Subsidiary Grantor is designated an “Unrestricted Subsidiary” in accordance with Section 6.10 of the Credit Agreement and the definition of “Unrestricted Subsidiary” in the Credit Agreement or (z) a Subsidiary Guarantor is otherwise released from its obligations under the Guarantee Agreement in accordance with the terms of the Guarantee Agreement and/or the Credit Agreement, in each case such Subsidiary Grantor shall be automatically released from its obligations hereunder. The Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable or requested by the applicable Grantor to evidence the release of the Security Interests on such Collateral effected pursuant to this Section 7.12(e); provided that as a condition precedent to the execution of any such releases or other documents, the Company shall have delivered to the Collateral Agent, a written request for release identifying the relevant Grantor, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement.

(f) Upon the termination of any Security Interests in accordance with any of clauses (a), (d) and (e) above and upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, the Collateral shall be released from such Security Interests, all without delivery of any instrument or performance of any act by any party; provided that, to the extent such Collateral was released from the Security Interests upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, such Security Interests shall be automatically reinstated, granted and shall become immediately effective, all without delivery of any instrument or performance of any act by any party, at any time that the requirements of a Suspension Period Event are no longer satisfied. Upon the occurrence of the Final Release Date, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the relevant Grantors. At the request and sole expense of any Grantor following the Final Release Date, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(g) Upon the termination of any Security Interests in accordance with clause (a) above or upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, at the request and sole expense of any Grantor, the Collateral Agent shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination of the Security Interests; provided that, to the extent such Security Interests were terminated upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, within twenty (20) Business Days after the first date that the requirements of such Suspension Period Event are no longer satisfied, each Grantor shall (i) execute and deliver to the Collateral Agent such amendments to this Agreement or such other documents as are necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Collateral having at least the priority described in Section 3.02, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by this Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

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(h) The Collateral Agent will, at any time, upon the written instruction of the Administrative Agent, at the sole expense of the relevant Grantor, execute and deliver to the relevant Grantor all releases or other documents reasonably necessary or desirable for any release contemplated above in this Section 7.12 of the Security Interests securing the Secured Obligations with respect to which the Administrative Agent is the Administrative Agent in the Collateral specified by the Administrative Agent in such instruction; provided that, to the extent such Security Interests were released upon the occurrence and during the continuation of a Suspension Period Event in accordance with clause (b) above, within twenty (20) Business Days after the first date that such Suspension Period Event is no longer satisfied, each Grantor shall (i) execute and deliver to the Collateral Agent such amendments to this Agreement or such other documents as are necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Collateral having at least the priority described in Section 3.02, including the filing of Uniform Commercial Code financing statements in such United States jurisdictions as may be required by this Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(i) By acceptance of the benefits hereof, each Secured Party acknowledges and consents to the provisions of this Section 7.12, agrees that the Collateral Agent shall incur no liability whatsoever to any Secured Party for any release effected by the Collateral Agent in accordance with this Section 7.12 and agrees that the Administrative Agent shall not incur any liability whatsoever to any Secured Party for any release directed or consented to by it in accordance with the Credit Agreement.

(j) So long as no Event of Default has occurred and is continuing, if any Subsidiary becomes an Excluded Subsidiary in a transaction permitted under the Credit Agreement, the primary purpose of which transaction is not to effect the release of such Subsidiary from its obligations under the Loan Documents, (i) such Excluded Subsidiary shall be automatically released from its obligations hereunder as a Grantor, (ii) any Security Interest on the Capital Stock of such Excluded Subsidiary shall be automatically released except to the extent that this agreement otherwise permits a Security Interest on the Capital Stock of an Excluded Subsidiary and (iii) any Security Interest on the assets of such Excluded Subsidiary shall be automatically released.

Section 7.13. [Reserved]

Section 7.14. Waiver of Jury Trial. EACH OF THE GRANTORS, AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE COLLATERAL AGENT AND THE SECURED PARTIES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 7.15. Applicable Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted pursuant to this Agreement and the exercise of any right or remedy with respect thereto are subject to the provisions of an Applicable Intercreditor Agreement then in effect. In the event of any conflict or inconsistency between the provisions of any Applicable Intercreditor Agreement and this Agreement, the provisions of such Applicable Intercreditor Agreement shall control.

20

Section 7.16. The Administrative Agent. The Grantors and the Secured Parties acknowledge that when acting hereunder, including without limitation, when exercising any discretion or right to direct the Collateral Agent, the Administrative Agent shall be entitled to all of the rights, privileges, protections, immunities and benefits given to the Administrative Agent under the Credit Agreement, including, without limitation, its right to be indemnified.

Section 7.17. [Reserved].

Section 7.18. Extensions. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, the Collateral Agent may, at the direction of the Administrative Agent (which shall give such direction in the Administrative Agent’s sole discretion), grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets of any Loan Party (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date).

[SIGNATURE PAGES FOLLOW]

21

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above

KONTOOR BRANDS, INC.

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

22

JPMorgan Chase Bank, N.A., as
Collateral Agent

By:
Name:
Title:

23

Schedule 3.02

to Collateral Agreement

Perfection Matters

UCC-1s filed by the below Grantors, each in the filing office specified.

GRANTOR	FILING OFFICE
Kontoor Brands, Inc.	North Carolina

RETAIL PRODUCTIVITY MANAGEMENT, INC.	Delaware

VF Jeanswear Sales, Inc.	Delaware

VF Outlet, Inc.	Delaware

Kontoor Enterprises, LLC	Delaware

The H.D. Lee Company, Inc.	Delaware

R&R Apparel Company, LLC	Delaware

VFJ Ventures, LLC	Delaware

Wrangler Apparel Corp.	Delaware

Jeanswear Receivables, LLC	Delaware

Jeanswear Services, LLC	Delaware

Jeanswear Ventures, LLC	Delaware

VF Jeanswear Limited Partnership	Delaware

24

Exhibit A

to Collateral Agreement

ASSUMPTION AGREEMENT, dated as of [    ], 20[    ], made by [    ] (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., not individually but solely as Collateral Agent (the “Collateral Agent”) under the Collateral Agreement, dated as of May 17, 2019 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Kontoor Brands, Inc., a North Carolina corporation (the “Company”), certain Subsidiaries of Company parties thereto and the Collateral Agent.

W I T N E S E T H :

WHEREAS, Company and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Collateral Agreement in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Additional Grantor desires to become a party to the Collateral Agreement as a Grantor thereunder; and

WHEREAS, terms defined in the Collateral Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.11 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

25

Annex 1-A

to Assumption Agreement

Supplement to Schedule 3.02

26

Exhibit B

to Collateral Agreement

PERFECTION CERTIFICATE

[Attached]

27

EXHIBIT B

TO THE CREDIT AGREEMENT

FORM OF

COMPLIANCE CERTIFICATE

[For the Fiscal Quarter ending         ]

[For the Fiscal Year ending         ]

Pursuant to Section 6.2(b) of the Credit Agreement, dated as of [    ], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined unless otherwise defined), among KONTOOR BRANDS, INC. (the “Company”), LEE WRANGLER INTERNATIONAL SAGL, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, the undersigned, duly elected, qualified and acting Responsible Officer of the Company hereby certifies that:

As of the date hereof such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows:                                 .

The financial statements referred to in Section 6.1 of the Credit Agreement which have been delivered concurrently with the delivery of this Compliance Certificate fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the date of such financial statements, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments in the case of quarterly financial statements). Such financial statements have been prepared in accordance with GAAP applied consistently throughout the period involved and with prior periods (except as approved by a Responsible Officer and disclosed therein).

The covenants as listed and calculated in Attachment 1 are based on the financial statements referred to in Section 6.1 of the Credit Agreement which are delivered concurrently with the delivery of this Compliance Certificate.

[Attached hereto as Attachment 2 is a calculation of Excess Cash Flow for the most recent fiscal year.]1

[1]

To be included in any Compliance Certificate delivered in connection with annual financial statements pursuant to Section 6.1(a) of the Credit Agreement from and after the first full fiscal year ending after the Closing Date.

IN WITNESS WHEREOF, I have hereto set my name in my capacity as an officer of the Company.

Dated:

By:
Name:
Title: [ Responsible Officer of the Company]

Attachment 1

to Compliance Certificate

1. Total Leverage Ratio[2] (Section 7.1(a))

The ratio of

(i) The result of (x) Consolidated Total Debt as of the last day of the Test Period most recently completed less (y) Netted Cash as of the last day of the Test Period most recently completed

	$	___________

to (ii) Consolidated EBITDA of the Company and its Subsidiaries for the Test Period most recently completed	$	___________

Ratio: (must not be greater than [4.00][3] [4.50][4] to 1.00)		___________

2. Consolidated Interest Coverage Ratio (Section 7.1(b)) The ratio of (i) Consolidated EBITDA of the Company and its Subsidiaries for the Test Period most recently completed	$	___________

to (ii) Consolidated Interest Expense of the Company and its Subsidiaries for the Test Period most recently completed	$	___________

Ratio: (must not be less than 3.00 to 1.00)		___________

[2]	See Schedule 1 for calculations.
[3]	Select this option commencing with the Test Period for which the last fiscal quarter is the first full fiscal quarter ending after the Closing Date.
[4]

Select this option, at the written election of the Company not later than the date on which financial statements are required to be delivered pursuant to Section 6.1 in respect of the fiscal period in which a Material Acquisition is consummated, for each of the four succeeding Test Periods ending immediately following the consummation of such Material Acquisition (including the first Test Period ending after the consummation of such Material Acquisition) (the “Increased Test Periods”); provided, however, that, (1) the Total Leverage Ratio as at the last day of each of the two Test Periods immediately succeeding the last Increased Test Period shall be equal to or less than 4.00 to 1.00 (irrespective of whether any other Material Acquisition has been consummated during such period) and (2) the Company may make only two such elections during the term of the Credit Agreement.

Schedule 1 to Attachment 1

Compliance Certificate

Calculations

Consolidated Total Debt: for the Company and its Subsidiaries as of the last day of the most recently completed Test Period, without duplication, shall be:

the aggregate principal amount of debt of the Company and its Subsidiaries at such date in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any permitted Investment) consisting of:

(a) Indebtedness for borrowed money,

	$	_________

(b) obligations evidenced by notes, bonds (excluding surety bonds),	$	_________

(c) debentures or similar instruments (other than an operating lease, synthetic lease or similar arrangement),	$	_________

(d) purchase money indebtedness,	$	_________

(e) Capital Lease Obligations	$	__________

CONSOLIDATED TOTAL DEBT	$	__________

Netted Cash: for the Company and its Subsidiaries as of the most recently completed Test Period, without duplication, shall be:

the sum of

(a) the aggregate amount of all unrestricted cash and Cash Equivalents of the Company and its Domestic Subsidiaries as of such date,

	$	__________

(b) 80% of the unrestricted cash and Cash Equivalents of the Foreign Subsidiaries as of such date	$	__________

NETTED CASH	$	__________

Consolidated EBITDA: for the most recently completed Test Period with respect to the Company and its Subsidiaries:

Consolidated Net Income for such period	$	__________

plus the sum of (without duplication and to the extent deducted (and not added back) or not included in calculating Consolidated Net Income for such period)

(a) income tax expense,	$	__________

(b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness,	$	__________

(c) depreciation and amortization expense and impairment charges,	$	__________

(d) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness,	$	__________

(e) any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period),	$	__________

(f) restructuring charges and related charges,	$	__________

2

(g) pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies, in each case, related to any Specified Transaction consummated by the Company or any of its Subsidiaries and projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 18 months after the date any such Specified Transaction is consummated, and (ii) any pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies projected by the Company in good faith to result from actions either taken or expected to be taken (including in connection with any restructuring initiative, cost savings initiative, new initiative, business optimization activities, cost rationalization programs and/or similar initiatives or programs) within 18 months after the date of determination to take such action (any such pro forma adjustments, “run rate” cost savings, operating expense reductions or synergies set forth in clauses (i) and (ii), “Expected Cost Savings”) (in each case, calculated on a Pro Forma Basis as though the full recurring benefit of such Expected Cost Savings had been realized in full on the first day of such period); provided that (A) such Expected Cost Savings are reasonably identifiable and factually supportable, (B) no Expected Cost Savings shall be added pursuant to this clause (g) to the extent duplicative of any expenses or charges relating to such Expected Cost Savings that are included in clause (a) through (f) above or (h) through (s) below and (C) the aggregate amount of all adjustments pursuant to this clause (g) (other than to the extent permitted under Regulation S-X, which shall not be subject to the cap set forth in this proviso) shall not exceed 25% of Consolidated EBITDA (such percentage calculated before any amounts are added to Consolidated EBITDA pursuant to this clause (g)),

	$	__________

(h) cash expenses relating to customary earn outs and similar obligations to the extent constituting Indebtedness,	$	__________

(i) fees and the amount of loss or discount on the sale of accounts receivables and related assets in connection with a Permitted Receivables Financing,	$	__________

(j) any charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Company in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period),

	$	__________

(k) unrealized net losses in the fair market value of any arrangements under Hedge Agreements,	$	__________

(l) the amount of any cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back,

	$	__________

(m) the amount of any non-controlling interest or minority interest charge consisting of income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary	$	__________

3

(n) any other adjustments, exclusions and add-backs reflected in the financial model delivered to the Arrangers on or about [ ], 2019,	$	__________

(o) charges, expenses and costs in anticipation of, or preparation for, standalone compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges, expenses and costs in anticipation of, or preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Exchange Act, as applicable to companies with equity or debt securities held by the public and the rules of national securities exchange for companies with listed equity or debt securities, including listing fees,

	$	__________

(p) any costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Company or any of its subsidiaries, together with any related provision for taxes,

	$	__________

(q) consulting fees, advisory fees, financing fees incurred and taxes incurred or accrued in connection with the Distribution,	$	__________

(r) costs and expenses incurred in connection with the preparation, negotiation and delivery of the Loan Documents,	$	__________

(s) any net charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Company, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Company, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period,

	$	__________

The sum of (a) through (s), and	$	__________

minus the sum of (without duplication and to the extent included in the statement of Consolidated Net Income for such period) (a) interest income	$	__________

(b) any non-cash income,	$	__________

(c) unrealized net gains in the fair market value of any arrangement under Hedge Agreements.	$	__________

The sum of (a) through (c)	$	__________

CONSOLIDATED EBITDA	$	__________

Consolidated Interest Expense: for the most recently completed Test Period, the sum of:

4

(a) total cash interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness, (ii) any fees, including upfront fees, and any other fees and expenses associated or paid in connection with this Agreement or the consummation of the Transaction, (iii) annual agency fee, paid to the Administrative Agent, (iv) fees and expenses associated with any Investment permitted pursuant to Section 7.8 of the Credit Agreement or any issuance of Capital Stock or Indebtedness permitted hereunder (whether or not consummated), (v) any interest component relating to the accretion or accrual of discounted liabilities and (vi) any writeoff of unamortized debt issuance costs upon any prepayment of any Indebtedness), net of cash interest income.

	$	__________

CONSOLIDATED INTEREST EXPENSE	$	__________

5

Attachment 2

to Compliance Certificate

Excess Cash Flow

Excess Cash Flow: for any fiscal year, an amount equal to (a) the sum, without duplication, of:

(i) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Asset Sale or Recovery Events or the incurrence by the Company or any Subsidiary of any Indebtedness (other than any Indebtedness permitted to be incurred under Section 7.2 of the Credit Agreement)	$	__________

(ii) depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense or any deferred tax expense, deducted in determining such consolidated net income or loss for such fiscal year	$	__________

(iii) the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries increased during such fiscal year	$	__________

(iv) income tax expense, including penalties and interest, to the extent deducted in determining Consolidated Net Income for such period,	$	__________

(v) cash inflows in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period	$	__________

I. The sum of (a)(i) through (a)(v)	$	__________

minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash gains included in arriving at such Consolidated Net Income for such fiscal year	$	__________

(ii) the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries decreased during such fiscal year	$	__________

(iii) without duplication of any amounts that would reduce any Excess Cash Flow payment pursuant to Section 2.13(c) of the Credit Agreement, the sum of, in each case except to the extent financed with Long-Term Indebtedness, (x) the aggregate amount of Restricted Payments by the Company made in cash for such fiscal year pursuant to Section 7.6(b), 7.6(c), 7.6(g) (solely to the extent attributable to clause (a)(i) of the definition of Available Amount), 7.6 (h) and 7.6(o) of the Credit Agreement, (y) the aggregate amount of cash consideration paid during such fiscal year by the Company and its consolidated Subsidiaries to make acquisitions permitted by Section 7.8(j) and other Investments permitted pursuant to Section 7.8(d), 7.8(g), 7.8(j), 7.8(k), 7.8(l) (solely to the extent attributable to clause (a)(i) of the definition of Available Amount), 7.8(q), 7.8(u), 7.8(ee), 7.8(gg), 7.8(oo) and 7.8(rr) of the Credit Agreement (including contracted acquisitions and other Investments permitted pursuant to such Sections so long as (1) such amounts are contractually committed by the last day of the Company’s fiscal year for which

Excess Cash Flow is being calculated (the “ECF Calculation Year”), (2) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such ECF Calculation Year and (3) any amounts not utilized during the fiscal year immediately following such ECF Calculation Year shall be included in the calculation of Excess Cash Flow for the fiscal year immediately following such ECF Calculation Year) and (z) payments in cash made by the Company and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year	$	__________

(iv) Consolidated Scheduled Funded Debt Payments (except to the extent financed with Long-Term Indebtedness)	$	__________

(v) (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such period	$	__________

(vi) the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases, in each case, made in cash of (A) any Indebtedness and (B) the principal component of payments in respect of Capital Lease Obligations (in each case, excluding (x)(i) the Consolidated Scheduled Funded Debt Payments, (ii) Revolving Loans (including Incremental Revolving Loans), (iii) Term Loans, (including Loans under Incremental Term Facilities) and (iv) Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Refinancing Term Loans, Other Revolving Loans, Ratio Debt, Incurred Acquisition Debt and any other Indebtedness permitted under Section 7.2 of the Credit Agreement, in each case under this clause (iv), to the extent such debt is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations and (y) any payments or repurchases of revolving loans to the extent not accompanied by a permanent reduction in the commitments in respect thereof)	$	__________

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness (except to the extent financed with Long-Term Indebtedness) to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow	$	__________

(viii) cash payments made (to the extent not deducted in arriving at Consolidated Net Income) in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period	$	__________

(ix) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of any fee, loss, charge, expense, cost, accrual or reserve of any kind paid or payable in cash by the Company and its Subsidiaries during such period	$	__________

(x) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period	$	__________

(xi) the amount of any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset	$	__________

(xii) the amount of any tax obligation of the Company and/or any Subsidiary that is estimated in good faith by the Company as due and payable not later than the fiscal year immediately following such fiscal year (but is not currently due and payable) by the Company and/or any Subsidiary as a result of the repatriation (or deemed repatriation) of any dividend or similar distribution of net income of any Foreign Subsidiary to the Company and/or any Subsidiary; provided that the amount of any such tax obligation shall be included in the calculation Excess Cash Flow for any subsequent fiscal year during which (A) the Company determines such tax obligation is not payable or (B) such tax obligation is paid	$	__________

(xiii) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period	$	__________

II. The sum of (b)(i) through (b)(xiii)	$	__________

Excess Cash Flow (I minus II)	$	__________

EXHIBIT C

TO THE CREDIT AGREEMENT

FORM OF LEGAL OPINIONS

[On file with the Administrative Agent]

EXHIBIT D

TO THE CREDIT AGREEMENT

FORM OF

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of                 ,         , made by each signatory hereto (each, a “Subsidiary Borrower”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of [    ], 2019 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Kontoor Brands, Inc. (the “Company”), Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add Subsidiary Borrowers to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 2.29(a)(i) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. Each of the undersigned Subsidiaries of the Company, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a)	join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below;

(b)	be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower that is a [Domestic][Foreign Subsidiary] Borrower[, as applicable,] in the Credit Agreement; and

(c)	perform all obligations and duties required of it by the Credit Agreement.

2. Each of the undersigned Subsidiaries of the Company hereby represents and warrants that the representations and warranties with respect to it contained in Section 4 of the Credit Agreement and each of the other Loan Documents to which such Subsidiary of the Company is a party or which are contained in any certificate furnished by or on behalf of such Subsidiary of the Company are true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on the date hereof (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date).

3. The address, taxpayer identification number and jurisdiction of incorporation of each of the undersigned Subsidiaries of the Company is set forth in Annex I to this Joinder Agreement.

4. The Company hereby agrees and acknowledges that its guarantees contained in Section 2 of the Guarantee Agreement shall remain in full force and effect after giving effect to this Joinder Agreement.

5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY],
Dated: ,	as a Subsidiary Borrower

By:
Name:
Title:

[NAME OF SUBSIDIARY],
as a Subsidiary Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

KONTOOR BRANDS, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I

[Insert address, taxpayer identification number and jurisdiction of incorporation of each Subsidiary Borrower]

EXHIBIT E

TO THE CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Lender Affiliate of [identify Lender]]

3.	Borrowers:	Kontoor Brands, Inc., Lee Wrangler International Sagl and any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto

4.	Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of [ ], 2019, among Kontoor Brands, Inc., Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
1.	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Tranche A Term Loan,” “Tranche B Term Loan,” “Revolving Commitment” or “Swingline Commitment”).

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

Consented to and Accepted:1

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[JPMORGAN CHASE BANK, N.A.], as Issuing Lender

By:
Title:

[BARCLAYS BANK PLC], as Issuing Lender

By:
Title:

[BANK OF AMERICA, N.A.], as Issuing Lender

By:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION], as Issuing Lender

By:
Title:

[1]	To be added only if the consent of the Administrative Agent, Issuing Lender and/or Swingline Lender is required by the terms of the Credit Agreement.

[HSBC BANK USA, NATIONAL ASSOCIATION], as Issuing Lender

By:
Title:

[JPMORGAN CHASE BANK, N.A.][1], as a Swingline Lender

By:
Title:

Consented to:[2]

KONTOOR BRANDS, INC.

By
Title:

LEE WRANGLER INTERNATIONAL SAGL

By
Title:

[1]

JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as the lender of Swingline Loans denominated in U.S. Dollars, or JPMorgan Chase Bank, N.A., London Branch, an Affiliate of JPMCB, in its capacity as the lender of Swingline Loans denominated in Euros.

[2]

Consent of the Borrowers required pursuant to Section 10.6(c) of the Credit Agreement. Add other Subsidiary Borrowers if applicable. Solely with respect to Term Loans, each Borrower shall be deemed to have consented to the assignment contemplated hereby if it does not object by written notice to the Administrative Agent within ten Business Days after receipt of written notice thereof.

ANNEX 1

to Assignment and Assumption

The Credit Agreement, dated as of [    ], 2019, among Kontoor Brands, Inc., Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of each Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by each Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

TO THE CREDIT AGREEMENT

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [    ], 2019 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Kontoor Brands, Inc. (the “Company”), Lee Wrangler International Sagl any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [    ], 2019 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Kontoor Brands, Inc. (the “Company”), Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [    ], 2019 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Kontoor Brands, Inc. (the “Company”), Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

[FORM OF]

U.S. TAX EXEMPTION CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [    ], 2019 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Kontoor Brands, Inc. (the “Company”), Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Domestic Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Domestic Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT G

TO THE CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [    ]

Reference is made to Credit Agreement, dated as of [    ], 2019 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Kontoor Brands, Inc. (the “Company”), Lee Wrangler International Sagl, any other Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section 5.1(j) of the Credit Agreement.

Solely in my capacity as a Responsible Officer of the Company and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving pro forma effect to the consummation of the Transactions:

1.

The amount of the “present fair saleable value” of the assets of the Loan Parties, on a consolidated basis, will, as of such date, exceed the amount of all “liabilities of such Persons, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

2.

The present fair saleable value of the assets of the Loan Parties, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay the probable liability of the Loan Parties, on a consolidated basis, on its debts as such debts become absolute and matured.

3.	The Loan Parties, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business.

4.	The Loan Parties, on a consolidated basis, will be able to pay their debts as they mature.

For purposes of this Certificate, (i) “debt” means liability on a “claim,” (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability in the ordinary course of business.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

KONTOOR BRANDS, INC.

By:

EXHIBIT H

TO THE CREDIT AGREEMENT

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[Attached]